                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-67846
PROSPECTUS

                               OFFER TO EXCHANGE

 All Outstanding Unregistered 7.82% Pass Through Certificates, Series 2001-A-1

                                      for

          Registered 7.82% Pass Through Certificates, Series 2001-A-1

                                      of

                Ahold Lease Series 2001-A-1 Pass Through Trust

                                      and

 All Outstanding Unregistered 8.62% Pass Through Certificates, Series 2001-A-2

                                      for

          Registered 8.62% Pass Through Certificates, Series 2001-A-2

                                      of

                Ahold Lease Series 2001-A-2 Pass Through Trust

                          Payable from rents paid by

                           Ahold Lease U.S.A., Inc.,

                                 guaranteed by

                     Koninklijke Ahold N.V. (Royal Ahold)

                 The exchange offer will expire at 5:00 p.m., New York City time, on Thursday, September 20, 2001, unless extended.

   Terms of the exchange offer:

  . Ahold Lease Series 2001-A-1 Pass Through Trust will issue up to $313,665,000 fully accreted aggregate principal amount of new 7.82% pass through certificates, series 2001-A-1, in exchange for a like fully accreted aggregate principal amount of its outstanding 7.82% pass through certificates, series 2001-A-1, validly tendered and not properly withdrawn prior to the expiration of the exchange offer.
  . Ahold Lease Series 2001-A-2 Pass Through Trust will issue up to $250,720,000 fully accreted aggregate principal amount of new 8.62% pass through certificates, series 2001-A-2, in exchange for a like fully accreted aggregate principal amount of its outstanding 8.62% pass through certificates, series 2001-A-2, validly tendered and not properly withdrawn prior to the expiration of the exchange offer.
  . The terms of the new 7.82% pass through certificates, series 2001-A-1, will be substantially identical to those of the outstanding 7.82% pass through certificates, series 2001-A-1, except that the transfer restrictions relating to the outstanding 7.82% pass through certificates, series 2001-A-1, do not apply to the new 7.82% pass through certificates, series 2001-A-1.
  . The terms of the new 8.62% pass through certificates, series 2001-A-2, will be substantially identical to those of the outstanding 8.62% pass through certificates, series 2001-A-2, except that the transfer restrictions relating to the outstanding 8.62% pass through certificates, series 2001-A-2, do not apply to the new 8.62% pass through certificates, series 2001-A-2.
  . You may withdraw tenders of outstanding pass through certificates at any time prior to the expiration of the exchange offer.
  . The exchange of outstanding pass through certificates will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the heading "Certain United States Federal Income Tax Consequences."
  . Royal Ahold and Ahold Lease U.S.A., Inc. will not receive any proceeds from this exchange offer.
  . None of the outstanding pass through certificates or the new pass through certificates represent obligations of Royal Ahold or any of its affiliates or subsidiaries. This prospectus does not relate to the issuance by Royal Ahold of any securities as defined in Section 1 of the Securities Transactions (Supervision) Act 1995 ("Wet Toezicht Effectenverkeer 1995").
  . There is no established trading market for the new pass through certificates or the outstanding pass through certificates. Royal Ahold and Ahold Lease U.S.A., Inc. do not intend to apply for listing of the new pass through certificates on any national securities exchange or for quotation through the Nasdaq National Market.

                               -----------------

    See risk factors beginning on page 16 for a discussion of risks you should consider before you tender your outstanding pass through certificates.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

   Each broker-dealer that receives new pass through certificates for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new pass through certificates. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new pass through certificates received in exchange for outstanding pass through certificates where such outstanding pass through certificates were acquired by such broker-dealer as a result of market-making activities or other trading activities. Royal Ahold and Ahold Lease U.S.A., Inc. have agreed that, starting on the expiration date, as defined in this prospectus, and ending on the close of business 180 days after the expiration date, they will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                               -----------------

                The date of this prospectus is August 22, 2001

                               TABLE OF CONTENTS


                                                        Page
                                                        ----
Summary of Prospectus..................................   1
Risk Factors...........................................  16
Ratios of Earnings to Fixed Charges....................  18
The Exchange Offer.....................................  19
Royal Ahold............................................  29
Ahold Lease............................................  36
Capitalization of Royal Ahold..........................  37
Selected Financial Information of Royal Ahold..........  38
Selected Financial and Other Information of Ahold Lease  41
The Properties.........................................  44
Use of Proceeds........................................  46
Description of Payment Flows...........................  47
Description of the Pass Through Certificates...........  48
Description of the Secured Notes.......................  64
Description of the Leases..............................  77
Description of the Guarantees..........................  85
Registration Rights....................................  86
Certain Bankruptcy Law Considerations..................  89
Certain United States Federal Income Tax Consequences..  91
Certain ERISA Considerations...........................  97
Environmental Law Considerations....................... 101
Ratings................................................ 102
Legal Matters.......................................... 102
Experts................................................ 102
Plan of Distribution................................... 103
Notice to Investors.................................... 103
Index to Financial Statements of Ahold Lease........... F-1

                          FORWARD-LOOKING STATEMENTS

   Certain statements contained in this prospectus or incorporated by reference into this prospectus are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by those sections.

   Those statements include, but are not limited to:

   . statements as to expected increases in net sales, operating results, market shares and certain expenses;

   .   estimations of euro conversion costs and impact of non-compliance;

   . expectations as to improved productivity levels and as to the savings from new projects and programs;

   .   expectations with respect to opportunities for expansion and growth;

   . estimates and financial targets in respect of net earnings growth and net earnings per share;

   . expectations as to the completion of announced acquisitions, synergies to be realized from new acquisitions and the impact on Royal Ahold's operating results; and

   .   statements as to the expected outcome of legal proceedings.

   These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in any forward-looking statements are discussed in Royal Ahold's annual report on Form 20-F for the fiscal year ended December 31, 2000, which is incorporated by reference into this prospectus, and include:

   . the effect of general economic conditions and changes in interest rates in the countries in which Royal Ahold operates;

   . difficulties encountered in converting to euros and unanticipated costs during the transition;

   . increases in competition in the markets in which Royal Ahold's subsidiaries and partnerships operate and changes in marketing methods utilized by competitors;

   . difficulties encountered in the integration of new acquisitions and partnerships and unanticipated costs, diversion of management's attention and loss of personnel that could result;

   . fluctuations in exchange rates between the euro and the other currencies in which Royal Ahold's assets, liabilities and operating results are denominated, in particular, the dollar; and

   .   unusual items and changes in Dutch GAAP accounting principles.

   Many of these factors are beyond Royal Ahold's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements.

   Neither Royal Ahold's independent auditors, nor any other independent accountants have compiled, examined or performed any procedures, with respect to the prospective financial information contained in this prospectus, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

                             ABOUT THIS PROSPECTUS

   This prospectus forms a part of a registration statement that Royal Ahold and Ahold Lease filed with the SEC on Form F-4 and Form S-4 under the Securities Act in connection with the offering of the new pass through certificates. You will find additional information about Royal Ahold, Ahold Lease and the new pass through certificates in the registration statement. You should read this prospectus together with the additional information described under the caption "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   Royal Ahold files annual reports on Form 20-F, reports on Form 6-K and other information with the SEC. Ahold Lease is an indirect wholly owned subsidiary of Royal Ahold. Ahold Lease is currently not subject to the periodic reporting requirements of the Securities Exchange Act but will become subject to those requirements in connection with the exchange offer. Accordingly, Ahold Lease will file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC as long as it is required to do so under the Securities Exchange Act. As permitted by the rules under the Securities Exchange Act, if at the end of fiscal 2001 there are less than 300 holders of record of the exchange certificates, Ahold Lease intends to cease filing these reports and other information with the SEC with respect to periods after fiscal 2001.

   You may read and copy any document Royal Ahold files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Ahold Lease's SEC filings also will be available to the public from commercial document retrieval services and at the Internet world wide website maintained by the SEC at www.sec.gov.

   Royal Ahold incorporates by reference into this prospectus the information in the documents that it files with the SEC, which means that Royal Ahold is disclosing important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Royal Ahold incorporates by reference into this prospectus the documents listed below:

   . its annual report on Form 20-F for the fiscal year ended December 31, 2000;

   . its reports on Form 6-K dated January 3, 2001, January 25, 2001, January 26, 2001, February 21, 2001, April 3, 2001, April 4, 2001, April 9,
       2001, June 13, 2001, July 2, 2001, July 9, 2001 and July 16, 2001; and

   . any future reports on Form 6-K that indicate that they are incorporated into this prospectus that Royal Ahold may file with the SEC under the Securities Exchange Act until the exchange offer is completed.

   Royal Ahold will furnish to the pass through trustees its annual reports on Form 20-F and its reports on Form 6-K that it files with the SEC, for so long as the outstanding pass through certificates or the new pass through certificates remain outstanding. Ahold Lease will furnish, upon request, to the pass through trustees its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K that it files with the SEC, for so long as the outstanding pass through certificates or the new pass through certificates remain outstanding and as long as it is required to file such reports under the Securities Exchange Act.

   The annual report on Form 20-F prepared by Royal Ahold will include audited consolidated financial statements of Royal Ahold prepared under Dutch generally accepted accounting principles, including a reconciliation in accordance with U.S. generally accepted accounting principles.

   Unless the context requires otherwise, all references in this document to "this prospectus" include all documents incorporated by reference into this prospectus.

   Ahold Lease incorporates by reference into this prospectus the information that it files with the SEC. Information that it files with the SEC after the date of this prospectus will update and supersede the information in this prospectus. Ahold Lease incorporates by reference any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the exchange offer is completed.

Requests for Documents

   You may request a copy of these documents at no cost to you, by writing or telephoning Royal Ahold or Ahold Lease at the following addresses:

       Director of Investor Relations
       Royal Ahold
       P.O. Box 3050
       1500 HB Zaandam
       The Netherlands
       Tel: 011 (31-75) 659-5813
       Fax: 011 (31-75) 659-8359

       Ahold Lease U.S.A., Inc.
       c/o Ahold U.S.A., Inc.
       14101 Newbrook Drive
       Chantilly, VA 20151
       Tel: (703) 961-6000
       Attention: Chief Financial Officer

   If you request any incorporated documents from Royal Ahold or Ahold Lease, these documents will be mailed to you by first-class mail, or by another equally prompt means, within one business day after Royal Ahold or Ahold Lease receives your request. At the time of your request, you must clearly indicate that you are requesting these documents in connection with the exchange offer. However, in order to obtain timely delivery of these documents, you must make your request no later than five business days before the expiration date.

Reliance on Information

   You should rely only on the information incorporated by reference into or provided in this prospectus. Neither Royal Ahold nor Ahold Lease has authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                    LIMITATIONS ON ENFORCEMENT OF U.S. LAWS
                AGAINST ROYAL AHOLD, ITS MANAGEMENT AND OTHERS

   Royal Ahold is a foreign corporation, and a substantial number of the members of its management, as well as some of the experts referred to in this prospectus, are residents of The Netherlands or other countries outside the United States. As a result, you should note that it may be difficult or impossible to serve legal process on Royal Ahold, members of its management, or the experts, and to force them to appear in a court. It also may be difficult or impossible to enforce a judgment of a U.S. court against any of these parties, or to enforce a judgment of a foreign court against any of these parties in the United States. Finally, a Netherlands court may refuse to allow an original action based on U.S. securities laws.

   The United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. As a result, a civil judgment by a U.S. court would not necessarily be enforceable in The Netherlands.

                     PRESENTATION OF FINANCIAL INFORMATION

   As used in this prospectus and the documents incorporated by reference into this prospectus, the term "Royal Ahold" refers to Koninklijke Ahold N.V. and its subsidiaries unless the context otherwise requires.

   Royal Ahold's consolidated financial statements are prepared under Dutch GAAP. For a discussion of the principal material differences between Dutch GAAP and U.S. GAAP relevant to Royal Ahold, see note 23 to Royal Ahold's audited consolidated financial statements included in Royal Ahold's annual report on Form 20-F for the fiscal year ended December 31, 2000, which is incorporated by reference into this prospectus.

   As used in this prospectus, the terms "fiscal year" and "fiscal" refer to Royal Ahold's fiscal year, which generally consists of 52 weeks and ends on the Sunday nearest to December 31 of each calendar year. Fiscal 2001 will contain 52 weeks and will end on December 30, 2001. Fiscal 2000 and fiscal 1999 each contained 52 weeks and ended on December 31, 2000 and January 2, 2000 respectively. Fiscal 1998 contained 53 weeks and ended on January 3, 1999. Fiscal 1997 and fiscal 1996 each contained 52 weeks and ended on December 28, 1997 and December 29, 1996 respectively. The term "first quarter of 2000" refers to the 16-week period ended on April 23, 2000, the term "second quarter of 2000" refers to the 12-week period ended on July 16, 2000 and the term "third quarter of 2000" refers to the 12-week period ended on October 8, 2000. The terms "fourth quarter of 2000," "fourth quarter of 1999" and "fourth quarter of 1998" refer to the 12-week period ended on December 31, 2000, the 12-week period ended on January 2, 2000 and the 13-week period ended on January 3, 1999, respectively. The term "first quarter of 2001" refers to the 16-week period ended on April 22, 2001 and the term "first half of 2001" refers to the 28-week period ended on July 14, 2001.

   As used in this prospectus, "guilder" and "NLG" refer to the Dutch guilder, "dollar" and "$" refer to the U.S. dollar and "euro" and "EUR" refer to the new single unified currency that was introduced in connection with the European Economic and Monetary Union in The Netherlands and the other participating member states of the European Union on January 1, 1999. Royal Ahold has adopted the euro as its reporting currency effective fiscal 1999. Effective January 1, 1999, the official exchange rate of the euro has been fixed at a rate of EUR
1.00 = NLG 2.20371. Royal Ahold's financial statements for fiscal years prior to fiscal 1999 and certain other data included in this prospectus were originally stated in guilders, but have been translated to euros using the fixed exchange rate of EUR 1.00 = NLG 2.20371.

   As a significant portion of Royal Ahold's business is based in the United States, exchange rate fluctuations between the euro, or the guilder for fiscal years prior to fiscal 1999, and the dollar are among the factors that have influenced year-to-year comparability of consolidated net earnings and shareholders' equity. The weighted average rates of the dollar per euro used in preparation of Royal Ahold's consolidated financial statements were:

   .   $0.9171 for the first quarter of 2001;

   .   $0.9232 for fiscal 2000;

   .   $1.0638 for fiscal 1999;

   .   $1.1100 for fiscal 1998;

   .   $1.1303 for fiscal 1997; and

   .   $1.3069 for fiscal 1996.

   The period end rates of the dollar per euro applied to balances in Royal Ahold's consolidated financial statements were:

   .   $0.9022 as of April 22, 2001;

   .   $0.9424 as of December 31, 2000;

   .   $1.0075 as of January 2, 2000;

   .   $1.1685 as of January 3, 1999;

   .   $1.1013 as of December 28, 1997; and

   .   $1.2600 as of December 29, 1996.

   The rates for fiscal years prior to fiscal 1999 included above were translated from the originally used guilder rate to euros using the fixed rate of EUR 1.00 = NLG 2.20371.

                             SUMMARY OF PROSPECTUS

   The following is a summary of material information contained elsewhere in this prospectus. This summary does not include all of the terms of the new pass through certificates, as described below, and does not contain all of the information you should consider before participating in the exchange offer or making your investment decision. You should read the entire prospectus and the documents incorporated by reference into this prospectus.

Background

   As part of the leveraged lease transactions described below, the Ahold Lease 2001-A pass through trusts issued on February 12, 2001 the 7.82% pass through certificates, series 2001-A-1, referred to in this prospectus as the outstanding A-1 pass through certificates, and the 8.62% pass through certificates, series 2001-A-2, referred to in this prospectus as the outstanding A-2 pass through certificates. The outstanding A-1 pass through certificates and the outstanding A-2 pass through certificates, collectively referred to in this prospectus as the outstanding pass through certificates, were issued in an offering which was not registered under the Securities Act of 1933 pursuant to Rule 144A under the Securities Act. In connection with that offering, Royal Ahold, Ahold Lease U.S.A., Inc. and Salomon Smith Barney Inc. and Morgan Stanley & Co. Incorporated, as initial purchasers of the outstanding pass through certificates, entered into a registration rights agreement in which Royal Ahold and Ahold Lease agreed, among other things, to make this offer to exchange (1) the outstanding A-1 pass through certificates for the new 7.82% pass through certificates, series 2001-A-1, referred to in this prospectus as the new A-1 pass through certificates, that are registered under the Securities Act and (2) the outstanding A-2 pass through certificates for the new 8.62% pass through certificates, series 2001-A-2, referred to in this prospectus as the new A-2 pass through certificates, that also are registered under the Securities Act. The new A-1 pass through certificates and the new A-2 pass through certificates are collectively referred to in this prospectus as the new pass through certificates. The outstanding pass through certificates and the new pass through certificates are collectively referred to in this prospectus as the pass through certificates.

   The proceeds of the issuance of the outstanding pass through certificates financed a portion of the purchase price of various interests in 46 commercial properties, including the acquisition of fee interests, estates for years and leasehold interests in the properties, that were purchased from affiliates of Royal Ahold and leased to Ahold Lease in 46 separate leveraged lease transactions. Each of the leases is a "bondable" triple net lease. The obligation of Ahold Lease to pay basic rent under each lease is absolute and unconditional. Ahold Lease also is responsible for all property taxes, operating costs, ground rent and all charges, fees, utilities, insurance and expenses, including repair and maintenance costs associated with the use, possession, control and operation of the properties. The purchasers of the interests in the properties, which are the lessors under the leases, are newly-formed, single purpose entities in which third party equity investors, referred to in this prospectus as equity participants, own all of the interests.

   In connection with each lease, the relevant lessor has issued and sold a series A-1 secured note to the pass through trust issuing the outstanding A-1 pass through certificates and the new A-1 pass through certificates and a series A-2 secured note to the pass through trust issuing the outstanding A-2 pass through certificates and the new A-2 pass through certificates. Each lessor used the proceeds from its issuance of secured notes to finance on average approximately 86% of the purchase price of the interest in the property being purchased by that lessor and related costs. After taking into account the full accretion of the principal amount of the secured notes to the dates on which they began to accrue interest payable in cash, the secured notes represented no more than 93% of the purchase price of the interest in the property purchased by that lessor and related costs. Each lessor issued a series A-1 secured note and a series A-2 secured note under a related secured note indenture with First Union National Bank, First Union National Bank of Delaware or Wells Fargo Bank Minnesota, National Association, as indenture trustee, and all secured notes issued under that secured note indenture rank equally with each other. The security for the secured notes of each lessor includes:

    . A first priority mortgage lien on and security interest in the related interest in the property;

    . A first priority assignment of the lessor's rights under the related lease, including an assignment of the right to receive rents, other than certain payments owed to the lessor or others and subject to certain rights that are shared with the lessor or others; and

    . A first priority assignment of the lessor's rights under the related guarantee of Royal Ahold, other than certain payments owed to the lessor or others and subject to certain rights that are shared with the lessor or others.

   The trust property of each of the pass through trusts includes the related series of secured notes of the lessors. The indenture trustees hold the mortgages on the interests in the properties and the assignments of the related leases and guarantees. Each indenture trustee will receive directly the amounts payable under the relevant lease as rent and apply those amounts to payments due from the relevant lessor on its series A-1 secured note and its series A-2 secured note under the relevant secured note indenture. See "Description of the Pass Through Certificates" and "Description of the Secured Notes."

   The relevant pass through trustee will distribute the payments it receives on the secured notes to the relevant holders of the underlying pass through certificates. A holder of outstanding A-1 pass through certificates or new A-1 pass through certificates will receive distributions only from payments made on the series A-1 secured notes. A holder of outstanding A-2 pass through certificates or new A-2 pass through certificates will receive distributions only from payments made on the series A-2 secured notes. The secured notes, and as a result, the outstanding pass through certificates are, and the new pass through certificates will be, nonrecourse obligations that are payable only out of the rental payments under the related leases, the proceeds of the sale or refinancing of the interests in properties and any payments under the related Royal Ahold guarantees. Any shortfalls in the amounts paid on the secured notes relating to any interest in a property with respect to principal, interest or other amounts will be allocated pro rata between the series A-1 secured note and the series A-2 secured note relating to that interest in the property and cannot be made up from any excess with respect to the secured notes secured by any other interest in any property. In such an event, the amounts distributed on the outstanding and new A-1 pass through certificates and outstanding and new A-2 pass through certificates will be correspondingly reduced. See "Description of the Pass Through Certificates" and "Description of the Secured Notes."

                              The Exchange Offer

Outstanding Pass Through
  Certificates                .   13,665,000 fully accreted principal amount of
                                  the Ahold Lease Series 2001-A-1 Pass Through
                                  Trust's outstanding 7.82% pass through
                                  certificates, series 2001-A-1.

                              . $250,720,000 fully accreted principal amount of the Ahold Lease Series 2001-A-2 Pass Through Trust's outstanding 8.62% pass through certificates, series 2001-A-2.

                              The outstanding pass through certificates were issued on February 12, 2001 in an offering which was not registered under the Securities Act pursuant to Rule 144A under the Securities Act.

New Pass Through
  Certificates                .   $313,665,000 fully accreted principal amount
                                  of the Ahold Lease Series 2001-A-1 Pass
                                  Through Trust's new 7.82% pass through
                                  certificates, series 2001-A-1, that are
                                  registered under the Securities Act. The terms of the new A-1 pass through certificates are substantially identical to those of the outstanding A-1 pass through certificates, except that the transfer restrictions relating to the outstanding A-1 pass through certificates do not apply to the new A-1 pass through certificates.

                              . $250,720,000 fully accreted principal amount of the Ahold Lease Series 2001-A-2 Pass Through Trust's new 8.62% pass through certificates, series 2001-A-2, that are registered under the Securities Act. The terms of the new A-2 pass through certificates are substantially identical to those of the outstanding A-2 pass through certificates, except that the transfer restrictions relating to the outstanding A-2 pass through certificates do not apply to the new A-2 pass through certificates.

Exchange Offer                .   Ahold Lease 2001-A-1 Pass Through Trust is
                                  offering to accept for exchange up to
                                  $313,665,000 fully accreted principal amount of your unregistered outstanding A-1 pass through certificates in exchange for a like principal amount of the new A-1 pass through certificates that are registered under the Securities Act.

                              . Ahold Lease 2001-A-2 Pass Through Trust is offering to accept for exchange up to $250,270,000 fully accreted principal amount of your unregistered outstanding A-2 pass through certificates in exchange for a like principal amount of the new A-2 pass through certificates that are registered under the Securities Act.

Expiration Date; Tenders      The exchange offer will expire at 5:00 p.m., New
                              York City time, on Thursday, September 20, 2001, unless extended. By tendering your outstanding pass through certificates, you represent to Royal
                              Ahold and Ahold Lease that:

                              . any new pass through certificates received in the exchange offer are being acquired in the ordinary course of business of the person receiving the new pass through certificates;

                              .   at the time of the commencement of the
                                  exchange offer, the person receiving the new pass through certificates does not have any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new pass through certificates in violation of the Securities Act;

                              . the person receiving the new pass through certificates is not an "affiliate," as defined in Rule 405 under the Securities Act, of Royal Ahold or the applicable pass through trustee;

                              . if the person receiving the new pass through certificates is not a broker-dealer, that person is not engaged in, and does not intend to engage in, the distribution of the new pass through certificates; and

                              . if the person receiving the new pass through certificates is a broker-dealer, that person will receive the new pass through certificates for its own account in exchange for outstanding pass through certificates that it acquired as a result of its market-making or other trading activities, and that it will deliver a prospectus in connection with any resale of the new pass through certificates it receives. For further information regarding resales of the new pass through certificates by broker-dealers, see the discussion below under the caption "Plan of Distribution."

Withdrawal; Non-acceptance    You may withdraw any outstanding pass through
                              certificates tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on Thursday, September 20, 2001. If Royal Ahold and Ahold Lease decide for any reason not to accept any outstanding pass through certificates tendered for exchange, the outstanding pass through certificates will be returned to the registered holder at the expense of Royal Ahold and Ahold Lease promptly after the expiration or termination of the exchange offer. In the case of outstanding pass through certificates tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company, any withdrawn or unaccepted outstanding pass through certificates will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered outstanding pass through certificates, see "The Exchange
                              Offer--Terms of the Exchange Offer; Period for
                              Tendering Outstanding Pass Through Certificates" and "--Withdrawal Rights."

Conditions to the Exchange
  Offer The exchange offer is subject to customary conditions, which Royal Ahold and Ahold Lease may waive. See the discussion below under the caption "The Exchange Offer--Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering
  Outstanding Pass Through
  Certificates                Unless you comply with the procedure described
                              below under the caption "The Exchange
                              Offer--Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

                              .   tender your outstanding pass through
                                  certificates by sending the certificates for your outstanding pass through certificates, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to First Union National Bank, as exchange agent, at one of the addresses listed below under the caption "The Exchange Offer--Exchange Agent"; or

                              .   tender your outstanding pass through
                                  certificates by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your outstanding pass through certificates in the exchange offer, First Union National Bank, as exchange agent, must receive a confirmation of book-entry transfer of your outstanding pass through certificates into the exchange agent's account at DTC prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer--Book-Entry Transfer."

Guaranteed Delivery
  Procedures                  If you are a registered holder of outstanding
                              pass through certificates and wish to tender your outstanding pass through certificates in the exchange offer, but

                              . the outstanding pass through certificates are not immediately available;

                              . time will not permit your outstanding pass through certificates or other required documents to reach the exchange agent before the expiration of the exchange offer; or

                              . the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer;

                              you may tender outstanding pass through
                              certificates by following the procedures described below under the caption "The Exchange Offer--Guaranteed Delivery Procedures."

Special Procedures for
  Beneficial Owners           .   If you are a beneficial owner of outstanding
                                  pass through certificates that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding pass through certificates in the exchange offer, you should promptly contact the person in whose name the outstanding pass through certificates are registered and instruct that person to tender on your behalf.

                              . If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your outstanding pass through certificates, you must either make appropriate arrangements to register ownership of the outstanding pass through certificates in your name or obtain a properly completed bond power from the person in whose name the outstanding pass through certificates are registered.

Book-Entry Registration of
  the New Pass Through
  Certificates                The new pass through certificates will be issued
                              in the form of global certificates in fully registered form, deposited with the trustees for those pass through certificates as custodian for, and registered in the name of, DTC or its nominee. Definitive certificates will not be delivered to the owners of beneficial interests in the global certificates, except in the limited circumstances described under "Description of the Pass Through Certificates--Certificated
                              Securities."

Certain United States
  Federal Income Tax
  Considerations              The exchange of outstanding pass through
                              certificates for new pass through certificates in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "Certain United States Federal Income Tax
                              Consequences" for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds               Neither Royal Ahold nor Ahold Lease will receive
                              any cash proceeds from this exchange offer.

Exchange Agent                First Union National Bank is the exchange agent
                              for the exchange offer. The addresses and telephone number of the exchange agent can be found below under the caption "The Exchange
                              Offer--Exchange Agent."

Resales Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, Royal Ahold and Ahold Lease believe that the new pass through certificates received in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, the new pass through certificates will not be freely transferable if:

                              . the person receiving the new pass through certificates is an "affiliate," as defined in Rule 405 under the Securities Act, of Royal Ahold or the applicable pass through trustee;

                              . any new pass through certificates received in the exchange offer are not acquired in the ordinary course of business of the person receiving the new pass through certificates;

                              . the person receiving the new pass through certificates has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new pass through certificates that will be received in the exchange offer; or

                              . the person receiving the new pass through certificates is a broker-dealer, unless that person will receive new pass through certificates for its own account in the exchange offer in exchange for outstanding pass through certificates that were acquired as a result of market-making or other trading activities.

                              If the person receiving the new pass through certificates falls within one of the exceptions listed above, that person must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new pass through certificates.

Consequences of Not Exchanging Outstanding Pass Through Certificates

   If you do not exchange your outstanding pass through certificates in the exchange offer, your outstanding pass through certificates will continue to be subject to the restrictions on transfer as described in the related pass through trust agreement and in the legend on the certificates for your outstanding pass through certificates. Accordingly, they may not be offered, sold, pledged or otherwise transferred, except:

   . to Ahold Lease or to any of its affiliates, within the meaning of Rule 501(b) of Regulation D under the Securities Act;

   . inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;

   . inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to the relevant pass through trustee and Ahold Lease an opinion of counsel and other documentation as the relevant pass through trustee or Ahold Lease may request;

   . outside the United States in compliance with Rule 903 or Rule 904 under the Securities Act;

   . pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available; or

   .   pursuant to an effective registration statement under the Securities
       Act.

   The exchange of the outstanding pass through certificates in the exchange offer will reduce the principal amount of those pass through certificates that are outstanding and could adversely affect the liquidity and market value of any remaining outstanding pass through certificates that are not exchanged.

   Royal Ahold and Ahold Lease currently do not intend to register any remaining outstanding pass through certificates under the Securities Act. Under some circumstances, however, holders of the pass through certificates, including holders who are not permitted to participate in the exchange offer or who may not freely resell new pass through certificates received in the exchange offer, may require Royal Ahold and Ahold Lease to file a shelf registration statement which would cover resales of outstanding pass through certificates by these holders. For more information regarding the consequences of not tendering your outstanding pass through certificates and the obligation of Royal Ahold and Ahold Lease to file a shelf registration statement, see "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Outstanding Pass Through Certificates" and "Registration Rights."

           Summary Description of the New Pass Through Certificates, the Outstanding Pass Through Certificates and the Leveraged Lease Transactions

   The terms of the new pass through certificates are substantially the same in all material respects to the terms of the outstanding pass through certificates, except for certain transfer restrictions relating to the outstanding pass through certificates and except that, if an exchange offer with respect to the new pass through certificates is not consummated by November 9, 2001, or 270 days after February 12, 2001, which was the date of the closing of the leveraged lease transactions, without a shelf registration statement being filed with the SEC, the interest rate payable on the secured notes and, as a result, the outstanding pass through certificates or the new pass through certificates, as applicable, will be increased. See "Registration Rights."

Pass Through Trusts           Each of the two pass through trusts, series A-1
                              and series A-2, have been formed pursuant to a separate pass through trust agreement between Ahold Lease and the relevant pass through trustee.

New Pass Through
  Certificates Offered        . $313,665,000 fully accreted principal amount of
                                  new 7.82% pass through certificates, series
                                  2001-A-1.
                              . $250,720,000 fully accreted principal amount of
                                  new 8.62% pass through certificates, series
                                  2001-A-2.

                              Each pass through certificate represents a fractional undivided interest in the property of the related pass through trust, including the secured notes held by the related pass through trust. The pass through trustee will pass through to the holders of the relevant pass through certificates all interest, principal and any premium in respect of the series of secured notes that the relevant pass through trustee holds. Any distribution by the pass through trustee for the series A-1 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-1 pass through certificates and the holders of the new A-1 pass through certificates issued in this exchange offer. Any distribution by the pass through trustee for the series A-2 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-2 pass through certificates and the holders of the new A-2 pass through certificates issued in this exchange offer. The pass through certificates are not obligations of, and are not guaranteed by, the lessors, the indenture trustees, the relevant pass through trustee, the relevant equity participant, Royal Ahold, Ahold Lease or any of their affiliates. See "Description of the Pass Through Certificates."

Regular Distribution          Dates January 2 and July 2 of each year
                              commencing January 2, 2002. If any such day is not a business day, distributions will occur on the following business day. See "Description of the Pass Through Certificates."

Regular Distribution          Record Dates December 15 and June 15. See
                              "Description of the Pass Through Certificates."

Interest Accretion            The series A-1 pass through trust purchased all
                              of the series A-1 secured notes. The series A-2 pass through trust purchased all of the series
                              A-2 secured notes. The pass through trusts purchased thesecured notes at varying discounts from their face amount. During the period from issuance to July 2, 2001, the secured notes provided a return consisting of the accretion of discount such that the yield to the applicable date equaled the semi-annual bond equivalent rate corresponding to the annual interest rate applicable to the related pass through certificates. As used in this prospectus, the principal amount of a secured note refers to the accreted value of that secured note during the period that the secured note is accreting discount and, after that period, to its face amount. See "Description of the Pass Through
                              Certificates."

Regular Distributions         Payments of interest on the secured notes are
                              scheduled to be received by the pass through trustees on January 2 and July 2 of each year, commencing January 2, 2002, and will be distributed to the holders of the relevant pass through certificates on such dates, which will be the regular distribution dates for interest on the pass through certificates. Payments of principal on the secured notes are scheduled to be received in specified amounts by the pass through trustees on January 2 or July 2 or, in certain years, both dates, commencing July 2, 2003 in the case of the series A-1 secured notes and January 2, 2020 in the case of the series A-2 secured notes, and will be distributed to the holders of the related pass through certificates on such dates, which will be the regular distribution dates for principal of the pass through certificates. Any distribution by the pass through trustee for the series A-1 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-1 pass through certificates and the holders of the new
                              A-1 pass through certificates issued in this exchange offer. Any distribution by the pass through trustee for the series A-2 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-2 pass through certificates and the holders of the new
                              A-2 pass through certificates issued in this exchange offer. See "Description of the Pass
                              Through Certificates."

Special Distributions         Payments of principal and interest on any of the
                              secured notes resulting from any payments made with respect to the secured notes following an event of default under a related lease will be distributed to the holders of the related pass through certificates on a special distribution date which is not less than 20 days after notice from the relevant trustee to the holders of the related pass through certificates. For a discussion of distributions upon an event of default, see "Description of the Pass Through
                              Certificates." Special distributions with respect to the secured notes also will be made to the holders of the pass through certificates in the event that secured notes are redeemed prior to their scheduled maturity dates as described below under "Description of the Secured
                              Notes--Redemption." Any special distribution by the pass through trustee for the series A-1 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-1 pass through certificates and the holders of the new
                              A-1 pass through certificates issued in this exchange offer. Any special distribution by the pass through trustee for the series A-2 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-2 pass through certificates and the holders of the new
                              A-2 pass through certificates issued in this exchange offer.

Pass Through Trustee and
  Indenture Trustee           First Union National Bank acts as a pass through
                              trustee, paying agent and registrar for each series of the pass through certificates. First
                              Union National Bank, First Union National Bank of
                              Delaware or Wells Fargo Bank Minnesota, National
                              Association acts as the indenture trustee under each of the secured note indentures.

The Properties                A portfolio of interests in 46 commercial
                              properties, including supermarkets and other retail stores, office buildings, warehouses and distribution centers located in the following states:

                                                                        Total
                                                              Non-      Number
                                             Supermarkets/   Retail       of
                              Location       Retail Stores Properties Properties
                              --------       ------------- ---------- ----------
                              Massachusetts.      12            0         12
                              Connecticut...       5            0          5
                              South Carolina       4            3          7
                              Tennessee.....       1            3          4
                              Rhode Island..       3            0          3
                              Pennsylvania..       1            3          4
                              Nevada........       0            1          1
                              New Jersey....       1            0          1
                              Virginia......       1            1          2
                              Georgia.......       2            0          2
                              North Carolina       2            0          2
                              New York......       2            0          2
                              Illinois......       0            1          1
                                                  --           --         --
                              Total.........      34           12         46


                              In the case of each site the relevant lessor acquired from an affiliate of Royal Ahold:

                               .  a fee interest in the land, buildings,
                                  improvements and non-severable personalty at the site;

                               . a leasehold interest in the land and a fee interest in the buildings, improvements and non-severable personalty at the site;

                               . a leasehold interest in the land, buildings, improvements and non-severable personalty at the site; or

                               . an estate for years in the land and a fee interest in the buildings, improvements and non-severable personalty at the site.


                              If the relevant lessor acquired an estate for years in the land, the remainder interest in the land was acquired by a third party unaffiliated with Ahold Lease or the lessor. That third party is referred to in this prospectus as the remainderman.

                              Ahold Lease entered into separate leveraged lease transactions with respect to each of the 46 sites. The properties or the interest in the properties described above are sometimes referred to in this prospectus as the properties. All of the properties were leased to Ahold Lease.

The Lessors                   A separate, single purpose limited liability
                              company was formed to acquire, own and lease each property.

The Lessee                    Ahold Lease is the lessee of each of the
                              properties pursuant to a lease with a separate lessor.

The Leases                    Each lease is a "bondable" triple-net lease under
                              which the obligation of Ahold Lease to pay basic rent is absolute and unconditional. Ahold Lease is also responsible for all property taxes, operating costs, ground rent and all charges, fees, utilities, insurance and expenses, including repair and maintenance costs, associated with the use, possession, control and operation of the properties.

                              Ahold Lease may not terminate the leases except under the specific circumstances described in "Description of the Leases." An event of default under a lease will constitute an event of default with respect to the related secured notes and the related secured note indenture.

                              Ahold Lease leased each of the properties from the relevant lessor under a separate lease agreement for a base term of 25 years. Ahold Lease subleased each of the properties to affiliates of Royal Ahold pursuant to separate subleases for each property.

Royal Ahold                   Royal Ahold is one of the largest and most
                              internationally diverse food providing groups worldwide. Royal Ahold provides food mostly through retail trade outlets, including supermarkets, hypermarkets, discount stores, specialty stores, cash-and-carry stores and convenience stores. Royal Ahold has also made substantial investments in complementary food service activities. Royal Ahold is a public company with limited liability incorporated under the laws of The Netherlands, with its corporate seat in Zaandam, Municipality Zaanstad, The
                              Netherlands. Royal Ahold's operations are located primarily in the United States and The
                              Netherlands. It also has activities in
                              Scandinavia, Portugal, Spain, the Czech Republic,
                              Poland, several countries in Latin America and several countries in the Asia Pacific region.

Guarantees                    In connection with each of the leveraged lease
                              transactions, Royal Ahold issued a separate guarantee under which it will unconditionally guarantee the payment and performance of the obligations of Ahold Lease under the relevant lease and the related agreements that Ahold Lease entered into in connection with that leveraged lease transaction.

Pass Through Trust Property   The property of the series A-1 pass through trust
                              includes the series A-1 secured notes and the property of the series A-2 pass through trust includes the series A-2 secured notes issued in each case by the relevant lessor to the relevant pass through trustee on a nonrecourse basis in connection with each leveraged lease transaction.
                              Each lessor used the proceeds of the secured notes to finance on average approximately 86% of the cost to that lessor of the relevant property, which were acquired by that lessor from affiliates of Royal Ahold and leased to Ahold
                              Lease. The principal amount of the secured notes on a fully accreted basis represents no more than 93% of the cost to the relevant lessor of the relevant property.

                              The series A-1 pass through trust acquired all of the series A-1 secured notes, issued the outstanding A-1 pass through certificates and will issue the new A-1 pass through certificates. The series A-2 pass through trust acquired all of the series A-2 secured notes, issued the outstanding A-2 pass through certificates and will issue the new A-2 pass through certificates. The secured notes acquired by each of the pass through trusts have a scheduled maturity date no later than the expected final distribution date applicable to the related pass through certificates.

The Secured Notes: Security   The security for each of the secured notes issued
                              pursuant to a related secured note indenture includes (1) an assignment of the lessor's rights under the related lease and all rents payable under that lease, (2) a mortgage on and security interest in the related property and (3) an assignment of the lessor's rights under the related guarantee of Royal Ahold. The security excludes, however, certain payments owed to the relevant lessor, equity participant and remainderman, if any, and is subject to an agreement between the relevant lessor and the relevant indenture trustee regarding the exercise of certain rights under the relevant secured note indenture, lease and other agreements entered into in connection with the leveraged lease transactions. See "Description of the Secured
                              Notes."

                              Although neither the pass through certificates nor the secured notes are obligations of Royal Ahold or Ahold Lease, amounts scheduled to be paid under each lease of a property will be sufficient to pay in full when due all scheduled payments of principal of and interest on the secured notes issued with respect to that property. Royal Ahold has agreed pursuant to each guarantee to unconditionally guarantee the payment and performance of the obligations of Ahold Lease under the related lease and the other related operative agreements.

The Secured Notes:
  Redemption                  The secured notes issued under a secured note
                              indenture with respect to a particular property are required to be redeemed in whole at a price equal to the unpaid principal amount of those secured notes, plus accrued but unpaid interest on those secured notes, plus any applicable make-whole premium, if Ahold Lease terminates the related lease as a result of Ahold Lease's determining in good faith that (1) the relevant property is obsolete or uneconomic for use or surplus to Ahold Lease's needs or (2) the disposition of the relevant property is necessary or advisable for purposes of complying with applicable laws, regulations or governmental requirements.

                              The secured notes issued under a secured note indenture with respect to a particular property also are required to be redeemed in whole at a redemption price equal to the unpaid principal amount of those secured notes, plus accrued but unpaid interest on those secured notes, but without any make-whole premium, upon a governmental taking of a significant portion of that property or substantial damage to or destruction of that property, unless that property is replaced with other property in accordance with the provisions of the related lease and that other property becomes subject to the lien of the related secured note indenture and the other security documents. See "Description of the Leases."

                              In connection with a refinancing as described under "Description of the Secured Notes--Additional Secured Notes" below, all of the outstanding series A-1 secured notes issued under all secured note indentures or all of the outstanding series A-2 secured notes issued under all secured note indentures may be redeemed, in whole but not in part, at any time at a price equal to the unpaid principal amount of those secured notes, plus accrued but unpaid interest on those secured notes, plus any applicable make-whole premium.

                              See "Description of the Secured Notes" for a description of the manner of computing the make-whole premium.

Additional Secured Notes      Additional secured notes may be issued under any
                              secured note indenture if that issuance is in connection with a refinancing of all of the outstanding series A-1 secured notes issued under all secured note indentures and/or all of the outstanding series A-2 secured notes issued under all secured note indentures, as applicable. The proceeds of any additional secured notes issued to refinance an outstanding series of secured notes issued under any secured note indenture will be used to redeem those secured notes, subject to compliance with certain conditions.
                              Payments of principal, any premium and interest received by any pass through trustee on account of any refinancing of any secured notes will be distributed to the holders of the related pass through certificates. Any distribution by the pass through trustee for the series A-1 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-1 pass through certificates and the holders of the new
                              A-1 pass through certificates issued in this exchange offer. Any distribution by the pass through trustee for the series A-2 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-2 pass through certificates and the holders of the new
                              A-2 pass through certificates issued in this exchange offer.

                              Additional secured notes also may be issued under each secured note indenture to finance the cost of certain alterations, additions, modifications or improvements to the related property, subject to compliance with certain conditions. See "Description of the Secured Notes."

                              All additional secured notes will be equally and ratably secured with all outstanding secured notes issued under the same secured note indenture. No holder of a pass through certificate, as such, will have any right to, or interest in, any additional secured notes.

Transferability of Pass
  Through Certificates        The outstanding pass through certificates have
                              not been registered under the Securities Act and are subject to certain restrictions on transfer.
                              The new pass through certificates are registered under the Securities Act and generally are not subject to restrictions on transfer.

Registration Rights           Pursuant to the registration rights agreement,
                              Royal Ahold and Ahold Lease are obligated to use their commercially reasonable efforts to complete this exchange offer by November 9, 2001, under certain circumstances to file a shelf registration statement with respect to the resale of the outstanding pass through certificates or the new pass through certificates, as the case may be, and use their commercially reasonable efforts to keep the shelf registration statement effective until two years after the date of the original issuance of the outstanding pass through certificates.

                              Royal Ahold and Ahold Lease may suspend their obligation to keep the shelf registration statement effective in good faith for valid business reasons. A suspension period will commence or terminate upon Royal Ahold and Ahold Lease giving notice to each holder of the pass through certificates of the commencement or termination.

                              If this exchange offer is not completed by November 9, 2001 or if a shelf registration statement is not filed within the required time periods, the interest rate payable on the secured notes and, as a result, the outstanding pass through certificates or the new pass through certificates, as applicable, will be increased. See "Registration Rights."

Use of Proceeds               Neither Royal Ahold nor Ahold Lease will receive
                              any proceeds from this exchange offer. Each of the pass through trusts used the proceeds from the sale of the outstanding pass through certificates issued by that pass through trust to purchase the secured notes of the related series from the lessors. Each lessor used the proceeds from the sale of the secured notes to finance on average approximately 86% of that lessor's purchase price of the related property. Royal
                              Ahold and its affiliates used the proceeds from the leveraged lease transactions to repay indebtedness under revolving credit agreements, a portion of which was incurred in connection with Royal Ahold's acquisition of PYA/Monarch, a U.S.
                              food service distributor, and Royal Ahold's acquisition of some commercial real estate properties. See "Use of Proceeds."

Certain United States
  Federal Income Tax
  Considerations              The pass through trusts should be classified as
                              grantor trusts for U.S. federal income tax purposes. Each holder of a pass through certificate should be treated as the owner of a pro rata undivided interest in the secured notes and any other property held in the related pass through trust. Each holder of a pass through certificate will be required to include in its gross income its pro rata share of the interest income, including original issue discount, paid or accrued with respect to the secured notes whether or not cash is actually distributed to such holder. See "Certain United
                              States Federal Income Tax Consequences."

Certain ERISA Considerations  Each purchaser or transferee of the new pass through certificates will be deemed to have represented that either (1) no employee benefit plan assets have been used to purchase or hold the new pass through certificates or (2) the purchase, holding and disposition of the new pass through certificates is exempt from the prohibited transaction restrictions of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986 pursuant to one or more statutory or administrative prohibited transaction exemptions. See "Certain ERISA Considerations."

Ratings The ratings on the pass through certificates are related to the credit ratings of Royal Ahold's senior unsecured debt because Royal Ahold guarantees the payment and performance of the obligations of Ahold Lease under the leases and the related operative agreements that Ahold Lease has entered into in connection with the leveraged lease transactions. As a result, the rating on the pass through certificates may change if Royal Ahold's senior unsecured debt credit ratings change. See "Ratings."

                                 RISK FACTORS

   An investment in the new pass through certificates is subject to numerous risks, including, but not limited to, those described below. In addition to the information contained elsewhere in this prospectus, you should carefully consider the risks described below before making your decision to exchange your outstanding pass through certificates for new pass through certificates. Additional risks that Royal Ahold and Ahold Lease do not know about or that they view as immaterial also may impair their business operations and their ability to perform their obligations relating to the pass through certificates.

You May Find It Difficult to Sell Your Pass Through Certificates

   You may find it difficult to sell your pass through certificates. No established trading market exists for the new pass through certificates or the outstanding pass through certificates. Salomon Smith Barney Inc. and Morgan Stanley & Co. Incorporated, the initial purchasers of the outstanding pass through certificates, have informed Royal Ahold and Ahold Lease that they currently intend to make a market in the pass through certificates as permitted by applicable law, however, they are not obligated to make a market in the pass through certificates and any market-making that they may choose to undertake may be discontinued at any time at their sole discretion. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934 and may be limited during this exchange offer and the pendency of any shelf registration statement. Accordingly, no assurance can be given as to the liquidity of any market for the pass through certificates.

   Royal Ahold and Ahold Lease do not intend to apply for listing of the new pass through certificates on any national securities exchange or for quotation through the Nasdaq National Market. The liquidity of any market for the new pass through certificates will depend upon many factors, including:

    . Royal Ahold and Ahold Lease's ability to complete the offer to exchange the outstanding pass through certificates for the new pass through certificates;

    .  the interest of securities dealers in making a market; and

    .  the market for similar securities.

   Historically, the market for debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the pass through certificates will be subject to disruptions. Any such disruptions may have a negative effect on you as a holder of the pass through certificates. In addition, to the extent outstanding pass through certificates are tendered and accepted in the exchange offer, the trading market, if any, for the outstanding pass through certificates could be adversely affected because of reduced liquidity.

Holders Who Fail to Exchange Their Outstanding Pass Through Certificates Will Continue to Be Subject to Restrictions on Transfers

   If you do not exchange your outstanding pass through certificates for new pass through certificates in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding pass through certificates as described in the related pass through trust agreement and in the legend on the certificates for your outstanding pass through certificates. The restrictions on transfer of your outstanding pass through certificates arise because the outstanding pass through certificates were issued under an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding pass through certificates if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Royal Ahold and Ahold Lease currently do not plan to register the outstanding pass through certificates under the Securities Act, except in the limited circumstances described under "Registration Rights." For further information regarding the consequences of tendering your outstanding pass through certificates in the exchange offer, see the discussions below under the captions "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Outstanding Pass Through Certificates" and "Certain United States Federal Income Tax Consequences."

You May Not Be Able to Resell or Otherwise Transfer Your New Pass Through Certificates Without Compliance With the Registration and Prospectus Delivery Provisions of the Securities Act

   Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), Royal Ahold and Ahold Lease believe that the new pass through certificates issued in this exchange offer may be offered for resale, resold or otherwise transferred by holders of those new pass through certificates, other than (1) any holder which is an "affiliate," as defined in Rule 405 under the Securities Act, of Royal Ahold or the applicable pass through trustee or (2) a broker-dealer that will receive new pass through certificates for his or her own account in the exchange offer in exchange for outstanding pass through certificates that were acquired as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act, if new pass through certificates are acquired in the ordinary course of business of such holders and such holders have no arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new pass through certificates that will be received in the exchange offer. However, Royal Ahold and Ahold Lease do not intend to request the Securities and Exchange Commission to consider, and the SEC has not considered, this exchange offer in the context of a no-action letter and neither Royal Ahold nor Ahold Lease can assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

Some Holders Who Exchange Their Outstanding Pass Through Certificates May Be Deemed to Be Underwriters

   If you exchange your outstanding pass through certificates in the exchange offer for the purpose of participating in a distribution of the new pass through certificates, you may be deemed to be an underwriter within the meaning of the Securities Act, and therefore, to have received restricted securities. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

                      RATIOS OF EARNINGS TO FIXED CHARGES

Royal Ahold

   The ratios of earnings to fixed charges for Royal Ahold are set forth below for the first quarter of 2001 and each fiscal year in the five-year period ended December 31, 2000. For purposes of computing the following ratios, "earnings" is calculated by adding: (1) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees; (2) fixed charges; (3) amortization of capitalized interest; (4) distributed income of equity investees; and (5) Royal Ahold's share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; and then subtracting: (1) capitalized interest; and (2) minority interests in pre-tax income of subsidiaries that have not incurred fixed charges. "Fixed charges" is calculated by adding: (1) interest expensed and capitalized; (2) amortized premiums, discounts and capitalized expenses related to indebtedness; and (3) an estimate of the interest within rental expense. The term "equity investees" means investments that Royal Ahold accounts for using the equity method of accounting.

                                                                       Fiscal year
                                                First quarter -----------------------------
                                                    2001      2000  1999  1998  1997  1996
                                                ------------- ----- ----- ----- ----- -----
Ratio of earnings to fixed charges according to
  Dutch GAAP...................................     2.02x     2.28x 2.57x 2.51x 2.34x 2.41x
Ratio of earnings to fixed charges according to
  U.S. GAAP....................................        NA     2.00x 2.28x 2.16x 2.11x 2.22x

Ahold Lease

   Ahold Lease is a newly incorporated entity and had no business activities or operations prior to February 12, 2001, when it entered into leveraged lease transactions as described in this prospectus. The ratio of earnings to fixed charges of Ahold Lease for the first half of 2001 is 0.0x.

                              THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Outstanding Pass Through Certificates

   On February 12, 2001, the pass through trusts issued $564,385,000 fully accreted principal amount of pass through certificates in an offering which was not registered under the Securities Act pursuant to Rule 144A under the Securities Act. These outstanding pass through certificates were issued, and the new pass through certificates will be issued, pursuant to the pass through trust agreements, each dated February 12, 2001, and entered into between Ahold Lease and the related pass through trustee. Royal Ahold and Ahold Lease caused the pass through trustees to sell the outstanding pass through certificates to Salomon Smith Barney Inc. and Morgan Stanley & Co. Incorporated, as the initial purchasers, under a purchase agreement, dated January 26, 2001, among Royal Ahold, Ahold Lease and Salomon Smith Barney Inc. and Morgan Stanley & Co. Incorporated. In connection with the purchase of the outstanding pass through certificates, Royal Ahold and Ahold Lease also entered into a registration rights agreement in which they agreed to exchange (1) all the outstanding A-1 pass through certificates that were issued and are outstanding for a like principal amount of new A-1 pass through certificates and (2) all the outstanding A-2 pass through certificates that were issued and are outstanding for a like principal amount of new A-2 pass through certificates. The terms of the new A-1 pass through certificates are substantially identical to those of the outstanding A-1 pass through certificates, except that (1) the transfer restrictions relating to the outstanding A-1 pass through certificates do not apply to the new A-1 pass through certificates and (2) the new A-1 pass through certificates bear a different CUSIP number from the outstanding A-1 pass through certificates. The terms of the new A-2 pass through certificates are substantially identical to those of the outstanding A-2 pass through certificates, except that (1) the transfer restrictions relating to the outstanding A-2 pass through certificates do not apply to the new A-2 pass through certificates and (2) the new A-2 pass through certificates bear a different CUSIP number from the outstanding A-2 pass through certificates.

   This prospectus and the enclosed letter of transmittal constitute an offer to exchange (1) any and all of the outstanding A-1 pass through certificates that were issued and are outstanding for a like fully accreted aggregate principal amount of new A-1 pass through certificates and (2) any and all of the outstanding A-2 pass through certificates that were issued and are outstanding for a like fully accreted aggregate principal amount of new A-2 pass through certificates. This exchange offer is being extended to all holders of the outstanding pass through certificates. As of the date of this prospectus, there are $313,665,000 fully accreted principal amount of the outstanding A-1 pass through certificates and $250,720,000 fully accreted principal amount of the outstanding
A-2 pass through certificates. This prospectus and the enclosed letter of transmittal are first being sent on or about August 22, 2001, to all holders of outstanding pass through certificates known to Royal Ahold and Ahold Lease. Subject to the conditions listed below, Royal Ahold and Ahold Lease will accept for exchange all outstanding pass through certificates which are validly tendered on or prior to the expiration of the exchange offer and not withdrawn as permitted below. The exchange offer will expire at 5:00 p.m., New York City time, on Thursday, September 20, 2001. However, if Royal Ahold and Ahold Lease, in their sole discretion, extend the period of time during which the exchange offer is open, the exchange offer will expire at the latest time and date to which they extend the exchange offer. The obligation to accept outstanding pass through certificates for exchange in the exchange offer is subject to the conditions listed below under the caption "--Conditions to the Exchange Offer."

   Royal Ahold and Ahold Lease expressly reserve the right, in their sole discretion, at any time and from time to time, to extend the period of time during which the exchange offer is open and, as a result, to delay acceptance for exchange of any outstanding pass through certificates. If Royal Ahold and Ahold Lease elect to extend the period of time during which the exchange offer is open, they will provide oral or written notice of the extension, as described below. During any extension of the exchange offer, all outstanding pass through certificates previously tendered and not withdrawn will remain subject to the exchange offer and may be accepted for exchange by Royal Ahold and Ahold Lease. Royal Ahold and Ahold Lease, at their expense, will return to the registered holder any outstanding pass through certificates not accepted for exchange promptly after the expiration or termination of the exchange offer. In the case of an extension, Royal Ahold and Ahold Lease will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer.

   Royal Ahold and Ahold Lease expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding pass through certificates not previously accepted for exchange if any of the events described below under the caption "--Conditions to the Exchange Offer" should occur. Royal Ahold and Ahold Lease will make a public announcement or give you oral or written notice of any amendment, termination or non-acceptance promptly or otherwise disclose such amendment, termination or non-acceptance in a manner reasonably designed to inform you of such amendment, termination or non-acceptance.

   Following completion of the exchange offer, Royal Ahold and Ahold Lease may, in their sole discretion, commence one or more additional exchange offers open to those outstanding A-1 pass through certificate holders who did not exchange their outstanding A-1 pass through certificates for new A-1 pass through certificates or to those outstanding A-2 pass through certificate holders who did not exchange their outstanding A-2 pass through certificates for new A-2 pass through certificates. The terms of these additional exchange offers may differ from those applicable to this exchange offer, as provided in the registration rights agreement. Royal Ahold and Ahold Lease may use this prospectus, as amended or supplemented from time to time, in connection with any additional exchange offers. Any additional exchange offers would take place from time to time until all outstanding A-1 pass through certificates have been exchanged for new A-1 pass through certificates and all outstanding A-2 pass through certificates have been exchanged for new A-2 pass through certificates, upon the terms and subject to the conditions contained in this prospectus and the letter of transmittal Royal Ahold and Ahold Lease would distribute in connection with any additional exchange offers.

Procedures for Tendering Outstanding Pass Through Certificates

   Outstanding pass through certificates tendered in the exchange offer must be in denominations of $1,000 fully accreted principal amount and any integral multiple thereof.

   When you tender your outstanding pass through certificates, and Royal Ahold and Ahold Lease accept the outstanding pass through certificates, this will constitute a binding agreement between you and Royal Ahold and Ahold Lease, upon the terms and subject to the conditions set forth in this prospectus and the enclosed letter of transmittal. Except as set forth below, in order to tender validly your outstanding pass through certificates, you must do one of the following on or prior to the expiration of the exchange offer:

   . tender your outstanding pass through certificates by sending the certificates for your outstanding pass through certificates, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to First Union National Bank, as exchange agent, at one of the addresses listed below under the caption "--Exchange Agent"; or

   . tender your outstanding pass through certificates by using the book-entry procedures described below under the caption "--Book-Entry Transfer"; or

   . comply with the procedures described below under the caption "--Guaranteed Delivery Procedures."

   In order for a book-entry transfer to constitute a valid tender of your outstanding pass through certificates in the exchange offer, the exchange agent must receive a book-entry confirmation regarding the transfer of your outstanding pass through certificates into the exchange agent's account at DTC prior to the expiration of the exchange offer. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, Royal Ahold and Ahold Lease may enforce the letter of transmittal against you.

   If you tender less than the entire principal amount of any of your outstanding pass through certificates, you should fill in the principal amount of outstanding pass through certificates that you are tendering in the appropriate box on the letter of transmittal or, in the case of a book-entry transfer, so indicate in an agent's message if you have not delivered a letter of transmittal. The entire principal amount of all outstanding pass through certificates represented by certificates delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

   If you are a beneficial owner of outstanding pass through certificates that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, Royal Ahold and Ahold Lease urge you to contact this entity promptly if you wish to participate in this exchange offer.

   The method of delivery of certificates for outstanding pass through certificates, letters of transmittal, agent's messages and all other required documents is at your election. If you deliver your outstanding pass through certificates by mail, Royal Ahold and Ahold Lease recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Do not send certificates for outstanding pass through certificates, letters of transmittal or agent's messages to Royal Ahold or Ahold Lease.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either (1) a registered outstanding pass through certificate holder and have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) you are exchanging outstanding pass through certificates for the account of an eligible guarantor institution. An eligible guarantor institution means:

   .   Banks, as defined in Section 3(a) of the Federal Deposit Insurance Act;

   . Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers, as these terms are defined in the Securities Exchange Act;

   .   Credit unions, as defined in Section 19B(l)(A) of the Federal Reserve
       Act;

   . National securities exchanges, registered securities associations and clearing agencies, as these terms are defined in the Securities Exchange Act; and

   . Savings associations, as defined in Section 3(b) of the Federal Deposit Insurance Act.

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the letter of transmittal but you are not the registered holder of the outstanding pass through certificates, which term, for this purpose, includes any participant in DTC's system whose name appears on a security position listing as the owner of the outstanding pass through certificates, you must have the outstanding pass through certificates signed by the registered holder of the outstanding pass through certificates and that signature must be guaranteed by an eligible guarantor institution. You also may send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to Royal Ahold and Ahold Lease in their sole discretion. In addition, if a person or persons other than the registered holder or holders of outstanding pass through certificates signs the letter of transmittal, certificates for the outstanding pass through certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for outstanding pass through certificates.

   All questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding pass through certificates tendered for exchange will be determined by Royal Ahold and Ahold Lease in their sole discretion. The determination of Royal Ahold and Ahold Lease will be final and binding. Royal Ahold and Ahold Lease reserve the absolute right (1) to reject any and all tenders of outstanding pass through certificates not validly tendered or (2) to not accept any outstanding pass through certificates, the acceptance of which, or exchange for which, might be unlawful as determined by them or their counsel. Royal Ahold and Ahold Lease also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any tender of outstanding pass through certificates either before or after the expiration of the exchange offer, including the right to waive the ineligibility of any holder who seeks to tender outstanding pass through certificates in the exchange offer, whether or not similar conditions, defects or irregularities are waived in the case of other holders. The interpretation of the terms and conditions of the exchange offer as to any particular outstanding pass through certificates either before or after the expiration of the exchange offer, including the terms and conditions of the letter of transmittal and the accompanying instructions, by Royal Ahold and Ahold Lease will be final and binding. Unless waived, any defects or irregularities in connection with tenders of outstanding pass through certificates for exchange must be cured within a reasonable period of time, as determined by Royal Ahold and Ahold Lease. No tender of outstanding pass through certificates will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. None of Royal Ahold, Ahold Lease, First Union National Bank, as exchange agent, or any other person has any duty to give notification of any defect or irregularity with respect to any tender of outstanding pass through certificates for exchange, nor will Royal Ahold, Ahold Lease, First Union National Bank, as exchange agent, or any other person have any liability for failure to give this notification.

   If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for outstanding pass through certificates or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to Royal Ahold and Ahold Lease of your authority to so act unless Royal Ahold and Ahold Lease waive this requirement.

   By tendering your outstanding pass through certificates, you represent to Royal Ahold and Ahold Lease that:

   . any new pass through certificates received in the exchange offer are being acquired in the ordinary course of business of the person receiving the new pass through certificates;

   . at the time of the commencement of the exchange offer, the person receiving the new pass through certificates does not have any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new pass through certificates in violation of the Securities Act;

   . the person receiving the new pass through certificates is not an "affiliate," as defined in Rule 405 under the Securities Act, of Royal Ahold or the applicable pass through trustee;

   . if the person receiving the new pass through certificates is not a broker-dealer, that person is not engaged in, and does not intend to engage in, the distribution of the new pass through certificates; and

   . if the person receiving the new pass through certificates is a broker-dealer, that person will receive the new pass through certificates for its own account in exchange for outstanding pass through certificates that it acquired as a result of its market-making or other trading activities, and that it will deliver a prospectus in connection with any resale of the new pass through certificates it receives. As used in this prospectus, a "participating broker-dealer" is a broker-dealer that receives new pass through certificates for its own account in exchange for outstanding pass through certificates that it acquired as a result of market-making or other trading activities. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to resales of the new pass through certificates, other than a resale of an unsold allotment from the original sale of the outstanding pass through certificates, by delivering this prospectus to prospective purchasers. For further information regarding participating broker-dealers and the prospectus delivery requirement, see "Plan of Distribution."

Acceptance of Outstanding Pass Through Certificates for Exchange; Delivery of New Pass Through Certificates

   Upon satisfaction or waiver of all of the conditions to the exchange offer, Royal Ahold and Ahold Lease will accept, promptly after the expiration of the exchange offer, all outstanding A-1 pass through certificates and outstanding A-2 pass through certificates validly tendered, and not properly withdrawn, and the related pass through trusts will issue the new A-1 pass through certificates promptly after acceptance of the outstanding A-1 pass through certificates and the new A-2 pass through certificates promptly after acceptance of the outstanding A-2 pass through certificates. For purposes of the exchange offer, Royal Ahold and Ahold Lease will be deemed to have accepted validly tendered outstanding pass through certificates that are not properly withdrawn for exchange when, as and if Royal Ahold and Ahold Lease have given oral or written notice of acceptance to First Union National Bank, as exchange agent.

   For each outstanding A-1 pass through certificate validly tendered and accepted for exchange in the exchange offer, the holder of the outstanding A-1 pass through certificate will receive a new A-1 pass through certificate representing an ownership interest in the property held by the related pass through trust equal to that of the surrendered outstanding A-1 pass through certificate. For each outstanding A-2 pass through certificate validly tendered and accepted for exchange in the exchange offer, the holder of the outstanding A-2 pass through certificate will receive a new A-2 pass through certificate representing an ownership interest in the property held by the related pass through trust equal to that of the surrendered outstanding A-2 pass through certificate.

   In all cases, the new A-1 pass through certificates will be issued in exchange for outstanding A-1 pass through certificates only after the outstanding A-1 pass through certificates have been validly tendered as described above in "--Procedures for Tendering Outstanding Pass Through Certificates." In all cases, the new
A-2 pass through certificates will be issued in exchange for outstanding A-2 pass through certificates only after the outstanding A-2 pass through certificates have been validly tendered as described above in "--Procedures for Tendering Outstanding Pass Through Certificates."

   If for any reason Royal Ahold and Ahold Lease do not accept any tendered outstanding pass through certificates or if outstanding pass through certificates are submitted for a greater principal amount than the holder desires to exchange, Royal Ahold and Ahold Lease will return the unaccepted or non-exchanged outstanding pass through certificates without expense to the registered tendering holder. In the case of outstanding pass through certificates tendered by book-entry transfer into the exchange agent's account at DTC by using the book-entry procedures described below, the unaccepted or non-exchanged outstanding pass through certificates will be credited to an account maintained with DTC. Any outstanding pass through certificates to be returned to the holder will be returned promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

   Within two business days after the date of this prospectus, First Union National Bank, as exchange agent, will establish an account at DTC for the outstanding pass through certificates tendered in the exchange offer. Once established, any financial institution that is a participant in DTC's systems may make book-entry delivery of outstanding pass through certificates by causing DTC to transfer the outstanding pass through certificates into the exchange agent's account at DTC in accordance with DTC's automated tender offer program procedures for transfer. The holder of outstanding pass through certificates using DTC's automated tender offer program should transmit its acceptance to DTC on or prior to the expiration of the exchange offer. DTC will verify the acceptance, execute a book-entry transfer of the tendered outstanding pass through certificates into the exchange agent's account at DTC and then send to the exchange agent a book-entry confirmation of the transfer, including an agent's message confirming that DTC has received an express acknowledgment from the holder of the outstanding pass through certificates that the holder has received and agrees to be bound by the letter of transmittal and that Royal Ahold, Ahold Lease and the relevant pass through trustee may enforce the letter of transmittal against that holder. The exchange agent must receive book-entry confirmation of transfer of the outstanding pass through certificates into the exchange agent's account at DTC prior to the expiration of the exchange offer in order for the tender of the outstanding pass through certificates through book-entry transfer to be effective. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   If you are a registered holder of outstanding pass through certificates and wish to tender your outstanding pass through certificates, but

   . the certificates for the outstanding pass through certificates are not immediately available;

   . time will not permit your certificates for the outstanding pass through certificates or other required documents to reach First Union National Bank, as exchange agent, before the expiration of the exchange offer; or

   . the procedure for book-entry transfer cannot be completed before the expiration of the exchange offer you may effect a tender of your outstanding pass through certificates if:

   .   the tender is made through an eligible guarantor institution;

   . prior to the expiration of the exchange offer, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, setting forth your name and address, and the amount of outstanding pass through certificates you are tendering and stating that the tender is being made by notice of guaranteed delivery. In addition, prior to the expiration of the exchange offer, the exchange agent also must receive a properly completed and duly executed letter of transmittal relating to the outstanding pass through certificates. These documents may be sent by overnight courier, registered or certified mail or facsimile transmission. If you elect to use this procedure, you also must guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding pass through certificates, in proper form for transfer, or a book-entry confirmation of transfer of the outstanding pass through certificates into the exchange agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

   . the exchange agent receives the certificates for all physically tendered outstanding pass through certificates, in proper form for transfer, or a book-entry confirmation of transfer of the outstanding pass through certificates into the exchange agent's account at DTC, as the case may be, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, in each case, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Interest

   Payments of interest on new pass through certificates that are exchanged for outstanding pass through certificates, as well as any remaining outstanding pass through certificates, are scheduled to be made on each January 2 and July 2, commencing January 2, 2002, to the person who, at the close of business on the June 15 or December 15 next preceding the regular distribution date, is the registered holder of the new pass through certificates, or the outstanding pass through certificates, if applicable.

   Each pass through trustee will distribute interest payments received on the secured notes to holders of the related pass through certificates on the date the pass through trustee receives those payments. Any distribution by the pass through trustee for the series A-1 pass through trust, including in respect of the January 2, 2002 interest payment, will be paid on a pro rata basis to the holders of any remaining outstanding A-1 pass through certificates and the holders of the new A-1 pass through certificates issued in this exchange offer. Any distribution by the pass through trustee for the series A-2 pass through trust, including in respect of the January 2, 2002 interest payment, will be paid on a pro rata basis to the holders of any remaining outstanding A-2 pass through certificates and the holders of the new A-2 pass through certificates issued in this exchange offer. Each series of secured notes was purchased by the related pass through trustee at a discount from its face amount. During the period from February 12, 2001, which was the date of the closing of the leveraged lease transactions and the date that the secured notes were issued, to July 2, 2001, the secured notes provided a return consisting of the accretion of the discount such that the yield of each secured note to the applicable date equaled the semi-annual bond equivalent rate corresponding to the annual interest rate applicable to the related pass through certificates. From July 2, 2001 through the maturity date or earlier redemption, the secured notes will accrue interest payable in cash at the applicable annual rate for the related pass through certificates on January 2 and July 2 of each year, commencing January 2, 2002.

   If the exchange offer is not completed by November 9, 2001, without a shelf registration statement with respect to resales of the outstanding pass through certificates being filed with the SEC, the interest rate payable on the secured notes and, as a result, the related outstanding pass through certificates will be increased by 0.50% per annum until the exchange offer is completed or a shelf registration statement covering the outstanding pass through certificates has been filed with the SEC. In addition, under certain other circumstances, if a shelf registration statement with respect to resales of the outstanding pass through certificates or the new pass through certificates is not filed within 60 days after the date it is required to be filed, the interest payable on the secured notes and the related outstanding pass through certificates or the related new pass through certificates will increase by 0.50% per annum until the shelf registration statement is filed or when outstanding pass through certificates are no longer required to be registered. Notwithstanding the foregoing, the aggregate of any interest increases will not in any event exceed 0.50% per annum. In addition, the interest rate will not be increased if Royal Ahold and Ahold Lease suspend the availability of the shelf registration statement in accordance with the provisions of the registration rights agreement.

Withdrawal Rights

   You may withdraw tenders of outstanding pass through certificates at any time prior to the expiration of the exchange offer.

   For a withdrawal to be effective, a written notice of withdrawal must be received by First Union National Bank, as exchange agent, prior to the expiration of the exchange offer at one of the addresses listed below under the caption "--Exchange Agent." Any notice of withdrawal must (1) specify the name of the person who tendered the outstanding pass through certificates to be withdrawn, (2) identify the outstanding pass through certificates to be withdrawn, including the series and the principal amount of the outstanding pass through certificates, and (3) where certificates for outstanding pass through certificates have been transmitted, specify the name in which the outstanding pass through certificates are registered, if different from that of the withdrawing holder. If certificates for outstanding pass through certificates have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder also must submit the certificate numbers or serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If outstanding pass through certificates have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding pass through certificates and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility, including time of receipt, of these notices will be determined by Royal Ahold and Ahold Lease, and their determination will be final and binding. Any outstanding pass through certificates so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding pass through certificates which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the exchange offer. In the case of outstanding pass through certificates tendered by book-entry transfer into the exchange agent's account at DTC by using the book-entry transfer procedures described above, any withdrawn or unaccepted outstanding pass through certificates will be credited to the tendering holder's account at DTC. Properly withdrawn outstanding pass through certificates may be retendered at any time on or prior to the expiration of the exchange offer by following one of the procedures described above under "--Procedures for Tendering Outstanding Pass Through Certificates."

Conditions to the Exchange Offer

   Notwithstanding any other provision of the exchange offer, Royal Ahold and Ahold Lease will not be required to accept any outstanding pass through certificates for exchange or to issue any new pass through certificates in exchange for outstanding pass through certificates, and Royal Ahold and Ahold Lease may terminate or amend the exchange offer if, at any time before the acceptance of the outstanding pass through certificates for exchange or the exchange of new pass through certificates for outstanding pass through certificates, any of the following events occurs:

   . the exchange offer is determined to violate any applicable law or any applicable SEC interpretation;

   . an action or proceeding is pending or threatened in any court or by any governmental agency that might materially impair the ability of Royal Ahold and Ahold Lease to proceed with the exchange offer;

   . any material adverse development occurs in any existing legal action or proceeding involving Royal Ahold or Ahold Lease;

   . Royal Ahold and Ahold Lease do not receive any governmental approval they deem necessary for the completion of the exchange offer; or

   . any of the conditions precedent to the obligations of Royal Ahold and Ahold Lease under the registration rights agreement are not fulfilled.

   These conditions are for the benefit of Royal Ahold and Ahold Lease only and they may assert them regardless of the circumstances giving rise to any condition. Royal Ahold and Ahold Lease also may waive any condition in whole or in part at any time in their sole discretion. The failure of Royal Ahold and Ahold Lease at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that they may assert at any time.

   In addition, Royal Ahold and Ahold Lease will not accept any outstanding A-1 pass through certificates or outstanding A-2 pass through certificates for exchange or issue any new A-1 pass through certificates in exchange for outstanding A-1 pass through certificates or any new A-2 pass through certificates in exchange for outstanding A-2 pass through certificates, if at the time a stop order is threatened or in effect which relates to:

   .   the registration statement of which this prospectus is a part; or

   . the qualification under the Trust Indenture Act of 1939 of the pass through trust agreement under which those outstanding pass through certificates were issued and those new pass through certificates will be issued.

Exchange Agent

   Royal Ahold and Ahold Lease have appointed First Union National Bank as the exchange agent for the exchange offer. All completed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses listed below. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, agent's messages and requests for notices of guaranteed delivery should be directed to the exchange agent at one of the following addresses:

Delivery to: First Union National Bank, Exchange Agent

       By Regular Mail or Hand:             By Facsimile:     By Overnight Courier or Certified Mail:
       First Union National Bank           (704) 590-7628            First Union National Bank
First Union Customer Information Center                       First Union Customer Information Center
  Corporate Trust Operations--NC1153    Confirm by Telephone:   Corporate Trust Operations--NC1153
 1525 West W.T. Harris Boulevard--3C3      (704) 590-7413      1525 West W.T. Harris Boulevard--3C3
          Charlotte, NC 28288                                           Charlotte, NC 28288
        Attention: Marsha Rice                                        Attention: Marsha Rice

   Delivery of a letter of transmittal or agent's message to an address other than the address listed above or transmission of instructions by facsimile other than as set forth above is not valid delivery of the letter of transmittal or agent's message.

Fees and Expenses

   The principal solicitation is being made by mail by First Union National Bank, as exchange agent. Royal Ahold and Ahold Lease will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of each pass through trustee under the related pass through trust agreements, filing fees, blue sky fees and printing and distribution expenses. Royal Ahold and Ahold Lease will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

   Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of Royal Ahold and its affiliates and by persons so engaged by the exchange agent.

Transfer Taxes

   You will not be obligated to pay any transfer taxes in connection with the tender of outstanding pass through certificates in the exchange offer unless you instruct Royal Ahold and Ahold Lease to register new pass through certificates in the name of, or request that outstanding pass through certificates not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Outstanding Pass Through Certificates

   If you do not exchange your outstanding A-1 pass through certificates for new A-1 pass through certificates or your outstanding A-2 pass through certificates for new A-2 pass through certificates in the exchange offer, your outstanding pass through certificates will continue to be subject to the provisions of the related pass through trust agreement regarding transfer and exchange of the outstanding pass through certificates and the restrictions on transfer of the outstanding pass through certificates described in the legend on your certificates. These transfer restrictions are required because the outstanding pass through certificates were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the outstanding pass through certificates may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Royal Ahold and Ahold Lease do not plan to register the outstanding pass through certificates under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), they believe that the new pass through certificates issued in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, the person receiving the new pass through certificates will not be able to freely transfer the new pass through certificates if:

   . the person receiving the new pass through certificates is an "affiliate," as defined in Rule 405 under the Securities Act, of Royal Ahold or the applicable pass through trustee;

   . the person receiving the new pass through certificates is not acquiring the new pass through certificates in the exchange offer in the ordinary course of its business;

   . the person receiving the new pass through certificates has an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new pass through certificates; or

   . the person receiving the new pass through certificates is a broker-dealer, unless that person is a participating broker-dealer.

   Royal Ahold and Ahold Lease do not intend to request from the SEC a similar no-action letter for the exchange offer. As a result, Royal Ahold and Ahold Lease cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new pass through certificates and has no arrangement or understanding to participate in a distribution of new pass through certificates. If the person receiving the new pass through certificates is an affiliate of Royal Ahold or the applicable pass through trustee, is engaged in or intends to engage in a distribution of the new pass through certificates or has any arrangement or understanding with respect to the distribution of the new pass through certificates it will receive in the exchange offer, that person

   .   may not rely on the applicable SEC interpretations, and

   . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new pass through certificates.

If the person receiving the new pass through certificates is a participating broker-dealer, it must acknowledge that it will deliver a prospectus in connection with any resale of the new pass through certificates. In addition, to comply with state securities laws, the person receiving the new pass through certificates may not offer or sell the new pass through certificates in any state unless they are registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new pass through certificates to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, is generally exempt from registration or qualification under state securities laws. Royal Ahold and Ahold Lease do not plan to register or qualify the sale of the new pass through certificates in any state where an exemption from registration or qualification is required and not available.

                                  ROYAL AHOLD

   Royal Ahold is one of the largest and most internationally diverse food providing groups worldwide, with net sales of EUR 18.2 billion in the first quarter of 2001, EUR 52.5 billion in fiscal 2000 and EUR 33.6 billion in fiscal 1999. Royal Ahold provides food mostly through retail trade outlets and has also made substantial investments in complementary food service activities. The store format Royal Ahold primarily uses is the supermarket. In addition, Royal Ahold operates or services through hypermarkets, compact hypermarkets, discount stores, specialty stores, cash-and-carry stores and convenience stores.

   Royal Ahold is a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam, Municipality Zaanstad. Royal Ahold's operations are located primarily in the United States and The Netherlands. It also has activities in Scandinavia, Portugal, Spain, the Czech Republic, Poland, several countries in Latin America and several countries in the Asia Pacific region.

Royal Ahold's Strategic Outlook

   Royal Ahold expects that net sales and operating results for the remainder of fiscal 2001 will improve in all regions. Royal Ahold also anticipates that its acquisition strategy in fiscal 2001 will be less robust as compared to fiscal 2000. Based on its current business plan, and barring any unforeseen events or economic changes, Royal Ahold's overall financial target is to increase net earnings per share by 15% in fiscal 2001, excluding currency impact and goodwill amortization, while improving the return on invested capital of its existing business. Realization of its earnings targets, of course, is dependent upon many factors and neither Royal Ahold nor Ahold Lease can assure you that Royal Ahold will be able to realize this growth.

   Royal Ahold expects that its retail subsidiaries will continue to generate organic sales growth, driven by investments in square footage and improvements in sales per square foot. Flexible, innovative solutions in the areas of home meal replacement, internet-based delivery services, financial services and value-added services are anticipated to contribute to top line growth. The development of loyalty card programs throughout its retail network will continue to aid Royal Ahold in tailoring its assortment to meet local customers' needs. Additionally, Royal Ahold anticipates that developments in the area of category management, micro-merchandising and expansion of specialty and non-food assortment will contribute to both growth in net sales and margin improvements.

   In the United States, Royal Ahold expects a 6% increase in square footage in fiscal 2001 to contribute to organic sales growth in its retail channel. Cooperation between its food service and retail divisions will increasingly enhance its ability to offer a variety of mealtime solutions to its customers. The synergies gained from combining U.S. Foodservice with PYA/Monarch are expected to lead to margin improvements in its food service division. Centralization of corporate functions among its retail subsidiaries should also positively impact operating margins. Overall, increased concentration of its U.S. business will support Royal Ahold in ensuring the quality of its supply chain.

   In Europe, Royal Ahold anticipates growth in net sales and operating earnings in The Netherlands in all areas of activities. Royal Ahold's focus in Poland will be to generate net sales growth with an aim to break even within a two-year time frame. Planned store openings, primarily compact hypermarkets, are expected to lead that growth. In the Czech Republic, Royal Ahold's store opening program, including new hypermarkets and compact hypermarkets, is expected to continue together with its announced plans to expand its business into Slovakia. Following its acquisition of Superdiplo, Royal Ahold is creating a solid platform from which it will continue to build and consolidate its presence in the Spanish retail sector. In Scandinavia, Royal Ahold anticipates continued improvements in its business at both the top and bottom line. Specifically, the implementation beginning in May 2001 of a new business model in Sweden with regard to the associated store arrangements has boosted, and is expected to continue to boost, growth in sales to associated stores and increased operating earnings through cost savings throughout the remainder of fiscal 2001.

   In Central America, Royal Ahold will continue to explore opportunities to expand into neighboring countries through its local partnership, Paiz Ahold, which holds a majority stake of La Fragua, the leading supermarket and hypermarket company in Central American Republic of Guatemala, to step up investment in its stores and logistics in Brazil, including its plans for a central distribution center in Recife. With economic difficulties in Argentina being forecasted to continue through the remainder of fiscal 2001, Royal Ahold plans to continue the development of its compact hypermarket formula, which is intended to offer customers a price competitive proposition.

   In the remainder of fiscal 2001, the focus of Royal Ahold's operations in Malaysia, Thailand and Indonesia will continue to center upon building a profitable business.

   Throughout its network, Royal Ahold will prudently pursue opportunities to strengthen its market performance and make acquisitions when and where applicable. In an on-going effort to control costs within its network, Royal Ahold will continue its continental approach to providing support services to its business, including accelerated integration of its European business. Royal Ahold's multi-channel, multi-format strategy grants it the flexibility to react to the ever-changing consumption patterns of its customers and will continue to be its strength going forward.

Retail Trade

   Royal Ahold is one of the largest and most internationally diverse food providing groups worldwide, with operations in the United States, Europe, Latin America and Asia Pacific, and with net sales of its retail trade operations of approximately EUR 14.1 billion in the first quarter of 2001, EUR 44.7 billion in fiscal 2000, EUR 33.0 billion in fiscal 1999 and EUR 26.1 billion in fiscal 1998. The operating results of Royal Ahold's retail trade operations were approximately EUR 0.6 billion in the first quarter of 2001, EUR 1.8 billion in fiscal 2000, EUR 1.4 billion in fiscal 1999 and EUR 0.9 billion in fiscal 1998. The total assets in use for Royal Ahold's retail trade operations were approximately EUR 20.6 billion as of the end of the first quarter of 2001 and were approximately EUR 17.9 billion, EUR 12.2 billion and EUR 9.5 billion as of the end of fiscal 2000, fiscal 1999 and fiscal 1998, respectively. Royal Ahold provides food mostly through retail outlets. The store format Royal Ahold primarily uses is the supermarket. In some local markets, Royal Ahold has expanded into other formats, including hypermarkets, compact hypermarkets, discount stores, specialty stores, cash-and-carry stores and convenience stores.

Retail Trade in the United States

   Royal Ahold has, through acquisitions and organic growth, established itself as a leading food provider in the United States. Based on fiscal 2000 sales, Royal Ahold was among the top five food retailers in the United States. At the end of fiscal 2000, Royal Ahold operated 963 supermarkets, including seven franchise supermarkets, and 350 convenience stores, including nine franchise stores, in 17 states in the eastern United States and Washington, D.C. Royal Ahold has organized its United States retail trade operations into independently-managed operating companies consisting of five retail chains, each of which operates in its own local marketing area. Royal Ahold's United States operating companies and their store figure counts at the end of fiscal 2000 were as follows:

   . Stop & Shop operated 274 stores in Massachusetts, Connecticut, Rhode Island, New Jersey and New York; 64 of these stores were previously operated by Giant Food Stores as its Edwards division and were transferred to, and reopened as, Stop & Shop stores during the fourth quarter of 2000; in the first half of fiscal 2001 Stop & Shop also opened under its banner 36 former Grand Union stores that were acquired in February 2001 as described below;

   . Giant Food Stores, headquartered in Carlisle, Pennsylvania, and referred to in this prospectus as Giant-Carlisle, operated 96 stores in Pennsylvania, Virginia, West Virginia and Maryland;

   . BI-LO, operated 288 supermarkets in the Carolinas, Tennessee, Alabama and Georgia and 134 Golden Gallon convenience stores, which were acquired in May 2000;

   . Tops, which operates 342 stores in western and central New York, northwestern Pennsylvania and northeastern Ohio, including 87 merchandise and fuel stations, which were acquired in May 2000; in the first half of fiscal 2001 Tops also opened under its banner 20 former Grand Union stores that were acquired in February 2001 as described below; and

   . Giant Food, headquartered in Landover, Maryland, and referred to in this prospectus as Giant-Landover, operated 179 stores in Maryland, Virginia, Delaware, New Jersey and the District of Columbia. Four of these stores were previously operated by Giant-Carlisle as its Edwards division and were transferred to, and reopened as, Giant-Landover stores during the fourth quarter of 2000.

   In February 2001, two of Royal Ahold's United States operating companies, Tops and Stop & Shop, acquired in total 56 supermarkets and eight sites from C&S Wholesale Distributors, which acquired the locations from Grand Union. The acquired supermarkets have been integrated into Stop & Shop and Tops as indicated above. Royal Ahold expects to take an unusual charge of approximately $50 million to cover the costs of store conversions in fiscal 2001. The total transaction cost amounted to approximately $178 million and is expected to positively impact earnings per share as of 2002.

   Royal Ahold's retail trade sales are supported by investments in internet-based order and delivery services. In June 2000, Royal Ahold acquired convertible preferred stock and common stock warrants of the United States on-line grocer Peapod, Inc., giving Royal Ahold a controlling interest in Peapod. As of July 31, 2001, assuming conversion of all of the Peapod preferred stock and exercise of all Peapod warrants that Royal Ahold owns, Royal Ahold would have owned 78.9% of Peapod's outstanding common stock. Peapod, based in Chicago, is one of the leading on-line grocers in the United States. Peapod had fiscal 2000 net sales of $93 million and operating losses of $56 million. Peapod was consolidated in Royal Ahold's financial statements beginning at the end of the second quarter of 2000.

   On July 27, 2001, Royal Ahold commenced a tender offer for all the remaining issued and outstanding shares of common stock of Peapod, at a price of $2.15 per share, net to the seller in cash. The tender offer is being made pursuant to a merger agreement entered into on July 16, 2001, as amended, among Royal Ahold, Ahold U.S.A. Holdings, Inc., Bean Acquisition Corp., a wholly owned indirect subsidiary of Royal Ahold, and Peapod. The tender offer currently is scheduled to expire on August 24, 2001. As soon as practicable following the consummation of the tender offer, Royal Ahold intends to merge Bean Acquisition Corp. into Peapod, with Peapod being the surviving corporation. As a result of the merger, Peapod will be an indirectly wholly owned subsidiary of Royal Ahold.

   On July 27, 2001, a complaint was filed by a holder of shares of common stock of Peapod in the Court of Chancery of the State of Delaware for New Castle County on behalf of a class of public stockholders of Peapod relating to the tender offer for shares of common stock of Peapod and the related merger agreement. The defendants in the action are Peapod, Royal Ahold, Ahold U.S.A. Holdings, Inc., Bean Acquisition Corp. and the directors of Peapod. The complaint alleged that each of the defendants, among other things, failed to disclose all material facts in connection with the tender offer or made material misstatements. The plaintiff sought to have the court, among other things, enjoin the tender offer and the merger, award damages to the holders of common stock and award the plaintiff fees and costs. Royal Ahold and the other defendants believe that this action was without merit and intended to defend it vigorously. On August 15, 2001, the parties agreed to settle the lawsuit, which agreement is subject to final court approval. Pursuant to the settlement, Royal Ahold provided additional disclosure to the holders of shares of common stock of Peapod and the plaintiff's counsel is expected to apply to the court for an award of fees and expenses of up to $120,000, which the defendants have agreed not to oppose.

Retail Trade in Europe

   In Europe, Royal Ahold has operations in The Netherlands, Scandinavia, Portugal, the Czech Republic, Poland and Spain. As of the end of fiscal 2000, Royal Ahold operated or serviced a total of 6,623 stores (company-owned and associated stores) in Europe, including 341 stores in Spain which were acquired as part of its acquisition of Superdiplo, which is discussed below.

  The Netherlands

   Royal Ahold pioneered the supermarket concept in The Netherlands and is currently the leading Dutch food provider through its Albert Heijn supermarket chain, both in terms of sales volume and number of stores. With 709 stores at the end of fiscal 2000, including 201 franchise stores, Albert Heijn enjoys wide brand and name recognition in the Dutch market. It achieved this position by implementing a retailing strategy of offering customers a wide range of competitively priced products and high service levels in modern stores. Royal Ahold also owns 73% of the outstanding shares of Schuitema, a Dutch food wholesaler that as of the end of fiscal 2000 owned 122 supermarkets and six hypermarkets and supplied and provided retail support to 423 independent food retailers in The Netherlands.

   Royal Ahold also operates stores in the following specialty retailing areas in The Netherlands:

   .   wine and spirits through Gall & Gall;

   .   health, beauty care and natural products through Etos and De Tuinen; and

   .   confectionery products through Jamin.

  Scandinavia

   In April 2000, Royal Ahold acquired a 50% partnership interest in the ICA Group, for approximately EUR 1.8 billion in cash. The ICA Group is a prominent, integrated food retail and wholesale group, servicing over 3,100 retailer-owned and company-owned supermarkets, superstores, hypermarkets and discount stores in Sweden, Norway and the Baltic states, with annual net sales of EUR 7.0 billion in fiscal 2000. The ICA Group has a non-consolidated 50/50 joint venture with Statoil Detaljhandel Scandinavia AS or Statoil Retail. Statoil Retail generated fiscal 2000 sales of EUR 3.2 billion. Statoil Retail operates and services 1,500 Statoil gas stations and forecourt stores in Denmark, Norway and Sweden. The ICA Group was consolidated in Royal Ahold's financial statements starting May 1, 2000.

  Portugal

   Royal Ahold is a 49% partner with Jeronimo Martins, SGPS, S.A. or "JM." Through the partnership with JM, Royal Ahold has created Jeronimo Martins Retail, also referred to in this prospectus as "JMR," in Portugal. JMR operates Pingo Doce, a chain of 187 supermarkets as of the end of fiscal 2000, and Feira Nova, a chain of 23 hypermarkets as of the end of fiscal 2000. In January 2000, Royal Ahold announced that it was in discussion with JM regarding the nature of the partnership. On March 30, 2001, JM announced that it intends to continue the partnership with Royal Ahold and not to exercise its option to buy Royal Ahold's 49% interest in JMR.

  Czech Republic

   Since 1991, Royal Ahold has operated in the Czech Republic. As of the end of fiscal 2000, it operated 190 supermarkets, hypermarkets and discount food stores through a 99% owned subsidiary, Ahold Czech Republic, formerly known as Euronova. Ahold Czech Republic is one of the largest food retailers in the Czech Republic as measured by sales volume.

   In fiscal 2000, Royal Ahold also announced Ahold Czech Republic's expansion into Slovakia. Royal Ahold is planning to open its first store in Slovakia in November 2001.

  Poland

   At the end of fiscal 2000, Royal Ahold operated 149 discount food stores, supermarkets and hypermarkets in Poland through its subsidiary Ahold Polska.

  Spain

   Royal Ahold operates in Spain through its wholly owned subsidiary Ahold SuperMercados. Through a series of acquisitions Royal Ahold operated a total of 582 stores in Spain as of the end of fiscal 2000 including the stores it acquired as part of its acquisition of Superdiplo, which is discussed below.

   On December 27, 2000, Royal Ahold successfully completed its tender offer for the outstanding shares of Superdiplo, S.A., a Spanish food retailer. As of the end of fiscal 2000, Superdiplo operated 341 stores in Andalusia, the Canary Islands and the greater Madrid region. Superdiplo reported sales of approximately EUR 1.5 billion for its fiscal 2000. Under the terms of the tender offer, Superdiplo shareholders who tendered their shares received 0.74 common shares of Royal Ahold in exchange for every Superdiplo share tendered. On December 29, 2000, Royal Ahold issued 36,849,875 common shares and on January 3, 2001, Royal Ahold exchanged its newly issued 36,849,875 common shares for 49,797,129 Superdiplo shares, representing 97.64% of the outstanding shares of Superdiplo. Superdiplo was consolidated in Royal Ahold's balance sheet as of December 31, 2000, as Royal Ahold obtained beneficial ownership of Superdiplo on December 29, 2000, and in Royal Ahold's statements of earnings starting the first quarter of 2001. In January 2001, Superdiplo signed an agreement to acquire Cemetro, a chain of 24 supermarkets in the Canary Islands with sales in fiscal 2000 of EUR 45 million. The acquisition was completed on July 2, 2001.

Retail Trade in Latin America

  Brazil

   In June 2000, Royal Ahold became sole owner of the voting shares and owner of 61.2% of the non-voting shares of Bompreco S.A. Supermercados do Nordeste by acquiring an additional 50% of the voting shares and an additional 10.9% of the non-voting shares of Bompreco. In December 1996, Royal Ahold had acquired 50% of the voting shares and 50.1% of the total capital of Bompreco. In March 2001, Royal Ahold began purchasing the non-voting shares that it did not own, and Royal Ahold expects that it will have purchased all of the remaining non-voting shares by October 2001. Bompreco is the leading food retailer in northeastern Brazil. As of the end of fiscal 2000, Bompreco operated 106 supermarkets, hypermar-kets and other food retail stores, including 50 Bompreco Bahia stores. In July 2001, Bompreco acquired five additional supermarkets.

  Argentina, Chile, Peru and Paraguay

   In January 1998, Royal Ahold continued its expansion in Latin America through the formation of a 50% owned partnership with Velox Retail Holdings. In July 2001, Royal Ahold increased its stake in Disco Ahold International Holdings to approximately 57.6%, although its partner continues to have 50% voting rights in the partnership. Disco Ahold International Holdings owns approximately 98.6% of Disco, the largest supermarket company in Argentina based on net sales for its fiscal year ended December 31, 2000 and approximately 69.7% of Santa Isabel, the second-largest supermarket company in each of Chile and Peru based on net sales for its fiscal year ended December 31, 2000. As of the end of fiscal 2000, Disco operated 235 stores in Argentina, and Santa Isabel operated 96 stores, with 62 stores in Chile, 25 in Peru and nine in Paraguay.

  Guatemala, El Salvador and Honduras

   In December 1999, Royal Ahold established a new 50/50 partnership, Paiz Ahold, which controls an 80.7% stake in La Fragua, the leading supermarket and hypermarket company in the Central American Republic of Guatemala with a presence in El Salvador and Honduras. The partnership intends to expand the retail activities of

La Fragua in the region. As of the end of fiscal 2000, La Fragua operated 102 stores in Guatemala, 20 stores in El Salvador and eight in Honduras. These 130 stores comprise 99 discount stores, 26 supermarkets, and five hypermarkets.

Retail Trade in Asia Pacific

   Since 1996, Royal Ahold has been in the Asia Pacific market operating through local partnerships. In 1999, Royal Ahold restructured its presence in Asia Pacific, focusing on Thailand and Malaysia. As a result, Royal Ahold sold its stake in the unprofitable operations in China and Singapore in the fourth quarter of 1999. In December 2000, Royal Ahold became sole owner of TOPS supermarkets in Malaysia, where it has had operations since 1996 through a joint venture. Royal Ahold had previously held a 65% partnership stake in the joint venture. As of the end of fiscal 2000, Royal Ahold, partly through partnerships, owned and operated 97 retail stores in Asia Pacific.

Food Service

   During fiscal 2000 and fiscal 2001, Royal Ahold made substantial investments in complementary food service activities. Royal Ahold's food service activities are located in the United States and Europe. Based on fiscal 2000 net sales, Royal Ahold was the second largest food service distributor in the United States and a leading food service provider in The Netherlands. The net sales of Royal Ahold's food service operations were approximately EUR 4.0 billion in the first quarter of 2001, EUR 7.8 billion in fiscal 2000, EUR 0.6 billion in fiscal 1999 and EUR 0.4 billion in fiscal 1998. The operating results of Royal Ahold's food service operations were approximately EUR 0.1 billion in the first quarter of 2001, EUR 0.3 billion in fiscal 2000, EUR 15 million in fiscal 1999 and EUR 8 million in fiscal 1998. The total assets in use for Royal Ahold's food service operations were approximately EUR 4.0 billion at the end of the first quarter of 2001 and were approximately EUR 4.0 billion, EUR 169 million and EUR 81 million as of the end of fiscal 2000, fiscal 1999 and fiscal 1998, respectively.

Food Service in the United States

   Royal Ahold operates in the United States through an independently managed operating company U.S. Foodservice. As of the end of fiscal 2000, U.S. Foodservice operated 65 marketing and distribution outlets and sold food and related products to approximately 200,000 food service customers, including restaurants and institutional food service establishments across the United States through its national distribution network. Royal Ahold acquired U.S. Foodservice in April 2000 for approximately $3.6 billion, including the assumption of approximately $925 million in debt. The acquisition of U.S. Foodservice provides Royal Ahold with access to a new food distribution channel. U.S. Foodservice was consolidated in Royal Ahold's financial statements as of the second quarter of 2000.

   In December 2000, U.S. Foodservice completed its acquisition of PYA/Monarch, a food service distributor in the southeastern United States. Previously a subsidiary of Sara Lee Corporation, PYA/Monarch provided, during fiscal 2000, over 38,000 food and non-food items, including private label brands, to nearly 40,000 customers. PYA/Monarch's customer base includes national restaurant chains, healthcare institutions, universities and hotels. PYA/Monarch operates 15 distribution centers. PYA/Monarch generated sales of approximately $3.5 billion in fiscal 2000. The total cash consideration paid for the acquisition amounted to approximately $1.57 billion. PYA/Monarch was consolidated in Royal Ahold's financial statements as of December 2000.

   In February 2001, U.S. Foodservice acquired Parkway Food Service, a broadline food service distributor in western Florida. Parkway reported sales of approximately $85 million in its fiscal 2000. Parkway services over 1,000 customers, mostly restaurants, schools, universities and healthcare institutions. Parkway was consolidated as of the first quarter of fiscal 2001.

   In May 2001, U.S. Foodservice acquired Mutual Wholesale Co., a broadline food service distributor in Florida, which reported annual sales of approximately $300 million in its fiscal 2000. Mutual is a privately held company headquartered in Lakeland, Florida and it services over 4,200 customers, which include restaurants, schools, universities and healthcare institutions. Mutual was consolidated in our financial statements as of the second quarter of fiscal 2001.

Food Service in Europe

   In The Netherlands, Royal Ahold is a leading food service distributor through its subsidiary, Deli XL. Deli XL provides a wide range of food and non-food products to hospitals, schools, other customers and hospitality enterprises, such as hotels and restaurants.

   In October 2000, Deli XL completed its acquisition of the Belgian food service company MEA-De Wilde-De Loore from Compass Group plc. Based in Charleroi, MEA is the market leader in Belgium with fiscal 2000 sales of approximately EUR 100 million. MEA was consolidated in Royal Ahold's financial statements as of the third quarter of 2000. As of January 1, 2001, MEA conducts its activities under the name Deli XL.

   In Sweden, Royal Ahold engages in food service activities through its 50% partnership interest in ICA under the name "ICA Menyforetagen." ICA Menyforetagen manages operations in restaurant catering and convenience stores.

Recent Developments

Bradlees' leases

   As a result of a 1995 bankruptcy reorganization of Bradlees, Bradlees assumed a number of leases, a majority of which were leases that Stop & Shop had assigned to Bradlees prior to Stop & Shop's 1992 spin-off of Bradlees. On December 26, 2000, Bradlees filed for bankruptcy protection to wind down and liquidate its assets. It is likely that Stop & Shop will have liability under the leases that Stop & Shop had assigned to Bradlees in the event of non-performance of those leases.

   In January 2001, Stop & Shop and Bradlees entered into an agreement for the sale and disposition of all of the 102 Bradlees real property leases, including those leases under which Stop & Shop may have potential liability. Under the agreement, (1) Stop & Shop is permitted to designate third party purchasers for all of the Bradlees leases, with all purchases being subject to a subsequent auction to maximize value, (2) Stop & Shop guaranteed that Bradlees will receive at least $150 million from the proceeds of the sale of the leases to third parties, which guaranteed amount will be reduced by the amount of a substantial initial payment by Stop & Shop to Bradlees enabling Bradlees to pay off its senior secured working capital lenders that have a lien against certain of the Bradlees leases, (3) to the extent there are additional proceeds, Stop & Shop will recover certain expenses in selling the leases, including carrying costs, up to $15 million, and Stop & Shop and Bradlees will share in varying degrees any surplus proceeds, and (4) Stop & Shop can exclude leases from the agreement which Bradlees has the right to reject if not otherwise sold, with Stop & Shop being responsible for Bradlees' lease rejection damages (other than with respect to certain specific leases (the "Excluded Leases")) exceeding $30 million. Stop & Shop may purchase some of the Bradlees leases, subject to an auction process where other parties would be entitled to submit bids.

   In February 2001, the bankruptcy court approved the agreement between Bradlees and Stop & Shop. This decision was upheld by the United States District Court for the Southern District of New York upon an appeal by Vornado Realty Trust, the landlord of 17 of the leased properties. No appeal from the district court decision was filed.

   Of the 102 Bradlees' leases, as of August 15, 2001, (1) 43 leases had been assigned to third parties and (2) 39 leases, including 15 Excluded Leases, had been rejected in the bankruptcy proceeding. Royal Ahold believes that any liability that it may have with respect to the Bradlees leases will not have any material effect on the financial condition or operating results of Royal Ahold and its subsidiaries taken as a whole.

                                  AHOLD LEASE

General

   Ahold Lease is a wholly owned indirect subsidiary of Royal Ahold incorporated on August 1, 2000 in the State of Delaware. Ahold Lease was incorporated for the purpose of engaging in the leveraged lease transactions. Ahold Lease has no current business activities other than leasing and subleasing the properties. Prior to the completion of the leveraged lease transactions, Ahold Lease has had no liabilities or income. Ahold Lease's offices are located at 14101 Newbrook Drive, Chantilly, VA 20151 and its telephone number is (703) 961-6000.

Legal Proceeding

   As of the date of this prospectus, Ahold Lease was not subject to any legal proceedings.

                         CAPITALIZATION OF ROYAL AHOLD

   The following table sets forth the total capitalization under Dutch GAAP of Royal Ahold as of the end of the first quarter of 2001. Royal Ahold's capitalization was not affected by the sale of the outstanding pass through certificates and will not be affected by the exchange for the new pass through certificates because the outstanding pass through certificates or the new pass through certificates are not direct obligations of Royal Ahold or Ahold Lease. You should read the following table in conjunction with "Selected Financial Information of Royal Ahold" and Royal Ahold's financial statements and related notes appearing elsewhere in this prospectus.

   As of the end of the first quarter of 2001, Royal Ahold had authorized but not issued 800,000 cumulative preferred shares, par value EUR 500 per share. The amounts relating to common shares exclude common shares issuable upon exercise of convertible subordinated notes and outstanding stock options. See note 15 to the consolidated financial statements included in Royal Ahold's annual report on Form 20-F for the fiscal year ended December 31, 2000, which is incorporated by reference into this prospectus.

   See note 23 to the consolidated financial statements included in Royal Ahold's annual report on Form 20-F for the fiscal year ended December 31, 2000, which is incorporated by reference into this prospectus, for a discussion of the principal material differences between Dutch GAAP and U.S. GAAP relevant to Royal Ahold. The amounts as of the end of the first quarter of 2001 below have been converted to dollars at $1.1397 per euro, which is the noon buying rate of the Federal Reserve Bank of New York on July 27, 2001. The noon buying rate on August 16, 2001 was $0.9138 per euro.

                                                                                    As of April 22, 2001
                                                                                    -------------------
                                                                                        $         EUR
                                                                                     -------    -------
                                                                                       (in millions)
Short-term debt
   Short-term borrowings and current portion of long-term debt.....................   2,818       2,473
   Capitalized lease commitments, current portion..................................      88          77
                                                                                     -------    -------
       Total short-term debt.......................................................   2,906       2,550
                                                                                     -------    -------
Long-term debt
   Subordinated loans..............................................................   2,029       1,780
   Other loans.....................................................................   8,238       7,228
   Capitalized lease commitments...................................................   1,567       1,375
                                                                                     -------    -------
       Total long-term debt........................................................  11,834      10,383
                                                                                     -------    -------
Minority interests.................................................................     780         684
                                                                                     -------    -------
Stockholders' equity
   Cumulative preferred financing shares--EUR 0.25 par value; 400,000,000 shares
     authorized; 259,317,164 shares issued and outstanding.........................      74          65
   Common shares--EUR 0.25 par value; 1,200,000,000 shares authorized; 817,920,000
     issued and outstanding........................................................     232         204
   Additional paid-in capital......................................................  10,011       8,784
   Reserves........................................................................  (7,165)     (6,287)
                                                                                     -------    -------
       Total shareholders' equity..................................................   3,152       2,766
                                                                                     -------    -------
       Total capitalization........................................................  18,672      16,383
                                                                                     =======    =======

                 SELECTED FINANCIAL INFORMATION OF ROYAL AHOLD

   Royal Ahold derived the annual selected consolidated financial data presented below from its audited consolidated financial statements. The selected consolidated financial data presented below for the first quarter of 2001 and the first quarter of 2000 have been derived from Royal Ahold's unaudited interim financial information which, in the opinion of Royal Ahold's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The operating results for the first quarter of 2001 are not necessarily indicative of the operating results for the full fiscal year. Royal Ahold's consolidated financial statements and the interim financial information have been prepared in accordance with Dutch GAAP, which differs in certain respects from U.S. GAAP. For a discussion of the principal, material differences between Dutch GAAP and U.S. GAAP relevant to Royal Ahold, see note 23 to Royal Ahold's audited consolidated financial statements included in Royal Ahold's annual report on Form 20-F for the fiscal year ended December 31, 2000, which is incorporated by reference into this prospectus.

   Royal Ahold's financial statements for fiscal years prior to fiscal 1999 were originally stated in guilders, but have been translated to euros. See "Presentation of Financial Information." Royal Ahold's consolidated financial statements for all periods presented prior to fiscal 1999 depict the same trends as would have been presented if Royal Ahold had continued to present its consolidated financial statements in guilders. However, Royal Ahold's consolidated financial statements for periods prior to January 1, 1999 are not comparable to the financial statements of other companies that currently report in euros and that have restated their financial statements from a currency other than guilders.

   You should read the following selected consolidated financial data together with Royal Ahold's audited consolidated financial statements and the related notes included in Royal Ahold's annual report on Form 20-F for the fiscal year ended December 31, 2000 and Royal Ahold's unaudited financial information included in Royal Ahold's report on Form 6-K dated June 7, 2001, both of which are incorporated by reference into this prospectus. Amounts for fiscal 1996 reflect Royal Ahold's acquisition of Stop & Shop in July of that year. Royal Ahold's operating results for fiscal 1998 include Disco's and Santa Isabel's operating results since the beginning of the fourth quarter of 1998 and Giant-Landover's operating results from October 28, 1998. Royal Ahold's operating results for fiscal 1999 were affected by the results of these acquisitions, as well as the July 1999 acquisition of Gastronoom, renamed as Deli XL, and several supermarket chains in Spain. Royal Ahold's operating results for fiscal 2000 reflect its acquisition of U.S. Foodservice from April 2000 and the acquisition of a 50% partnership interest in the ICA Group from May 1, 2000. Royal Ahold's operating results for the first quarter of 2001 reflect the December 2000 acquisition of PYA/Monarch and January 2001 acquisition of Superdiplo.

   Solely for convenience, included below for fiscal 2000 and for the first quarter of 2001 are the dollar translations of euro amounts which translations were prepared using the noon buying rate of the Federal Reserve Bank of New York on July 27, 2001 which was $1.1397 per euro. No representation is made that such amount in euros would have been or could be converted into dollars at that or any other exchange rate on such date or any other date. The noon buying rate on August 16, 2001 was $0.9138 per euro.

                                                               First quarter                        Fiscal year
                                                          ----------------------  ----------------------------------------------
                                                               2001        2000        2000        1999    1998    1997    1996
                                                          --------------  ------  --------------  ------  ------  ------  ------
                                                            $      EUR     EUR      $      EUR     EUR     EUR     EUR     EUR
                                                          ------  ------  ------  ------  ------  ------  ------  ------  ------
                                                                        (in millions, except per common share data)
Statements of Earnings Data
Amounts in accordance with Dutch GAAP:
Net sales................................................ 20,713  18,174  10,954  59,801  52,471  33,560  26,484  22,947  16,580
Cost of sales............................................ 15,360  13,477   7,877  46,254  40,584  25,206  20,295  17,708  12,983
                                                          ------  ------  ------  ------  ------  ------  ------  ------  ------
Gross profit.............................................  5,353   4,697   3,067  13,547  11,887   8,354   6,189   5,239   3,597
Selling expenses......................................... (3,624) (3,180) (2,049) (9,009) (7,905) (5,806) (4,413) (3,811) (2,667)
General and administrative expenses......................   (964)   (846)   (566) (1,947) (1,708) (1,133)   (759)   (594)   (366)
                                                          ------  ------  ------  ------  ------  ------  ------  ------  ------
Operating results........................................    765     671     452   2,591   2,274   1,415   1,017     834     564
Net financial expenses...................................   (260)   (228)   (128)   (762)   (669)   (366)   (245)   (218)   (147)
                                                          ------  ------  ------  ------  ------  ------  ------  ------  ------
Earnings before income taxes and minority interests......    505     443     324   1,829   1,605   1,049     772     616     417
Income taxes.............................................   (128)   (112)    (86)   (457)   (401)   (283)   (197)   (174)   (113)
                                                          ------  ------  ------  ------  ------  ------  ------  ------  ------
Earnings after income taxes and before minority interests    377     331     238   1,372   1,204     766     575     442     304
Income from unconsolidated companies.....................      4       3       1      17      15       7      11       3       3
Minority interests.......................................    (21)    (18)     (9)   (117)   (103)    (21)    (39)    (21)    (20)
                                                          ------  ------  ------  ------  ------  ------  ------  ------  ------
Net earnings.............................................    360     316     230   1,272   1,116     752     547     424     287
                                                          ======  ======  ======  ======  ======  ======  ======  ======  ======
Earnings per common share (ADS)
 (before goodwill amortization)(1).......................   0.47    0.41    0.35    1.72    1.51    1.14    0.91    0.76    0.61
Earnings per common share (ADS)
 (after goodwill amortization)(1)........................   0.42    0.37    0.35    1.72    1.51    1.14    0.91    0.76    0.61
Diluted earnings per common share (ADS)(2)...............   0.42    0.37    0.34    1.68    1.47    1.11    0.90    0.75    0.60
Cash dividends per common share (ADS)....................     NA      NA      NA    0.72    0.63    0.49    0.39    0.33    0.26

Approximate amounts in accordance with U.S. GAAP:
Net earnings.............................................     NA      NA      NA     924     811     586     398     323     235
Earnings per common share (ADS)(1).......................     NA      NA      NA    1.24    1.09    0.88    0.65    0.58    0.50
Diluted earnings per common share (ADS)(2)...............     NA      NA      NA    1.22    1.07    0.87    0.65    0.57    0.49

                                                              As of end of first quarter          As of fiscal year end
                                                              -------------------------- ----------------------------------------
                                                                     2001         2000       2000       1999   1998   1997  1996
                                                              ------------------ ------  ------------- ------ ------ ------ -----
                                                                  $       EUR     EUR      $     EUR    EUR    EUR    EUR   EUR
                                                               -------  -------  ------  ------ ------ ------ ------ ------ -----
                                                                                         (in millions)
Balance Sheet Data
Amounts in accordance with Dutch GAAP:
Assets:
Current assets...............................................  10,203     8,953   5,533  10,100  8,862  5,137  4,024  2,884 2,358
Fixed assets.................................................  19,175    16,825  12,863  18,918 16,599  9,149  7,402  5,665 4,390
                                                               -------  -------  ------  ------ ------ ------ ------ ------ -----
   Total assets..............................................  29,378    25,778  18,396  29,018 25,461 14,286 11,426  8,549 6,748
                                                               =======  =======  ======  ====== ====== ====== ====== ====== =====
Liabilities and shareholders' equity:
Current liabilities(3).......................................  11,550    10,134          11,648 10,221  5,854  4,436  3,431 2,674
Long-term borrowings(4)......................................  11,833    10,383   8,127  11,739 10,300  4,657  3,923  2,455 1,971
Deferred income taxes and other provisions...................   2,063     1,811   1,097   2,006  1,760  1,087  1,100    889   763
Minority interests...........................................     780       684     364     772    677    336    243    249   150
Shareholders' equity(3)......................................   3,152     2,766           2,853  2,503  2,352  1,724  1,525 1,190
                                                               -------  -------  ------  ------ ------ ------ ------ ------ -----
   Total liabilities and shareholders' equity................  29,378    25,778  18,396  29,018 25,461 14,286 11,426  8,549 6,748
                                                               =======  =======  ======  ====== ====== ====== ====== ====== =====
Approximate amounts in accordance with U.S. GAAP:
Total assets.................................................      NA        NA      NA  42,617 37,393 20,894 16,919 11,575 9,332
Shareholders' equity.........................................      NA        NA      NA  15,468 13,571  8,106  6,652  4,353 3,682

                                                     First quarter                       Fiscal year
                                                  ------------------  ------------------------------------------------
                                                     2001      2000         2000         1999    1998    1997    1996
                                                  ----------  ------  ----------------  ------  ------  ------  ------
                                                   $    EUR    EUR       $       EUR     EUR     EUR     EUR     EUR
                                                  ----  ----  ------  -------  -------  ------  ------  ------  ------
                                                                              (in millions)
Cash Flow Data
Amounts in accordance with Dutch GAAP:
Net cash provided by operating activities........   65    57     433    3,077    2,700   1,730   1,258     925     534
Net cash used in investing activities............ (153) (134) (3,409) (12,926) (11,342) (2,311) (4,281) (1,274) (2,162)
Net cash provided by financing activities........ (125) (110)  3,166    9,934    8,716     866   3,317     301   1,557

Approximate amounts in accordance with U.S. GAAP:
Net cash provided by operating activities........   NA    NA      NA    3,077    2,700   1,736   1,235     909     469
Net cash used in investing activities(5).........   NA    NA      NA  (10,955)  (9,612) (2,261) (4,195) (1,237) (1,928)
Net cash provided by financing activities........   NA    NA      NA    8,338    7,316     946   3,311     301   1,557

--------
(1) Earnings per common share (ADS) is based on net earnings after dividends on preferred financing shares divided by the weighted average number of common shares outstanding, as retroactively adjusted for stock splits and stock dividends. One ADS represents the right to receive one common share. See notes 1 and 15 to the consolidated financial statements in Royal Ahold's annual report on Form 20-F for the fiscal year ended December 31, 2000, which is incorporated by reference into this prospectus.
(2) Diluted earnings per common share (ADS) is based on net earnings after dividends on preferred financing shares, adjusted for the interest expenses on the existing convertible subordinated notes, divided by the weighted average number of diluted common shares outstanding, as retroactively adjusted for stock splits and stock dividends, inclusive of the number of shares that would have been issued upon conversion of all dilutive common shares, such as convertible subordinated notes and the exercise of outstanding employee stock options. Under U.S. GAAP, the 4% convertible subordinated notes issued in 2000 are not included in the calculation, as they are anti-dilutive. See notes 1 and 23 to the consolidated financial statements in Royal Ahold's annual report on Form 20-F for the fiscal year ended December 31, 2000, which is incorporated by reference into this prospectus.
(3) Effective fiscal 2000, proposed dividends on common shares are included in shareholders' equity. Prior to fiscal 2000, proposed dividends had been included in current liabilities. As a result, shareholders' equity and current liabilities have been restated for fiscal years 1999, 1998, 1997 and 1996. Current liabilities under the old methodology were, in millions, EUR 6,080, EUR 4,607, EUR 3,555 and EUR 2,768 as of the end of fiscal years 1999, 1998, 1997 and 1996, respectively. Shareholders' equity under the old methodology was, in millions, EUR 2,126, EUR 1,553, EUR 1,402 and EUR 1,097 as of the end of fiscal years 1999, 1998, 1997 and 1996, respectively.
(4) Includes long-term portion of loans and long-term portion of capitalized lease commitments.
(5) Under U.S. GAAP, cash brought in through acquisitions is excluded from net cash used in investing activities, while under Dutch GAAP it is included in net cash used in investing activities. The issuance of common shares during fiscal 2000 in exchange for shares of Bompreco and Superdiplo for a total consideration of EUR1,425 million was treated as a non-cash transaction for purposes of U.S. GAAP.

            SELECTED FINANCIAL AND OTHER INFORMATION OF AHOLD LEASE

Selected Financial Information of Ahold Lease

   Ahold Lease is a newly incorporated entity and had no business activities or operations prior to February 12, 2001, when it entered into the leveraged lease transactions as described in this prospectus. Ahold Lease derived the annual selected financial data presented below from its audited consolidated financial statements. The selected financial data presented below for the first half of 2001 have been derived from Ahold Lease's unaudited interim financial information, which are included elsewhere in this prospectus and which, in the opinion of Ahold Lease's management, include all adjustments necessary for a fair statement of the results for the unaudited interim periods. The operating results for the first half of 2001 are not necessarily indicative of the operating results for the full fiscal year.

                                                                         First half of 2001
                                                                         ------------------
                                                                                 $
                                                                         ------------------
Statement of Operations Data (in thousands except per common share data)
Total revenue...........................................................       23,554
Operating expenses......................................................      (23,633)
                                                                              -------
Loss before income tax benefit..........................................          (78)
Income tax benefit......................................................           31
                                                                              -------
Net loss................................................................          (47)
                                                                              =======
Loss per common share...................................................       469.03

                                                   As of end of    As of end of
                                                first half of 2001 Fiscal 2000
                                                ------------------ ------------
                                                        $               $
                                                ------------------ ------------
Balance Sheet Data (in thousands)
Assets:
Current assets.................................          218              0
Other assets...................................       21,268          6,174
                                                      ------          -----
   Total assets................................       21,486          6,174
                                                      ======          =====
Liabilities and shareholder's deficit:
Current liabilities............................        4,831          6,174
Other liabilities..............................       16,702              0
Shareholder's deficit..........................          (47)             0
                                                      ------          -----
   Total liabilities and shareholder's deficit.       21,486          6,174
                                                      ======          =====

Management's Discussion and Analysis of Financial Condition and Results of Operations of Ahold Lease

   The following discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements, the related notes and the other financial information relating to Ahold Lease appearing elsewhere in this prospectus.

Overview

   Ahold Lease is a wholly owned indirect subsidiary of Royal Ahold incorporated on August 1, 2000 in the State of Delaware. Ahold Lease was incorporated for the purpose of engaging in the leveraged lease transactions. Ahold Lease has no current business activities other than leasing and subleasing the properties. Prior to the completion of the leveraged lease transactions, Ahold Lease has had no liabilities or income.

Results of Operations

   Ahold Lease is a newly incorporated entity and had no business activities or operations prior to February 12, 2001, when it entered into leveraged lease transactions as described in this prospectus.

Liquidity and Capital Resources

   Although Ahold Lease has subleased each property, under the "bondable" triple-net lease terms for the properties, Ahold Lease is responsible for the payment of basic and additional rent payable under the leases, including all property taxes, operating costs and all charges, fees, utilities, insurance and expenses, including repair and maintenance costs, associated with the use, possession, control and operation of the properties. Ahold Lease believes it has adequate capital resources for the nature of its business and that funds from its operations as described in this prospectus will be sufficient to provide for its operations.

Quantitative and Qualitative Disclosures About Market Risk

   Ahold Lease is not exposed to market risk.

Management of Ahold Lease

   The following table sets forth the name, age and position of each of the directors and executive officers of Ahold Lease as of August 17, 2001.

Name             Age             Position              Director Since
----             ---             --------              --------------
William J. Grize 55  Director                               2001
Brian W. Hotarek 55  Director and President                 2001
Bart A.J. Kuper. 38  Director, Secretary and Treasurer      2001
Daniel C. Tiedge 46  Vice President                          *
David S. Lima... 43  Assistant Secretary                     *

--------
* Not applicable.

   William J. Grize. Mr. Grize has served on Ahold Lease's board of directors since May 2001. He has also been Director, President and Chief Executive Officer of Ahold U.S.A., Inc. (a wholly owned subsidiary of Royal Ahold) since September 2000. Mr. Grize holds a number of other positions, including Director and Executive Board member of the Food Marketing Institute, Executive Board member and member of the Board of Governors of the Uniform Code Council and Trustee of the Dana Farber Cancer Institute. Prior to September 2000, Mr. Grize held a number of positions at Stop & Shop over 34 years, culminating in his appointment as President and Chief Executive Officer in December 1997. Further, in September 2001 Mr. Grize will assume the position of Executive Vice President of Royal Ahold in addition to his other appointments.

   Brian W. Hotarek. Mr. Hotarek has been Director, Vice President and Assistant Secretary of Ahold Lease since May 2001. Mr. Hotarek has also been Director, Executive Vice President and Chief Financial Officer of Ahold U.S.A., Inc. since January 2001. In addition, he served as Director, Executive Vice President and Chief Financial Officer of Stop & Shop prior to January 2001, having started with that company in 1985 and serving in a number of management positions in that time.

   Bart A. J. Kuper. Mr. Kuper has been Secretary and Treasurer of Ahold Lease and Ahold Finance U.S.A., Inc. since May 2001. Mr. Kuper has been Vice President and Assistant Secretary of Ahold U.S.A. Holdings, Inc. since March 2001. He has served as Senior Vice President and Assistant Secretary of Ahold U.S.A. Support Services, Inc. since January 2001. Mr. Kuper joined Royal Ahold in The Netherlands in 1995 and served as Tax Director until 1997 when he was promoted to the position of Vice President. He subsequently accepted a position in the United States at Ahold U.S.A., Inc. in early 2000, and was promoted to Senior Vice President in the Finance & Tax USA division. Mr. Kuper was a Tax Advisor with Ernst & Young working in their London, Curacao, Netherlands Antilles and Amsterdam offices from 1990 to 1995.

   Daniel C. Tiedge. Mr. Tiedge has been Vice President of Ahold Lease since August 2000 and served as a Director from August 2000 until May 2001. He has been Director and Vice President of Ahold Finance U.S.A., Inc.

and Assistant Secretary of Ahold U.S.A. Support Services, Inc. since October 1999. From March 1997 to December 1999, he served as Vice President and Chief Financial Officer of Ahold Real Estate Company. From April 1991 to March 1997, Mr. Tiedge served as Chief Financial Officer of Julian LeCraw & Company, Inc.

   David S. Lima. Mr. Lima has been Assistant Secretary of Ahold Lease since August 2000 and Assistant Secretary of Ahold Finance U.S.A., Inc. since May 2001. He has served as Corporate Counsel of Ahold U.S.A., Inc. since October 1999. From January 1993 to September 1999, he served as Real Estate Counsel for Ahold Real Estate Company.

Executive Compensation

   Directors and executive officers of Ahold Lease will not receive compensation for their services as such.

                                THE PROPERTIES

   The properties consist of a portfolio of interests in 46 commercial properties, including supermarkets and other retail stores, office buildings, warehouses and distribution centers containing an aggregate of approximately 5,824,674 total square feet. In the case of each site, the related lessor acquired from an affiliate of Royal Ahold (1) a fee interest in the land, buildings, improvements and non-severable personalty at the site, (2) a leasehold interest in the land and a fee interest in the buildings, improvements and non-severable personalty at the site, (3) a leasehold interest in the land, buildings, improvements and non-severable personalty at the site, or (4) an estate for years in the land and a fee interest in the buildings, improvements and non-severable personalty at the site. If the related lessor acquired an estate for years in the land, the remainder interest in the land was acquired by the remainderman. Ahold Lease entered into separate leveraged lease transactions with respect to each of the 46 sites. All of these interests in these properties were leased to Ahold Lease. The following is a list of the sites:

                       Summary Description of the Sites

                                               Total   Appraised
Property Location               Anchor Chain  sq. ft.    Value
-----------------              -------------- ------- -----------
Supermarkets/Retail Properties
Lexington, MA.................  Stop & Shop    44,594 $ 8,100,000
Peabody, MA...................  Stop & Shop    65,470   8,700,000
N. Reading, MA................  Stop & Shop    70,747  10,500,000
So. Yarmouth, MA..............  Stop & Shop   111,505  14,400,000
Orleans, MA...................  Stop & Shop   108,246  15,400,000
Raynham, MA...................  Stop & Shop    64,142  12,000,000
Watertown, MA.................  Stop & Shop    68,200  13,200,000
Fall River, MA................  Stop & Shop    70,784  12,500,000
Beverly, MA...................  Stop & Shop    63,489  14,560,000
Arlington, MA.................  Stop & Shop    27,352   8,900,000
Attleboro, MA.................  Stop & Shop    66,499  14,800,000
Springfield, MA...............  Stop & Shop    71,430  12,400,000
Hartford, CT..................  Stop & Shop    68,811  11,000,000
Seymour, CT...................  Stop & Shop    67,206  12,800,000
Cromwell, CT..................  Stop & Shop    78,435  11,500,000
Milford, CT...................  Stop & Shop    69,300  12,900,000
Willimantic, CT...............  Stop & Shop    61,792  12,100,000
Smithfield, RI................  Stop & Shop    82,621  14,400,000
Providence, RI................  Stop & Shop    67,930  11,200,000
N. Smithfield, RI.............  Stop & Shop    62,834  12,800,000
Pottsville, PA................ Giant-Carlisle  31,004   2,500,000
Cherry Hill, NJ............... Giant-Landover  64,885   9,100,000
Annandale, VA................. Giant-Landover  53,750  11,900,000
Dillon, SC....................     BI-LO       43,382   4,100,000
Clemson, SC...................     BI-LO       55,374   6,500,000
Mullins, SC...................     BI-LO       43,450   4,300,000
Clinton, SC...................     BI-LO       49,623   5,800,000
Manchester, TN................     BI-LO       41,423   5,000,000
Rossville, GA.................     BI-LO       34,279   4,000,000
Trenton, GA...................     BI-LO       41,423   4,900,000
Black Mountain, NC............     BI-LO       42,163   4,900,000
Stanley, NC...................     BI-LO       41,423   4,500,000
Rochester, NY.................      Tops       43,000   5,900,000
Village of Lansing, NY........      Tops       50,915   9,600,000

                                                    Total            Appraised
Property Location             Anchor Chain         sq. ft.             Value
-----------------      -------------------------- ---------         ------------
Non-Retail Properties
Middlesex Township, PA       Giant-Carlisle         236,600         $ 32,000,000
Carlisle, PA..........       Giant-Carlisle         378,200           29,250,000
Greenville, SC........           BI-LO            1,218,860           75,000,000
Chattanooga, TN.......           BI-LO              292,400           16,000,000
Chattanooga, TN.......           BI-LO              171,167            8,700,000
Allentown, PA.........      U.S. Foodservice        128,000            9,650,000
Reno, NV..............      U.S. Foodservice        128,000           12,500,000
Ft. Mill, SC..........      U.S. Foodservice        551,765           41,000,000
Alcoa, TN.............      U.S. Foodservice        229,579           11,800,000
Glendale Heights, IL..      U.S. Foodservice        180,829           12,000,000
Greenville, SC........ Ahold Information Services   215,000           49,000,000
Chantilly, VA.........        Ahold U.S.A.           66,793           14,250,000
                                                  ---------         ------------
       Total..........                            5,824,674 sq. ft. $638,310,000

Description of Certain Significant Sites

   The following is a brief summary of those sites which individually comprise at least 5% of the total appraised value of all the properties.

Greenville, South Carolina, Non-Retail Property of BI-LO

   The Greenville, South Carolina property is the headquarters of Royal Ahold's subsidiary BI-LO. It is a 1,218,860 square foot complex, which includes five buildings that contain warehouse space, office space and vehicle maintenance facilities, situated on a 162-acre site. The property is located in an industrial area in a suburb of Greenville, South Carolina, and is in close proximity to both Interstate 85 and Interstate 385.

Greenville, South Carolina, Non-Retail Property of Ahold Information Services

   The Greenville, South Carolina property is the data center for Royal Ahold's supermarkets and convenience stores located in the United States. It is a 215,000 square foot complex, which was completed in 2000. The property includes an office tower, a cafeteria and fitness center, and a data center, situated on a 16-acre site. It is in close proximity to both Interstate 85 and Interstate 385.

Ft. Mill, South Carolina, Non-Retail Property of U.S. Foodservice

   The Ft. Mill, South Carolina property is a regional distribution center of Royal Ahold's subsidiary U.S. Foodservice. The property is a 551,765 square foot complex, which includes an office building, a cooler/freezer section and a dry good storage area. It is located five miles from Charlotte, North Carolina and is in close proximity to Interstate 77 and Interstate 85.

Middlesex Township, Pennsylvania, Non-Retail Property of Giant-Carlisle

   The Middlesex Township, Pennsylvania property is the headquarters of Royal Ahold's subsidiary Giant-Carlisle. It is a 236,600 square foot three-story building, situated on a 24-acre site. The property is located in a mixed commercial and industrial area close to Harrisburg and Carlisle, Pennsylvania with direct access to Interstate 81 and the Pennsylvania Turnpike.

                                USE OF PROCEEDS

   Neither Royal Ahold nor Ahold Lease will receive any proceeds from the issuance of the new pass through certificates in the exchange offer. The pass through trustees will receive the outstanding pass through certificates in exchange for the issuance of the new pass through certificates in like principal amount in the exchange offer. The pass through trustees will cancel all outstanding pass through certificates surrendered in exchange for new pass through certificates in the exchange offer.

   The proceeds to the pass through trustees from the issuance and sale of the outstanding pass through certificates was approximately $547 million after deducting the initial purchasers' discount and other expenses related to that offering. Each of the pass through trustees used the proceeds from the sale of the outstanding pass through certificates to purchase the secured notes of the related series from the lessors. Each lessor used the proceeds from the sale of its secured notes to finance a portion of the purchase price that it paid for its interest in the related property. The proceeds from the sale of secured notes related to each property were, on average, approximately 86% of the lessor's purchase price for the related property and related costs. The related lessor provided, from sources other than proceeds from the issuance of the secured notes, the remainder of the lessor's purchase price for that property.

   Royal Ahold and Ahold Lease's proceeds from the sale of the properties in connection with the leveraged lease transactions were approximately $638 million. The proceeds from the leveraged lease transactions were used to repay indebtedness under revolving credit agreements of Royal Ahold and its affiliates, a portion of which was incurred in connection with Royal Ahold's acquisition of PYA/Monarch and Royal Ahold's acquisition of some commercial real estate properties in the United States.

                         DESCRIPTION OF PAYMENT FLOWS

   The following diagram illustrates certain aspects of the payment flows in each of the leveraged lease transactions among the related lessor, the related indenture trustee, the pass through trustees, the holders of the pass through certificates, Royal Ahold and Ahold Lease.

   With respect to each property, Ahold Lease leased the property from the related lessor under the related lease, pursuant to which Ahold Lease will pay rent and other amounts to the related lessor. The secured notes issued by each lessor under the related secured note indenture are secured by (1) a mortgage on the related property, (2) an assignment of the lessor's rights under the related lease, including an assignment of the right to receive rents, other than certain payments owed to the lessor or others and subject to certain rights that are shared with the lessor or others, and (3) an assignment of the lessor's rights under Royal Ahold's guarantee of the related lease, other than certain payments owed to the lessor or others and subject to certain rights that are shared with the lessor or others. As a result of the assignment of the related lease, Ahold Lease will pay rent directly to the related indenture trustee, which in turn will apply an amount equal to the amount of debt service on the related secured notes to pay the principal of, and any premium and interest on, the secured notes. The indenture trustee will pay the balance of payments received under the related lease to the related lessor or as the lessor may direct. All payments of principal, interest and any premium received by the related pass through trustee in respect of the secured notes held in that pass through trust will be distributed to the holders of the related pass through certificates. Any distribution by the pass through trustee for the series A-1 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-1 pass through certificates and the holders of the new A-1 pass through certificates issued in this exchange offer. Any distribution by the pass through trustee for the series A-2 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-2 pass through certificates and the holders of the new A-2 pass through certificates issued in this exchange offer.

                                  [FLOW CHART]

                 DESCRIPTION OF THE PASS THROUGH CERTIFICATES

   The following is a summary of the general terms and provisions of the outstanding pass through certificates and the new pass through certificates. The summary is qualified in its entirety by reference to the pass through trust agreements, copies of which can be obtained from the pass through trustees. The terms of the pass through certificates include those stated in the pass through trust agreements and those made part of the pass through trust agreements by reference to the Trust Indenture Act of 1939. Royal Ahold and Ahold Lease have filed the pass through trust agreements as exhibits to the registration statement of which this prospectus is a part.

   The outstanding pass through certificates have been issued, and the new pass through certificates will be issued, pursuant to the related pass through trust agreements, each entered into by Ahold Lease and the related pass through trustee. Each series of pass through certificates contain substantially the same terms and conditions, except that the interest rate, scheduled repayments of principal, maturity dates and the aggregate principal amount of the related secured notes differ.

General

   The pass through certificates have been and will be issued in fully registered form only, without interest coupons. The pass through certificates will not be issued in bearer form. The outstanding A-1 pass through certificates and new A-1 pass through certificates represent fractional undivided interests in the series A-1 pass through trust and the outstanding A-2 pass through certificates and new A-2 pass through certificates represent fractional undivided interests in the series A-2 pass through trust. The new pass through certificates will represent the same fractional undivided interests in the related pass through trusts as the outstanding pass through certificates they are replacing.

   The property of each pass through trust includes:

    .  the related series of secured notes;

    .  all monies at any time paid on the related series of secured notes;

    . all monies due and to become due under the related series of secured notes;

    . funds from time to time deposited with the related pass through trustee in accounts established and maintained for the benefit of the holders of pass through certificates or as part of the pass through trust;

    .  any proceeds from the sale of secured notes; and

    . all rights of the pass through trust and the pass through trustee, on behalf of the related pass through trust, under the related transaction documents.

   Each outstanding A-1 pass through certificate and each outstanding A-2 pass through certificate was issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess of that amount. Each new A-1 pass through certificate and each new A-2 pass through certificate will be issued in denominations of $1,000 and integral multiples of $1,000 in excess of that amount.

   Interest will be passed through to holders of each series of pass through certificates at the applicable annual rate on January 2 and July 2 of each year, commencing January 2, 2002. The applicable annual rate is calculated on the basis of a 360-day year consisting of twelve 30-day months.

   Each series of outstanding pass through certificates represents, and each series of new pass through certificates will represent, interests in the pass through trust that issued the pass through certificates and does not and will not represent an interest in or obligation of any lessor, the related pass through trustee, any equity participant, Royal Ahold, Ahold Lease or any of their affiliates.

   Neither the pass through trust agreements nor the secured note indentures contain any financial or operating covenants or any "event risk" provisions specifically designed to provide holders of the pass through certificates protection in the event of a highly leveraged transaction involving Royal Ahold or Ahold Lease. However, the holders of the pass through certificates of each pass through trust have, or, in the case of the new pass through certificates, will have, the benefit of a lien on the properties that are pledged as security for the secured notes held in that pass through trust.

Book-Entry, Delivery and Form of New Pass Through Certificates

   The new pass through certificates will be represented by one or more global new pass through certificates in fully registered form without interest coupons and will be deposited with the related pass through trustee as custodian for, and registered in the name of, DTC or its nominee, for credit to the respective accounts of beneficial owners of the new pass through certificates. The new pass through certificates will bear a different CUSIP number from the outstanding pass through certificates.

   Ownership of beneficial interests in a global new pass through certificate will be limited to persons who have accounts with DTC, referred to in this prospectus as participants and persons who hold interests through participants, including Euroclear and Clearstream, Luxembourg. Ownership of beneficial interests in a global new pass through certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. Qualified institutional buyers may hold their interests in a global new pass through certificate directly through DTC if they are participants in the DTC system, or indirectly through organizations which are participants in the DTC system.

   So long as DTC or its nominee is the registered owner or holder of a global new pass through certificate, DTC or its nominee will be considered the sole owner or holder of the new pass through certificates represented by the global new pass through certificate for all purposes under the related pass through trust agreement and the related new pass through certificates. No beneficial owner of an interest in a global new pass through certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the related pass through trust agreement and, if applicable, those of Euroclear and Clearstream, Luxembourg.

   Payments of the principal and interest in respect of a global new pass through certificate will be made to DTC or its nominee as the registered owner of the global new pass through certificate. None of the pass through trustees, any paying agent, Royal Ahold, Ahold Lease or any of their affiliates will have any responsibility or liability (1) for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global new pass through certificate or (2) for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

   DTC has advised Royal Ahold, Ahold Lease and the pass through trustees that its current practice is, upon receipt of any payment of principal or interest in respect of a global new pass through certificate, to credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global new pass through certificate as shown on the records of DTC or its nominee. Payments by participants to owners of beneficial interests in the global new pass through certificate held through the participants are expected to be governed by standing instructions and customary practices. Those payments will be the responsibility of the participants.

   Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their rules and operating procedures.

   DTC is expected to take any action permitted to be taken by a holder of new pass through certificates (1) only at the direction of one or more participants to whose account the DTC interests in a global new pass through certificate are credited and (2) only in respect of the portion of the aggregate principal amount of new pass through certificates as to which the participant or participants has or have given that direction.

   DTC has indicated that it is:

   . a limited purpose trust company organized under the laws of the State of New York;

   .   a "banking organization" within the meaning of New York Banking Law;

   .   a member of the Federal Reserve System;

   . a "clearing corporation" within the meaning of the Uniform Commercial Code; and

   . a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

   DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants and certain other organizations. This eliminates the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Although DTC, Euroclear and Clearstream, Luxembourg are expected to follow the procedures described above in order to facilitate transfers of interests in a global new pass through certificate among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform these procedures. These procedures may be discontinued at any time. None of the pass through trustees, Royal Ahold or Ahold Lease will have any responsibility for the performance of the obligations by DTC, Euroclear or Clearstream, Luxembourg or their participants or indirect participants having indirect access to the DTC system under the rules and procedures governing their operations.

Certificated Securities

   Certificated securities will be delivered to the owners of beneficial interests in the global new pass through certificates in accordance with DTC's rules and procedures in addition to those provided for under the pass through trust agreements if with respect to a series of new pass through certificates:

   . DTC is at any time unwilling or unable to continue as a depositary for the global new pass through certificates of that series and a successor depositary is not appointed within 90 days;

   . Ahold Lease opts to terminate book-entry settlement of that series of new pass through certificates through DTC and notifies the pass through trustees of its decision in writing; or

   . during the continuation of an event of default under any secured note indenture, owners of beneficial interests in the global new pass through certificates representing not less than a majority in interest of that series of new pass through certificates give notice in writing to the related pass through trustee, Ahold Lease and DTC that the continuation of book-entry settlement through DTC is no longer in their best interests.

Payments and Distributions

   Payments of principal, any premium and interest on the secured notes received by each pass through trustee will be distributed by that pass through trustee to holders of the related pass through certificates on the date the pass through trustee receives those payments. Any distribution by the pass through trustee for the series A-1 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-1 pass through certificates and the holders of the new A-1 pass through certificates issued in this exchange offer. Any distribution by the pass through trustee for the series A-2 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-2 pass through certificates and the holders of the new A-2 pass through certificates issued in this exchange offer. Each series of secured notes was purchased by the related pass through trustee at a discount from its face amount. During the period from February 12, 2001, which was the date of the closing of the leveraged lease transactions and the date that the secured notes were issued, to July 2, 2001, the secured notes provided a return consisting of the accretion of the discount such that the yield of each secured note to the applicable date equaled the semi-annual bond equivalent rate corresponding to the annual interest rate applicable to the related pass through certificates. From July 2, 2001 through the maturity date or earlier redemption, the secured notes will accrue interest payable in cash at the applicable annual rate for the related pass through certificates on January 2 and July 2 of each year, commencing January 2, 2002.

   Payments of principal on the secured notes are scheduled to be received by each of the pass through trustees on the secured notes on January 2 or July 2, or, in certain years, on both such dates. The payments of principal will commence July 2, 2003, in the case of the series A-1 secured notes and January 2, 2020, in the case of the series A-2 secured notes.

   The scheduled payments of interest and principal on the secured notes are referred to in this prospectus as scheduled payments. January 2 and July 2 of each year, commencing January 2, 2002, are referred to in this prospectus as regular distribution dates. The pass through trustees will distribute on each regular distribution date to the holders of the related pass through certificates all scheduled payments under the applicable secured notes when the pass through trustees have received those scheduled payments. Any distribution by the pass through trustee for the series A-1 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-1 pass through certificates and the holders of the new A-1 pass through certificates issued in this exchange offer. Any distribution by the pass through trustee for the series A-2 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-2 pass through certificates and the holders of the new A-2 pass through certificates issued in this exchange offer. Each distribution of scheduled payments other than the final distribution will be made by the pass through trustees to the holders of record of the applicable related pass through certificates on the June 15 or December 15 next preceding the regular distribution date. However, if a scheduled payment under the secured notes is not received by the related pass through trustee on a regular distribution date but is received within five business days after the regular distribution date, it will be distributed on the date received to the holders of record of the related pass through certificates on the June 15 or December 15 next preceding the regular distribution date. If it is received after that five-day period, it will be treated as a special payment and distributed as described below. If any regular distribution date is not a business day, distributions scheduled to be made on the regular distribution date may be made on the next succeeding business day without additional interest.

   The series A-1 pass through trust holds series A-1 secured notes that will mature no later than January 2, 2020 and the series A-2 pass through trust holds series A-2 secured notes that will mature no later than January 2, 2025. Each holder of the pass through certificates of the related pass through trust will be entitled to receive a proportionate share of any distribution in respect of scheduled payments of principal and interest made on the related secured notes. Scheduled payments of principal on the secured notes are described below under "Description of the Secured Notes." After a redemption or default in respect of some or all of the secured notes, a holder of the pass through certificates should refer to the information with respect to the pool balance and the pool factor relating to such series of pass through certificates reported periodically by the related pass through trustee.

   Payments of principal, any premium and interest received by each pass through trustee on account of the redemption of any secured notes issued with respect to a lease and payments received by each pass through trustee following an event of default in respect of any of those secured notes will be distributed to the applicable holders of the pass through certificates and those persons for whom members of, or participants in, DTC act on a business day which is at least 20 days after notice from the pass through trustee of such receipt. Those payments are referred to in this prospectus as special payments and the date the distribution is made is referred to in this prospectus as a special distribution date. Any special distribution by the pass through trustee for the series A-1 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-1 pass through certificates and the holders of the new A-1 pass through certificates issued in this exchange offer. Any special distribution by the pass through trustee for the series A-2 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-2 pass through certificates and the holders of the new A-2 pass through certificates issued in this exchange offer. Each pass through trustee will mail notice to the applicable holders of the pass through certificates and, upon request, beneficial owners of pass through certificates held through DTC participants not less than 20 days prior to the distribution stating the anticipated special distribution date. Each distribution of a special payment, other than a final distribution, will be made by the related pass through trustee to the holders of record of that series of pass through certificates on the 15th day of the month next preceding such special distribution date.

   Each of the pass through trust agreements requires that the pass through trustee establish and maintain, for the related pass through trust and for the benefit of the holders of the related pass through certificates, a non-interest bearing account for the deposit of payments representing scheduled payments on the related secured notes. Each of the pass through trust agreements also requires that the pass through trustee establish and maintain, for the related pass through trust and for the benefit of the related holders of pass through certificates, one or more non-interest bearing accounts for the deposit of payments representing special payments. Pursuant to the terms of each of the pass through trust agreements, the pass through trustee is required to deposit any scheduled or special payments relating to the applicable pass through certificates received by it in the applicable account. All amounts so deposited will be distributed by the pass through trustees on a regular distribution date or a special distribution date, as appropriate.

   Distributions by the pass through trustees from the accounts of the related pass through trust on a regular distribution date or a special distribution date will be made by check mailed to each holder of record of the pass through certificates on the applicable record date at its address appearing in the register maintained for the related pass through trust except that, with respect to pass through certificates registered on the record date in the name of DTC or its nominee, or if a holder of record holds a pass through certificate or pass through certificates in an aggregate amount greater than $10,000,000, or if a holder of record holds pass through certificates in an aggregate amount greater than $1,000,000 and so requests to the related pass through trustee, the distribution will be made by wire transfer to an account designated by DTC or that holder of record, as applicable.

   The final distribution for each series of pass through certificates, however, will be made only upon presentation and surrender of the pass through certificates at the office or agency of the related pass through trustee specified in the notice given by that pass through trustee of the final distribution. Each pass through trustee will mail the notice of the final distribution to the holders of the related series of pass through certificates. The notice will specify the date set for the final distribution and the amount of the distribution.

Pool Factors

   The pool factor for each series of pass through certificates rose with the accretion of discount on the secured notes to 1.0000000 on July 2, 2001. After July 2, 2001, unless there has been a redemption, purchase or default in respect of the series A-1 secured notes or series A-2 secured notes, the pool factor will decline in proportion to the scheduled repayments of principal on the related secured notes as indicated below and as described under "Description of the Secured Notes." In the event of a redemption, purchase or default, the pool factor and the pool balance for each series of pass through certificates so affected will be recomputed after giving effect to the redemption, purchase or default. Notice of the recomputation will be mailed to holders of the pass through certificates so affected.

   The pool balance for each series of pass through certificates indicates, as of any regular distribution date or special distribution date, (1) the aggregate unpaid principal amount of the related series of secured notes held in the related pass through trust on that date plus (2) any amounts in respect of the principal payment on those secured notes held by the related pass through trustee and not yet distributed. The pool balance for each series of pass through certificates as of any regular distribution date or special distribution date will be computed after giving effect to (1) the accretion of discount and payment of principal on the related series of secured notes held in the related pass through trust and (2) any distribution of principal to be made on that date.

   The pool factor for each series of pass through certificates as of any regular distribution date or special distribution date is the quotient, rounded to the seventh decimal place, computed by dividing (1) the pool balance of that series of pass through certificates by (2) the original aggregate face amount of the pass through certificates of that series. After each date on which the pool factor for each series of pass through certificates has risen to 1.0000000, the pool factor for each series of pass through certificates will decline as described above to reflect reductions in the pool balance of that series of pass through certificates. The amount of a certificate holder's pro rata share of the pool balance of a series of pass through certificates can be determined by multiplying (1) the principal amount of the holder's pass through certificates of that series by (2) the pool factor for that series of pass through certificates as of the applicable regular distribution date or special distribution date.

Principal Payments

   As of the date of issuance of the outstanding pass through certificates, the aggregate scheduled accretion of discount, repayment of principal and outstanding principal balance on the secured notes to be held in the pass through trusts and resultant pool factors are set forth below:

                  Outstanding A-1 pass through certificates and new A-1      Outstanding A-2 pass through certificates and
                                pass through certificates                          new A-2 pass through certificates
                  ------------------------------------------------------ ------------------------------------------------------
                   Scheduled      Scheduled                               Scheduled      Scheduled
     Regular      Accretion of   Payments of     Outstanding     Pool    Accretion of   Payments of     Outstanding     Pool
Distribution Date   Discount      Principal       Principal     Factor     Discount      Principal       Principal     Factor
----------------- ------------- -------------- --------------- --------- ------------- -------------- --------------- ---------
 July 2, 2001.... $9,218,614.35 $         0.00 $304,446,385.65 0.9706100 $8,095,748.80 $         0.00 $242,624,251.20 0.9677100
 January 2, 2002.                         0.00  313,665,000.00 1.0000000                         0.00  250,720,000.00 1.0000000
 July 2, 2002....                         0.00  313,665,000.00 1.0000000                         0.00  250,720,000.00 1.0000000
 January 2, 2003.                         0.00  313,665,000.00 1.0000000                         0.00  250,720,000.00 1.0000000
 July 2, 2003....                17,022,743.75  296,642,256.25 0.9457295                         0.00  250,720,000.00 1.0000000
 January 2, 2004.                         0.00  296,642,256.25 0.9457295                         0.00  250,720,000.00 1.0000000
 July 2, 2004....                         0.00  296,642,256.25 0.9457295                         0.00  250,720,000.00 1.0000000
 January 2, 2005.                 4,367,421.98  292,274,834.27 0.9318057                         0.00  250,720,000.00 1.0000000
 July 2, 2005....                         0.00  292,274,834.27 0.9318057                         0.00  250,720,000.00 1.0000000
 January 2, 2006.                11,298,043.13  280,976,791.14 0.8957862                         0.00  250,720,000.00 1.0000000
 July 2, 2006....                         0.00  280,976,791.14 0.8957862                         0.00  250,720,000.00 1.0000000
 January 2, 2007.                 1,515,424.60  279,461,366.54 0.8909549                         0.00  250,720,000.00 1.0000000
 July 2, 2007....                         0.00  279,461,366.54 0.8909549                         0.00  250,720,000.00 1.0000000
 January 2, 2008.                10,841,080.83  268,620,285.71 0.8563923                         0.00  250,720,000.00 1.0000000
 July 2, 2008....                         0.00  268,620,285.71 0.8563923                         0.00  250,720,000.00 1.0000000
 January 2, 2009.                 4,848,940.67  263,771,345.04 0.8409333                         0.00  250,720,000.00 1.0000000
 July 2, 2009....                         0.00  263,771,345.04 0.8409333                         0.00  250,720,000.00 1.0000000
 January 2, 2010.                 7,857,193.60  255,914,151.44 0.8158837                         0.00  250,720,000.00 1.0000000
 July 2, 2010....                         0.00  255,914,151.44 0.8158837                         0.00  250,720,000.00 1.0000000
 January 2, 2011.                17,360,563.55  238,553,587.89 0.7605362                         0.00  250,720,000.00 1.0000000
 July 2, 2011....                         0.00  238,553,587.89 0.7605362                         0.00  250,720,000.00 1.0000000
 January 2, 2012.                21,935,900.52  216,617,687.37 0.6906020                         0.00  250,720,000.00 1.0000000
 July 2, 2012....                         0.00  216,617,687.37 0.6906020                         0.00  250,720,000.00 1.0000000
 January 2, 2013.                28,378,340.66  188,239,346.71 0.6001286                         0.00  250,720,000.00 1.0000000
 July 2, 2013....                         0.00  188,239,346.71 0.6001286                         0.00  250,720,000.00 1.0000000
 January 2, 2014.                30,505,011.01  157,734,335.70 0.5028752                         0.00  250,720,000.00 1.0000000
 July 2, 2014....                         0.00  157,734,335.70 0.5028752                         0.00  250,720,000.00 1.0000000
 January 2, 2015.                32,573,921.38  125,160,414.32 0.3990258                         0.00  250,720,000.00 1.0000000
 July 2, 2015....                         0.00  125,160,414.32 0.3990258                         0.00  250,720,000.00 1.0000000
 January 2, 2016.                35,831,842.49   89,328,571.83 0.2847897                         0.00  250,720,000.00 1.0000000
 July 2, 2016....                         0.00   89,328,571.83 0.2847897                         0.00  250,720,000.00 1.0000000
 January 2, 2017.                38,763,588.87   50,564,982.96 0.1612070                         0.00  250,720,000.00 1.0000000
 July 2, 2017....                         0.00   50,564,982.96 0.1612070                         0.00  250,720,000.00 1.0000000
 January 2, 2018.                31,819,635.15   18,745,347.81 0.0597623                         0.00  250,720,000.00 1.0000000
 July 2, 2018....                         0.00   18,745,347.81 0.0597623                         0.00  250,720,000.00 1.0000000
 January 2, 2019.                18,170,114.32      575,233.49 0.0018339                         0.00  250,720,000.00 1.0000000
 July 2, 2019....                         0.00      575,233.49 0.0018339                         0.00  250,720,000.00 1.0000000
 January 2, 2020.                   575,233.49            0.00 0.0000000                27,706,891.48  223,013,108.52 0.8894907
 July 2, 2020....                                                                                0.00  223,013,108.52 0.8894907
 January 2, 2021.                                                                       47,255,565.58  175,757,542.94 0.7010113
 July 2, 2021....                                                                                0.00  175,757,542.94 0.7010113
 January 2, 2022.                                                                       53,086,101.63  122,671,441.31 0.4892766
 July 2, 2022....                                                                                0.00  122,671,441.31 0.4892766
 January 2, 2023.                                                                       57,942,488.74   64,728,952.57 0.2581723
 July 2, 2023....                                                                                0.00   64,728,952.57 0.2581723
 January 2, 2024.                                                                       59,876,890.51    4,852,062.06 0.0193525
 July 2, 2024....                                                                                0.00    4,852,062.06 0.0193525
 January 2, 2025.                                                                        4,852,062.06            0.00 0.0000000

Reports to Holders of the Pass Through Certificates

   On each regular distribution date and special distribution date, each pass through trustee will include with each distribution of a scheduled payment or special payment to holders of record of the pass through certificates, a statement giving effect to the distribution to be made on that regular distribution date or special distribution date. The statement will include the following information:

      (1) the amount of the distribution allocable to principal and the amount allocable to any premium;

      (2)  the amount of the distribution allocable to interest; and

      (3) the pool balance and the pool factor for the related series of pass through certificates.

   In addition, within a reasonable period of time after the end of each calendar year, each pass through trustee will furnish to each person who was a holder of record of the pass through certificates of the related series a report containing the sum of the amounts determined pursuant to clauses (1) and
(2) above with respect to that series of pass through certificates for that calendar year. If that person was a holder of record of the pass through certificates during a portion of such calendar year, the report will contain the sum of the amounts determined pursuant to clauses (1) and (2) above for the applicable portion of that calendar year. The report also will contain such other items as are readily available to the related pass through trustee and which a holder of the related series of pass through certificates may reasonably request as necessary for the purpose of that person's or a beneficial owner's preparation of its federal income tax returns. Reports and related items will be prepared on the basis of information supplied to the related pass through trustee by DTC participants, and will be delivered by the related pass through trustee to the related DTC participants to be available for forwarding by those DTC participants to the applicable recipients.

   As long as any pass through certificates remain outstanding, Ahold Lease will furnish to the pass through trustees and, upon request, make available to each holder of pass through certificates and to each beneficial owner of pass through certificates held through DTC participants, copies of annual reports, information, documents and other reports, or portions of annual reports, information, documents or reports, that Royal Ahold is required to file with the SEC under the Securities Exchange Act within 30 days after Royal Ahold is required to do so. In addition, Ahold Lease will furnish to each of the pass through trustees within 120 days following the end of each fiscal year of Ahold Lease an officer's certificate stating whether or not, to the executing officer's knowledge, Ahold Lease is in default in the performance and observance of any of the terms, provisions and conditions of the related pass through trust agreement. If Ahold Lease is in default, the officer's certificate will specify (1) all of the defaults and the nature of the defaults of which the officer executing the officer's certificate has knowledge and (2) the actions proposed by Ahold Lease to be taken with respect to the defaults.

   The pass through trustees will transmit within 60 days after May 15 of each year a brief report to holders of related pass through certificates as required by the Trust Indenture Act of 1939.

   Ahold Lease also will furnish to holders of any outstanding pass through certificates and, upon request, beneficial owners of any outstanding pass through certificates held through DTC participants and prospective investors any information regarding Royal Ahold required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the outstanding pass through certificates are not freely transferable under the Securities Act and if Royal Ahold is neither subject to the reporting requirements under the Securities Exchange Act nor exempt from reporting pursuant to the Securities Exchange Act.

Registration Rights

   Royal Ahold and Ahold Lease have entered into a registration rights agreement with the initial purchasers. For a description of the registration rights agreement, see "Registration Rights."

Events of Default and Certain Rights upon an Event of Default

   An event of default under each pass through trust agreement is defined as the occurrence and continuance of an event of default under any secured note indenture pursuant to which the secured notes held by the related pass through trusts were issued. For a description of the events of defaults under the secured note indentures, see "Description of the Secured Notes." The pass through trustee of each pass through trust holds all of the related secured notes issued pursuant to each secured note indenture and each supplemental indenture. This means a continuing event of default under any secured note indenture will result in an event of default under the related pass through trust agreement and therefore will affect the related series of pass through certificates.

   Under each secured note indenture, the related lessor and the related equity participant have the right under certain circumstances to cure defaults under that secured note indenture that result from the occurrence of a default under the related lease. If the applicable lessor or equity participant chooses to exercise this cure right, the default under that secured note indenture and consequently any default under the pass through trust agreement will be deemed to be cured. In addition, if an event of default under any lease has caused an event of default which is continuing under the related secured note indenture, then the applicable lessor may elect to purchase all of the then outstanding secured notes at a price equal to (1) the unpaid principal amount of the outstanding secured notes, together with accrued but unpaid interest on those secured notes, plus (2) any other amounts then due and payable with respect to those secured notes, but without a make-whole premium. However, the lessor will pay a make-whole premium, for which Ahold Lease will have no obligation under the related lease, if the lessor elects to purchase all outstanding secured notes issued under that secured note indenture prior to the earlier of (1) 180 days after the occurrence of any event of default under that secured note indenture and (2) acceleration of those secured notes. See "Description of the Secured Notes."

   Each pass through trust agreement provides that, as long as an event of default under any secured note indenture pursuant to which secured notes held by that pass through trust were issued has occurred and is continuing, the related pass through trustee may vote all of the secured notes held by it and issued under that secured note indenture, and upon the direction of the holders of the related pass through certificates aggregating not less than a majority in interest in those pass through certificates, the pass through trustee will vote a corresponding amount of those secured notes, in favor of directing the related indenture trustee to declare the unpaid principal amount of all those secured notes issued under the same secured note indenture and accrued interest on those secured notes to be due and payable. Each pass through trust agreement also provides that, as long as an event of default under any secured note indenture pursuant to which secured notes held by that pass through trust were issued has occurred and is continuing, the related pass through trustee may vote all of the secured notes held by it and issued under that secured note indenture, and upon the direction of the holders of the related pass through certificates aggregating not less than a majority in interest in those pass through certificates, the pass through trustee will vote a corresponding amount of those secured notes, in favor of directing the related indenture trustee as to the exercise of remedies available to the related indenture trustee under that secured note indenture.

   Each secured note indenture provides that, if an event of default under any secured note indenture has occurred and is continuing, the holders of a majority in aggregate principal amount of the secured notes outstanding under the secured note indenture or the related indenture trustee may, in its discretion, or will upon the instructions of the holders of not less than a majority in aggregate principal amount of the secured notes outstanding under the secured note indenture, declare the unpaid principal amount of the secured notes issued under that secured note indenture to be immediately due and payable, together with any interest accrued on those secured notes. Each secured note indenture further provides that if an event of default under any secured note indenture has occurred and is continuing, the holders of not less than a majority in aggregate principal amount of the outstanding secured notes issued under that secured note indenture may direct the related indenture trustee with respect to the exercise of remedies under that secured note indenture. See "Description of the Secured Notes." Accordingly, since each pass through trust holds one of the two series of secured notes issued under each secured note indenture, the ability of the holders of a series of pass through certificates alone to cause the related indenture trustee to accelerate any secured notes or to direct the exercise of remedies by the related indenture trustee will depend on the aggregate principal amount of the series of secured notes issued under the related secured note indenture held in such pass through trust as well as on the amount of all outstanding secured notes issued under that related secured note indenture. Each series of pass through certificates relates to a series of secured notes with terms different from the secured notes related to the other series of pass through certificates. Therefore, the holders of one series of pass through certificates may have divergent or conflicting interests from those of the holders of the other series of pass through certificates. Further, additional secured notes may be issued under one or more of the secured note indentures such that the pass through trustees of one or both of the pass through trusts may not in the future hold a majority in aggregate principal amount of secured notes issued under the related secured note indentures.

   As an additional remedy with respect to any series of pass through certificates, if an event of default under a secured note indenture has occurred and is continuing, each pass through trust agreement provides that the related pass through trustee may sell, and upon the direction of the holders of related pass through certificates aggregating not less than a majority in interest in the related pass through certificates will sell, all or part of the related secured notes for cash to any person. Any proceeds received by either pass through trustee upon the sale of any secured note held by it will be deposited in a special payments account for the related pass through certificates. The proceeds will be distributed to the holders of the related pass through certificates on a special distribution date. Any special distribution by the pass through trustee for the series A-1 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-1 pass through certificates and the holders of the new A-1 pass through certificates issued in this exchange offer. Any special distribution by the pass through trustee for the series A-2 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-2 pass through certificates and the holders of the new A-2 pass through certificates issued in this exchange offer. The market for secured notes in default may be very limited and no one can assure you that they could be sold for a reasonable price. If a pass through trustee sells any secured notes for less than their outstanding principal amount, the holders of the related pass through certificates will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against the pass through trustee, the lessor, any equity participant, Royal Ahold, Ahold Lease or any of their affiliates. No default under a given secured note indenture will give rise to a default under any other secured note indenture. However, see "Description of the Leases--Lease Events of Default" below for a description of a limited cross default provision in the leases.

   Any amount distributed to either pass through trustee by the indenture trustee under any secured note indenture on account of the related secured notes during a continuing event of default under that secured note indenture will be deposited in a special payments account for the related pass through certificates and will be distributed to the holders of those pass through certificates on a special distribution date. Any special distribution by the pass through trustee for the series A-1 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-1 pass through certificates and the holders of the new A-1 pass through certificates issued in this exchange offer. Any special distribution by the pass through trustee for the series A-2 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-2 pass through certificates and the holders of the new A-2 pass through certificates issued in this exchange offer. In addition, if, during a continuing event of default under a secured note indenture, the applicable lessor exercises its option to purchase the outstanding secured notes of any particular series as described below under "Description of the Secured Notes," the related pass through trustee will deposit the price that the lessor pays for those secured notes into the special payments account for the related pass through certificates. The proceeds will be distributed to the holders of the related pass through certificates on a special distribution date. Any special distribution by the pass through trustee for the series A-1 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-1 pass through certificates and the holders of the new A-1 pass through certificates issued in this exchange offer. Any special distribution by the pass through trustee for the series A-2 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-2 pass through certificates and the holders of the new A-2 pass through certificates issued in this exchange offer.

   Any money relating to special payments received by the pass through trustees which is not to be distributed promptly will, to the extent practicable, be invested in permitted investments by the pass through trustees at the direction of Ahold Lease, pending the distribution of those funds on a special distribution date.

   Each pass through trust agreement provides that if a responsible officer of the related pass through trustee has actual knowledge of an event of default under the related pass through trust agreement, without regard to any

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applicable grace period or notice requirement, then that pass through trustee will, within 90 days after the occurrence of the event of default, give to the holders of the related series of pass through certificates notice, transmitted by mail, of all uncured or unwaived defaults under that pass through trust agreement known to it. However, in the case of default in the payment of principal of, or premium or interest on, any of the secured notes, the related pass through trustee will be protected in withholding notice so long as a responsible officer of the pass through trustee in good faith determines that the withholding of the notice is in the interests of all holders of the related pass through certificates.

   Each pass through trust agreement contains a provision entitling the applicable pass through trustee to be indemnified by the holders of the related pass through certificates before proceeding to exercise any right or power under the related pass through trust agreement at the request of the holders of the pass through certificates. This indemnification is subject to the duty of the pass through trustee during a default to act with the required standard of care.

   The holders of pass through certificates issued by each pass through trust aggregating not less than a majority in interest of the related pass through certificates, with the relevant series of outstanding pass through certificates and the new pass through certificates voting together, may on behalf of the holders of all of the related pass through certificates waive, or may instruct the related pass through trustee to waive, any past default under any secured note indenture, except:

   . a default in the deposit of any scheduled payment or special payment or in the distribution of any payment on the related pass through certificates;

   . a default in payment of the principal of, or any premium or interest on, the related secured notes; and

   . a default in respect of any covenant or provision of the related pass through trust agreement that cannot be modified or amended without the consent of each holder of the related pass through certificates affected by such modification or amendment.

   Each secured note indenture provides that the holders of not less than a majority in aggregate principal amount of the secured notes issued under that secured note indenture may direct the related indenture trustee to waive any past default or event of default under that secured note indenture. However, the written instructions from the holders of all the related secured notes issued under a secured note indenture are required for a waiver of a default
(1) in the payment of the principal of, or any premium or interest on, or other amounts due under, the related secured notes or (2) under a covenant or provision of that secured note indenture that cannot be modified or amended without the consent of each holder of the secured notes issued under that secured note indenture. In the event of a waiver by the holders of a majority of a series of pass through certificates under a pass through trust agreement as described above, a corresponding amount of the secured notes held by the related pass through trust will be counted in favor of that waiver in the determination of the majority in aggregate principal amount of the secured notes required to waive a default under the related secured note indenture. For a discussion of waivers of defaults and events of default under the secured note indentures, see "Description of the Secured Notes."

Agreements of Ahold Lease

   Subject to certain exceptions and qualifications, Ahold Lease has agreed to do, among other things, the following:

   . maintain its corporate existence, subject to the provisions below relating to mergers, consolidations, liquidations and asset sales; and

   . refrain from holding material assets, becoming liable for any material obligations, engaging in any trade or business, or conducting any business activity, other than (1) as contemplated in the agreements that Ahold Lease entered into in connection with the leveraged lease transactions, (2) the issuance of its capital stock to Royal Ahold and its affiliates and (3) the incurrence of debt payable to Royal Ahold and its affiliates for purposes of complying with its obligations under the agreements that Ahold Lease entered into in connection with the leveraged lease transactions.

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   Ahold Lease will not consolidate with or merge or liquidate into any other entity or sell all or substantially all of its assets to any other entity unless upon any such consolidation, merger, liquidation or sale the following conditions are satisfied:

   . the surviving entity that is formed by the consolidation or into which Ahold Lease is merged or liquidated or that acquires all or substantially all of Ahold Lease's assets assumes in writing the due and punctual performance of all of the obligations of Ahold Lease under the agreements that Ahold Lease entered into in connection with the leveraged lease transactions;

   . the guarantees of Royal Ahold remain in full force and effect with respect to the obligations of the surviving entity under the leases and the other agreements that Ahold Lease entered into in connection with the leveraged lease transactions and Royal Ahold delivers a written confirmation with respect to such guarantees;

   . after giving effect to the transaction, no event of default under the leases or event which with the giving of notice or passage of time or both would constitute an event of default under the leases exists; and

   . Ahold Lease, if requested by any equity participant, any lessor, either pass through trustee or any indenture trustee, delivers to that equity participant, that lessor, that pass through trustee and that indenture trustee an opinion or opinions of counsel reasonably acceptable to that equity participant, that lessor, that pass through trustee and that indenture trustee stating that:

      . the surviving entity is duly organized under the laws of the state or other jurisdiction of its organization;

      . the assumption agreement, if applicable, is duly authorized, executed and delivered and is enforceable in accordance with its terms;

      . no violation of law applicable to or binding on the surviving entity will result from the surviving entity's being party to any assumption agreement, either of the pass through trust agreements or any of the other agreements that Ahold Lease entered into in connection with the leveraged lease transactions; and

      . the Royal Ahold guarantees have been modified to apply to the obligations of the surviving entity under the leases and the other agreements that Ahold Lease entered into in connection with the leveraged lease transactions and, as modified, the Royal Ahold guarantees are enforceable in accordance with their terms, subject, in each case, to customary exceptions and qualifications.

   Upon any consolidation, merger, liquidation or sale of all or substantially all the assets of Ahold Lease, the surviving entity will succeed to, and be substituted for, and may exercise every right and power of, Ahold Lease under the agreements that Ahold Lease entered into in connection with the leveraged lease transactions.

Modification of the Pass Through Trust Agreements and Certain Other Agreements

   Each pass through trust agreement contains provisions permitting Ahold Lease and the related pass through trustee to enter into agreements to supplement or amend the pass through trust agreement, any related guarantee or any related participation agreement that was entered into in connection with the leveraged lease transactions, without the consent of the holders of any of the related pass through certificates, among other things, for the following purposes:

   . to evidence the succession of another entity to Ahold Lease and the assumption by that entity of the obligations of Ahold Lease contained in that pass through trust agreement;

   . to add to the covenants of Ahold Lease in that pass through trust agreement for the benefit of the holders of pass through certificates, or to surrender any right or power in that pass through trust agreement conferred upon Ahold Lease;

   . to correct or supplement any provision in the pass through trust agreement which may be defective or inconsistent with any other provision in that pass through trust agreement or to cure any ambiguity or correct any mistake in that pass through trust agreement;

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   .   to modify or eliminate or include any other provisions with respect to matters or questions arising under that pass through trust agreement, subject to a written confirmation from each of Moody's Investors Service, Inc. and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., that the proposed modification, elimination or inclusion would not result in a downgrade of its rating of any pass through certificates;

   . to correct or amplify the description of property that constitutes trust property or the conveyance of the trust property to the related pass through trustee;

   .   to evidence and provide for a successor pass through trustee;

   . at any time that the pass through certificates will be subject to the Trust Indenture Act, to modify, eliminate or add to the provisions of that pass through trust agreement to the extent necessary to qualify that pass through trust agreement under the Trust Indenture Act;

   . to comply with any requirement of the SEC, any applicable law, rules or regulations of any exchange or quotation system on which the pass through certificates are listed, any regulatory body or the registration rights agreement to effectuate the exchange offer or the effectiveness of the shelf registration statement;

   . to modify or eliminate provisions relating to the transfer or exchange of new pass through certificates, or the outstanding pass through certificates upon completion of the exchange offer or effectiveness of the shelf registration statement or the exchange offer registration statement;

   . to evidence the succession of another entity to Royal Ahold and the assumption by that successor of the obligations of Royal Ahold under any of the Royal Ahold guarantees or the registration rights agreement, subject to a written confirmation from each of Moody's and S&P that the proposed succession and assumption would not result in a downgrade of its rating of any pass through certificates;

   . provided that the approval of each holder of the related secured notes is not required under the related secured note indenture, to correct or supplement any provision in any guarantee which may be defective or inconsistent with any other provision in that guarantee or to cure any ambiguity or correct any mistake in any guarantee or to modify or eliminate or include any other provisions with respect to matters or questions arising under any guarantee, subject to a written confirmation from each of Moody's and S&P that the proposed correction, supplement, modification, elimination or inclusion would not result in a downgrade of its rating of any pass through certificates; or

   . provided that the approval of each holder of the related secured notes is not required under the related secured note indenture, to make any amendment, modification, supplement, consent or waiver under any participation agreement, provided that the pass through trustee receives either an opinion of counsel that the amendment, modification, supplement, consent or waiver will not materially adversely effect the interest of the holders of the pass through certificates or a written confirmation from each of Moody's and S&P that the proposed amendment, modification, supplement, consent or waiver would not result in a downgrade of its rating of any pass through certificates.

In each case, such supplemental agreement or amendment may not cause the related pass through trust to become taxable as an "association" or to fail to qualify as a "grantor trust" for federal income tax purposes.

   Each pass through trust agreement also contains provisions permitting Ahold Lease and the applicable pass through trustee, with the consent of the holders of the related series of pass through certificates aggregating not less than a majority in interest in the related series of pass through certificates, to execute supplemental agreements or amendments to that pass through trust agreement or any participation agreement to add any provisions to or change or eliminate any of the provisions of that pass through trust agreement or any participation agreement or to modify the rights of the related holders of pass through certificates. However, no

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supplement or amendment to a pass through trust agreement or participation agreement may, without the consent of each holder of the related pass through certificates to be affected:

   . reduce in any manner the amount of, or delay the timing of receipt by the related pass through trustee of, payments on the secured notes related to those pass through certificates, or distributions in respect of those pass through certificates;

   . change any date of payment on those pass through certificates, or make distributions payable at a place, or in a currency, other than that provided for in those pass through certificates;

   . impair the right of any holder of those pass through certificates to institute suit for the enforcement of any such payment or distribution when due;

   . permit the disposition of any secured note related to those pass through certificates, except as provided in the related pass through trust agreement, or otherwise deprive any holder of those pass through certificates of the benefit of the ownership of the secured notes held by the related pass through trust or the lien of the related secured note indenture;

   . reduce the percentage of the aggregate interest in those pass through certificates which is required to give consent to any waiver under, or supplement to, the related pass through trust agreement; or

   . modify the provisions of the related pass through trust agreement governing amendments or waivers except (a) to increase the percentage of holders necessary to permit the actions to which those provisions apply or (b) to provide that certain other provisions of the related pass through trust agreement cannot be modified or waived without the consent of each holder of a related pass through certificate affected by such change.

In each case, the supplemental agreement may not cause the pass through trust to become taxable as an "association" or to fail to qualify as a "grantor trust" for federal income tax purposes.

Modification of Leveraged Lease Agreements and Related Agreements

   If a pass through trustee, as holder of any secured note for the benefit of holders of the related pass through certificates, receives a request pursuant to the related secured note indenture for its consent to any amendment, modification, consent, waiver or supplement under the related secured note indenture, any lease, any Royal Ahold guarantee or any other document relating to the secured notes held by the related pass through trust, unless consent of the holders of the related pass through certificates is not required under the related pass through trust agreement, the pass through trustee will mail a notice of the proposed amendment, modification, consent, waiver or supplement to each holder of a related pass through certificate registered on the register as of the date of the notice. Any notice will describe the proposed amendment, modification, consent, waiver or supplement, or will have attached a copy of such amendment, modification, consent, waiver or supplement. Each pass through trustee will request instructions from the holders of the related pass through certificates as to:

   . whether to direct the related indenture trustee to take or refrain from taking any permitted action;

   . whether to give or execute any amendments, modifications, consents, waivers or supplements; and

   .   how to vote the related secured notes if a vote has been called.

Each pass through trustee will vote or consent with respect to all of the related secured notes in the same proportion as the related series of pass through certificates were actually voted by the holders of those pass through certificates.

   For a description of certain modifications which require the consent or approval of the pass through trustees as holders of the secured notes, see "Description of the Secured Notes--Modification of Secured Note Indenture and Other Operative Agreements."

Termination of the Pass Through Trusts

   Each pass through trust agreement will terminate as to a related series of pass through certificates upon the distribution to all holders of the series of pass through certificates outstanding under that pass through trust

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agreement of all amounts required to be distributed to them pursuant to that pass through trust agreement and the disposition of all property in the pass through trust relating to such series of pass through certificates. Each pass through trustee will mail to each holder of record of those pass through certificates notice of:

   .   the termination of the related pass through trust agreement;

   .   the amount of the proposed final payment; and

   . the proposed date for the distribution of the final payment for those pass through certificates.

   The final distribution to any holder of the pass through certificates will be made only upon that holder's surrender of its pass through certificates at the office or agency of the related pass through trustee specified in the notice of termination.

The Pass Through Trustees

   First Union National Bank is the pass through trustee for each of the pass through trusts. First Union National Bank, First Union National Bank of Delaware or Wells Fargo Bank Minnesota, National Association is the indenture trustee for each secured note indenture. Each pass through trustee and any of its affiliates may hold pass through certificates in their own names. With certain exceptions, neither pass through trustee makes any representations as to the validity or sufficiency of:

   .   the pass through trust agreement to which it is a party;

   . the outstanding pass through certificates or new pass through certificates issued by the related pass through trust;

   .   the secured notes held by it;

   .   the related secured note indentures;

   .   the related leases; or

   .   other related documents.

   Each pass through trustee may resign with respect to the related pass through trust at any time, in which event Ahold Lease will be obligated to appoint a successor pass through trustee within 30 days after a written notice of resignation has been submitted. If the pass through trustee:

   . fails to comply with the Trust Indenture Act after written request from Ahold Lease or a holder of a related pass through certificate who has been a bona fide holder for at least six months;

   . ceases to be eligible to continue as pass through trustee under the related pass through trust agreement;

   .   becomes incapable of acting as pass through trustee; or

   .   becomes adjudged a bankrupt or insolvent,

Ahold Lease may remove either pass through trustee, or any holder of pass through certificates which has been a bona fide holder for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the related pass through trustee and the appointment of a successor pass through trustee. Any resignation or removal of the pass through trustee and appointment of a successor pass through trustee will not become effective until acceptance of the appointment by the successor pass through trustee.

   Each pass through trust agreement provides that Ahold Lease will pay the related pass through trustee's fees and expenses. However, Ahold Lease will not be responsible for the initial fees and actual disbursements of the

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pass through trustees. Those expenses will be paid by the related lessors on a proportionate basis. Each pass through trust agreement further provides that the related pass through trustee will be entitled to indemnification by Ahold Lease for, and will be held harmless against, any loss, liability or expense incurred by the related pass through trustee, other than through its own willful misconduct, bad faith or negligence or by reason of a breach of any of its representations or warranties set forth in that pass through trust agreement. However, Ahold Lease will not indemnify any pass through trustee against the loss, liability or expense which is for or with respect to any taxes attributable to the pass through trustee's compensation or based on the pass through trustee's income or capital.

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                       DESCRIPTION OF THE SECURED NOTES

   The following is a summary of the general terms and provisions of the secured note indentures and the first supplemental indentures. The summary is qualified in its entirety by reference to the secured note indentures and the first supplemental indentures, copies of which can be obtained from the pass through trustees. Royal Ahold and Ahold Lease have filed two forms of the secured note indentures, one of which includes a remainderman and the other does not, and two forms of the first supplemental indentures, one of which includes a remainderman and the other does not, as exhibits to the registration statement of which this prospectus is a part. Separate secured note indentures and first supplemental indentures, substantially identical in all material respects to those exhibits, have been entered into relating to the 46 leveraged lease transactions, of which 27 involve a remainderman and the remaining 19 do not involve a remainderman. Although such secured note indentures and first supplemental indentures may differ in some respects (such as the names of the lessors, the properties and dollar amounts), there are no material details in which such secured note indentures and first supplemental indentures differ from those exhibits.

General

   The secured notes relating to each property were issued under a separate secured note indenture between the related lessor and First Union National Bank, First Union National Bank of Delaware or Wells Fargo Bank Minnesota, National Association, as indenture trustee, as supplemented by a first supplemental indenture. All of the series A-1 secured notes and all of the series A-2 secured notes were issued as separate series under the respective secured note indentures and the respective first supplemental indentures. Each of the secured note indentures contains substantially the same terms and conditions. Each of the first supplemental indentures contains substantially the same terms and conditions.

   Each lessor leased the related property to Ahold Lease pursuant to the related lease. Although Ahold Lease subleased each property to an affiliate sublessee, Ahold Lease has the responsibility and obligation to make all payments due under each lease, including any and all payments of rent, regardless of whether the related sublessee has made payments under the related sublease. The amounts payable under each lease will be sufficient to pay when due all scheduled payments of principal of, and interest on, the secured notes which are secured by the property subject to that lease. The secured notes are not, however, direct obligations of, or guaranteed by, Royal Ahold or Ahold Lease. Ahold Lease's rental obligations are general obligations of Ahold Lease, supported by the related guarantee of Royal Ahold. See "Description of the Guarantees."

   The series A-1 pass through trust has purchased all of the series A-1 secured notes. The series A-2 pass through trust has purchased all of the series A-2 secured notes. The pass through trusts purchased the secured notes at varying discounts from their face amount. During the period from February 12, 2001, which was the closing date of the leveraged lease transactions and the date the secured notes were issued, to July 2, 2001, the secured notes provided a return consisting of the accretion of discount such that the yield to the applicable date equaled the semi-annual bond equivalent rate corresponding to the annual interest rate applicable to the related pass through certificates. Payments of interest on the secured notes are scheduled to be received by the pass through trustees on January 2 and July 2 of each year, commencing January 2, 2002, and will be distributed to the holders of the related pass through certificates on such dates, which will be the regular distribution dates for interest on the pass through certificates. The interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

   The interest rate on the secured notes is subject to increase under certain circumstances if Royal Ahold and Ahold Lease do not comply with their obligations under the registration rights agreement. If this occurs, rent under the leases will be increased in an amount sufficient to pay the amount of such increased interest. See "Registration Rights."

Principal Payments

   The series A-1 pass through trust holds $313,665,000 in aggregate face amount of the series A-1 secured notes and the series A-2 pass through trust holds $250,720,000 in aggregate face amount of the series A-2 secured notes.

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   If any date scheduled for any payment of principal of, or any make-whole premium or interest on, the secured notes is not a business day, that payment may be made on the next succeeding business day without any additional interest.

Redemption

Lessor Purchase Option

   At any time during the continuation of an event of default under a secured note indenture which arises by reason of or as a consequence of a continuing event of default under the related lease, the applicable lessor may elect to purchase all of the then outstanding secured notes issued under that secured note indenture at a price equal to (1) the unpaid principal amount of those outstanding secured notes, together with accrued but unpaid interest on those secured notes, plus (2) any other amounts then due and payable with respect to those secured notes, but without a make-whole premium. However, the applicable lessor will pay a make-whole premium if that lessor elects to purchase all outstanding secured notes issued under that secured note indenture prior to the earlier of (1) 180 days after occurrence of any event of default under that secured note indenture and (2) acceleration of those secured notes other than automatic acceleration of the secured notes occurring due to the exercise or demand by the lessor of its rights or remedies to recover certain damages from Ahold Lease under the lease including stipulated loss value following termination of the lease.

Mandatory Redemption

   Each secured note issued with respect to a particular property is required to be redeemed in whole at a price equal to (1) the unpaid principal amount of the secured note, plus (2) accrued but unpaid interest on the secured note, plus (3) any applicable make-whole premium upon termination of the related lease by Ahold Lease as a result of (1) that property being determined in good faith by Ahold Lease to be obsolete or uneconomic for use or surplus to Ahold Lease's needs or (2) a good faith determination by Ahold Lease that a disposition of that property is necessary or advisable for purposes of complying with applicable laws, regulations or governmental requirements. Each secured note issued with respect to a particular property also is required to be redeemed in whole at a redemption price equal to (1) the unpaid principal amount of the secured note, plus (2) accrued but unpaid interest on the secured note, but without any make-whole premium, upon the occurrence of a government taking of a substantial portion of, or substantial damage or destruction to, that property, unless that property is replaced with other property in accordance with the provisions of the related lease and that other property becomes subject to the lien of the related secured note indenture and the other security documents. See "Description of the Leases--Substitution."

Optional Redemption

   In connection with a refinancing, all of the outstanding series A-1 secured notes issued with respect to all of the properties then subject to leases and/or all of the series A-2 secured notes issued with respect to all of the properties then subject to leases are subject to redemption prior to maturity at any time, in whole, but not in part, at the option of the applicable lessors, acting upon the request of Ahold Lease, subject to stated conditions. The price of each secured note to be redeemed in that case will be equal to (1) the unpaid principal of that secured note, plus (2) accrued but unpaid interest on that secured note, plus (3) any applicable make-whole premium. This redemption of the secured notes will be conditioned upon the deposit of funds by the related lessor with the related indenture trustee sufficient to pay the redemption price of those secured notes on the business day fixed for redemption. If this condition is not met, no redemption will occur, and the related indenture trustees will, on or prior to the date fixed for redemption, give notice of the failure of that condition to the holders of the related secured notes. See "--Additional Secured Notes" below for a further description of refinancing of secured notes.

Make-Whole Premium

   Any make-whole premium with respect to any secured note will be equal to the excess of (1) the sum of the present values of all remaining scheduled payments of principal and interest on that secured note from the redemption date to maturity of that secured note discounted semi-annually to the redemption date at a rate equal to the treasury rate, as described below, plus 0.40% with respect to the series A-1 secured notes and 0.50% with

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respect to the series A-2 secured notes, based on a 360-day year consisting of twelve 30-day months, over (2) the aggregate unpaid principal amount of that secured note plus accrued but unpaid interest on that secured note, but not any accrued interest in default, to the redemption date. Any make-whole premium on any secured note will be determined on the third business day prior to the redemption date of that secured note by an independent investment banking institution of national standing selected by Ahold Lease.

   The treasury rate means, with respect to each secured note to be redeemed or purchased, a per annum rate, expressed as a semi-annual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield. This per annum rate is equal to the semi-annual yield to maturity of United States Treasury securities maturing on the average life date, determined as described below, of that secured note. The semi-annual yield to maturity is determined by (1) interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities, (a) one maturing as close as possible to, but earlier than, the average life date of that secured note and (b) the other maturing as close as possible to, but later than, the average life date of that secured note, in each case as published in the most recent H.15(519) or (2) if a weekly average yield to maturity for United States Treasury securities maturing on the average life date of that secured note is reported in the most recent H.15(519), then as published in the most recent H.15(519). H.15(519) means "Statistical Release H.15(519), Selected Interest Rates," published by the Board of Governors of the Federal Reserve System. The most recent H.15(519) means the latest H.15(519) that is published prior to noon, New York time, on the third business day prior to the redemption date.

   The average life date for each secured note to be redeemed or purchased will be the date that follows the redemption date by a period equal to the remaining weighted average life of that secured note at that redemption date. The remaining weighted average life of a secured note at the redemption date of that secured note will be the number of days equal to the quotient obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal, including the payment due on the maturity date of that secured note, by (b) the number of days from and including the redemption date to but excluding the scheduled payment date of that scheduled payment of principal; by (2) the then unpaid principal amount of that secured note.

Right of First Refusal; Assumption of Secured Notes

   Except in certain cases specified in the related participation agreement, entered into by the related equity participant, certain of the lessors, the pass through trustees, certain of the indenture trustees, Ahold Lease, certain affiliates of Royal Ahold and, where applicable, the remainderman, and so long as no material default exists, Ahold Lease will have a right of first refusal with respect to any proposed sale of that equity participant's interest in the related lessor to an unaffiliated third party at any time prior to expiration of Ahold Lease's right to renew the term of the related lease if that equity participant receives a bona fide offer. If Ahold Lease elects to purchase that equity participant's interest in a lessor, (1) it will be required to become a co-obligor with the related lessor with respect to the related secured notes, subject to compliance with certain conditions, or (2) it will be required to assume all of the rights and obligations of the related lessor in respect of the related secured notes and the other related operative agreements, subject to compliance with certain conditions, or (3) if neither the conditions referred to in clause (1) above nor the conditions referred to in clause (2) above can be satisfied on the purchase date after Ahold Lease has used its commercially reasonable efforts, the related secured note indenture will be amended to eliminate provisions relating to certain payments owed to the lessor or others, certain rights that are shared with the lessor or others, cure rights, purchase rights and certain other provisions which are contained in the related secured note indenture and which provide rights to the related lessor or equity participant which are typical in leveraged lease transactions, but are not typically found in indentures in other financing structures.

   Ahold Lease's right to become a co-obligor with the related lessor with respect to the related secured notes is subject to the following conditions:

    . no material default exists under the related lease as of the date of Ahold Lease's purchase of an equity participant's interest in a lessor and Ahold Lease must have delivered to the related indenture trustee and the pass through trustees an officer's certificate to such effect;

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    .  Royal Ahold must execute and deliver to the related indenture trustee and the pass through trustees an agreement confirming its obligations under the related guarantee and acknowledging that the guarantee has become a direct guarantee of Ahold Lease's obligations with respect to the related secured notes;

    . Ahold Lease must deliver to the related indenture trustee and the pass through trustees satisfactory legal opinions and other documents as are reasonably requested; and

    . the rating agencies must confirm the ratings on the pass through certificates.

   Ahold Lease's right to assume all of the rights and obligations of the related lessor under the related secured notes will be subject to the conditions set forth above, as well as to the following conditions:

    . Ahold Lease must deliver to the related indenture trustee and the pass through trustees an agreement in which Ahold Lease assumes all of the related lessor's obligations with respect to principal, interest and all other amounts, including any premium, payable to that indenture trustee and the pass through trustees;

    . Ahold Lease must deliver to the related indenture trustee and the pass through trustees a new indenture and other security documents creating all of the security interests that were created by the original secured note indenture and other original security documents relating to the related property and including in that indenture events of default substantially similar to those in that original secured note indenture, related events of default substantially similar to those in the related lease and the operative covenants from the related lease, which lease, upon the effectiveness of such assumption, must be terminated;

    . Ahold Lease must deliver other documents evidencing, among other things, that (1) Ahold Lease has good and indefeasible title to the related property; (2) all necessary filings of financing statements have been made; and (3) the execution and performance of documents relating to the assumption of the related secured notes have been duly authorized and are valid and binding; and

    . Ahold Lease must issue, and the related indenture trustee will authenticate, new secured notes under the new secured note indenture described above.

Security

   The secured notes issued under each secured note indenture are secured by, among other things:

    . an assignment by the related lessor to the related indenture trustee of that lessor's rights under the related lease, including the right to receive payments of rent under that lease;

    . a mortgage on and security interest in the interest of the related lessor and, if applicable, the related remainderman or related ground lessor in the related property; and

    . an assignment by the related lessor to the related indenture trustee of that lessor's rights under the related guarantee of Royal Ahold.

   The assignment by each lessor to the related indenture trustee of its rights under the related lease and the other agreements that Ahold Lease entered into in connection with the leveraged lease transactions excludes certain rights of the lessors and the equity participants to receive certain payments, including payments relating to (1) indemnification of the lessor and the equity participant by Ahold Lease under the lease and the other agreements that Ahold Lease entered into in connection with the leveraged lease transactions and (2) insurance proceeds payable to the equity participants and certain related parties under liability insurance maintained by Ahold Lease under the related lease. Each lessor's rights, however, do not include the right directly to receive payments of basic rent or stipulated loss value due under the related lease. Those payments in all cases will be made directly to the related indenture trustee for distribution in accordance with the related secured note indenture. Unless and until the related indenture trustee is entitled to exercise remedies under a particular secured note indenture, the related lessor is entitled to exercise all of its rights under the related lease and other agreements that Ahold Lease entered into in connection with the leveraged lease transactions notwithstanding the assignment referred to above, subject to specific exceptions set forth in the related secured note indenture.

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   So long as no event of default under a lease has occurred and is continuing, any funds that the related indenture trustee holds from time to time pursuant to the lease and the other agreements that Ahold Lease entered into in connection with the leveraged lease transactions, including funds held as the result of a governmental taking or substantial damage or destruction of a substantial portion of the related property, will be invested and reinvested in permitted investments by the related indenture trustee at the direction of Ahold Lease acting as agent of the lessor. Ahold Lease is required on demand to pay to the related indenture trustee the amount of any loss resulting from the permitted investment. So long as no event of default under the lease has occurred and is continuing, Ahold Lease is entitled to receive from the related indenture trustee any profit, income, interest, dividend or gain realized upon maturity, sale or other disposition of that permitted investment. If an event of default under that lease has occurred and is continuing, any of that profit, income, interest, dividend or gain will become part of the related indenture estate and will be applied by the related indenture trustee in the same manner as the funds underlying the investment.

   For each property, the related indenture trustee has received a lenders title insurance policy in the full amount of the secured notes for that property insuring that the mortgage on that property is a first lien on that property.

Additional Secured Notes

   Additional secured notes may be issued, at the request of Ahold Lease, under all secured note indentures to refinance all of the outstanding series A-1 secured notes and/or all of the outstanding series A-2 secured notes, subject to compliance with the following conditions:

    .  no material default exists under any of the leases;

    . the credit ratings assigned to the long-term senior unsecured debt obligations of Royal Ahold by Moody's must not be less than Baa3 and by S&P must not be less than BBB-;

    . the related lessor and Ahold Lease must execute a supplement to each of the leases which adjusts the related basic rent and related stipulated loss values to provide that lessor with sufficient additional funds to pay when due both those additional secured notes and the existing series of secured notes issued and outstanding under the related secured note indenture at the time of issuance of those additional secured notes;

    . at the time they are issued, those additional secured notes must not have a scheduled maturity beyond the scheduled maturity of the series of secured notes then being refinanced;

    . the remaining weighted average life to maturity, as described above, of those additional secured notes at the time they are issued, must not be more than six months greater or six months less than the remaining weighted average life to maturity of the secured notes then being refinanced;

    . Ahold Lease must have obtained confirmation from S&P and Moody's that they will not reduce the ratings of the remaining outstanding series of pass through certificates because of the issuance of those additional secured notes;

    . the related lessor must execute amendments to the related secured note indenture and other security documents to (1) provide for any change in the amount secured under the related security documents as a result of the issuance of those additional secured notes and (2) confirm that those additional secured notes are secured by the related security documents;

    . those additional secured notes must be secured equally and ratably with all of the secured notes issued and outstanding under the related secured note indenture at the time those additional secured notes are issued and must be entitled to the benefits of the applicable secured note indenture and the related security documents; and

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    .  Ahold Lease must deliver certain other documents as are reasonably requested by any of the lessors, equity participants or indenture trustees and comply with certain other conditions.

   The proceeds of any additional secured notes issued to refinance outstanding secured notes issued under any secured note indenture will be used to redeem those secured notes. Payments of principal, any premium and interest received by each pass through trustee on account of any refinancing of any secured notes will be distributed to holders of the related pass through certificates. Any distribution by the pass through trustee for the series A-1 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-1 pass through certificates and the holders of the new A-1 pass through certificates issued in this exchange offer. Any distribution by the pass through trustee for the series A-2 pass through trust will be paid on a pro rata basis to the holders of any remaining outstanding A-2 pass through certificates and the holders of the new A-2 pass through certificates issued in this exchange offer.

   Additional secured notes also may be issued under each secured note indenture, at the request of Ahold Lease, to finance the cost of certain alterations, additions, modifications or improvements to the related property, subject to compliance with the conditions listed above, but only with respect to the related lease and the following additional conditions:

    . the principal amount of additional secured notes to be issued must not be less than $2,000,000;

    . the principal amount of additional secured notes to be issued must not be greater than the lesser of (1) 75% of the actual cost of the proposed alterations, additions, modifications or improvements and (2) 75% of the corresponding increase in the fair market value of the related lessor's interest in the related property as a result of the proposed alterations, additions, modifications or improvements; and

    . the related lessor must execute amendments to the related secured note indenture and other related security documents to subject the alterations, modifications or improvements financed by the issuance of those additional secured notes to the liens of those related security documents.

   No holder of a pass through certificate, as such, will have any right to, or interest in, any additional secured notes.

Limitation of Liability

   The secured notes are nonrecourse obligations of the lessor. All payments of principal of, and any make-whole premium and interest on, any secured note will be made only from:

    . the assets subject to or intended to be subject to the lien of the related secured note indenture, including the related property, the related lease and the related guarantee of Royal Ahold, and

    . the income and proceeds received by the related indenture trustee from those assets.

The secured notes are not, and unless Ahold Lease assumes those secured notes or becomes the co-obligor as described in "--Right of First Refusal; Assumption of Secured Notes" above, will not be, obligations of, or guaranteed by, Royal Ahold or Ahold Lease. The secured notes are not, and will not be, obligations of, or guaranteed by, any indenture trustee, any pass through trustee, any lessor or any equity participant other than Ahold Lease if Ahold Lease has assumed those secured notes or has become a co-obligor on those secured notes. No lessor, indenture trustee in its individual capacity, director, officer, employee or stockholder of Ahold Lease, applicable lessor, applicable indenture trustee or any of their affiliates, will be liable to any holder of a secured note for any amounts payable under that secured note or, except as provided in the related secured note indenture, for any obligation under that secured note indenture or either pass through agreement. In addition, no equity participant will be liable to any holder of a secured note for any amounts payable under a secured note or for any obligation under a related secured note indenture, except with respect to any election by the related lessor to purchase a secured note.

   In addition, each indenture trustee and each pass through trustee has entered into the operative agreements to which it is a party solely as trustee and not in its individual capacity, except as is expressly provided in any secured note indenture. In no case will any indenture trustee or any pass through trustee be personally liable for, or for any loss in respect of, any of the statements, representations, warranties, agreements or obligations of

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Royal Ahold or Ahold Lease under any operative agreement. However, each indenture trustee and each pass through trustee will be liable for its own gross negligence or willful misconduct or for a breach of its representations, warranties and covenants made in its individual capacity.

Indenture Events of Default; Equity Participant Cure Right

   Events of default under each secured note indenture include:

    . the occurrence of an event of default under the related lease, other than by reason of nonpayment of, or failure to perform with respect to, certain payments not assigned to the related indenture trustee and owed to the related lessor or others when due;

    . the failure to pay principal, any make-whole premium or interest on any of the related secured notes within 10 business days after that payment by the related lessor is due (other than as a result of a default under the related lease);

    . the related lessor commences a voluntary bankruptcy or insolvency proceeding or consents to the commencement of an involuntary bankruptcy or insolvency proceeding relating to it;

    . a decree or order for relief is entered against the related lessor in any involuntary bankruptcy or insolvency proceeding and that decree or order is not dismissed or stayed for a period of 90 consecutive days;

    . a failure by the related lessor to comply in any material respect with its covenants or obligations under that secured note indenture or any of the other related operative agreements which failure continues for an additional period of 90 days after written notice of that failure to the related lessor or the related equity participant by either the related indenture trustee or the holders of a majority in aggregate principal amount of the outstanding secured notes issued under that secured note indenture; however, if the breach cannot be cured by the payment of money within the 90 day period or, with respect to other breaches, cannot be cured by diligent efforts within the 90 day period but efforts have been properly commenced within that period, as long as that lessor or that equity participant, as the case may be, is diligently pursuing a cure, the cure period will be extended for an additional period of time as may be necessary to effect the cure, but not in excess of an additional 90 days; and

    . representations or warranties of the related lessor in that secured note indenture, the related participation agreement or any certificate delivered pursuant to that secured note indenture or participation agreement affecting the rights or interests of the related indenture trustee or the holders of the related secured notes that prove to be inaccurate in any material respect when made; however, this will not be an event of default under that secured note indenture if the inaccuracy is no longer material or any material adverse impact of the inaccuracy is cured within 90 days after written notice to the related lessor and the related equity participant by the related indenture trustee or the holders of at least a majority in aggregate principal amount of the outstanding secured notes issued under that secured note indenture.

   See "Description of the Leases--Lease Events of Default" below for a description of events of default under the leases, including a limited cross default provision in the leases.

   Upon the occurrence of any event of default by Ahold Lease relating to its failure to make any basic rent payment under any lease or relating to its failure to perform its obligations under any lease or any other operative agreement that can be cured by the payment of money, the related indenture trustee and the holders of the outstanding secured notes issued under the related secured note indenture may not exercise remedies under the related lease or declare the secured notes issued under the related secured note indenture to be due and payable until 10 business days after the related equity participant and lessor have been given notice of the event of default. If that equity participant or lessor furnishes to the related indenture trustee the amount of principal, together with any interest on the principal then due and payable on the secured notes on account of that delayed

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payment, within the 10 business day period, the related indenture trustee and the holders of such outstanding secured notes may not exercise any remedies otherwise available under the related secured note indenture or lease as the result of the original failure to make that rental payment. Each lessor's or equity participant's right to cure a default under a secured note indenture resulting from the failure by Ahold Lease to pay basic rent will be limited to the right to cure an aggregate of six of those defaults, or three consecutive defaults, under the related lease. An equity participant or lessor also may cure any other event of default by Ahold Lease in the performance of its obligations under the related lease and any other related operative agreement that can be cured by the payment of money.

   During the continuation of an event of default under any secured note indenture, if the related secured notes have not been accelerated or the related indenture trustee shall not have commenced the exercise of remedies under that secured note indenture, such indenture trustee will, pursuant to that secured note indenture, withhold any portion of the rent otherwise payable to the related lessor under the related lease until the earliest to occur of:

    . the first business day following the date that is 180 days after the failure by the related lessor to make any payment on the secured notes issued under that secured note indenture when due, including applicable grace periods;

    . the first business day following the date that is 180 days after the related indenture trustee has received notice of any other indenture event of default under that secured note indenture, other than an indenture event of default which is not an event of default under the related lease; and

    . the date that all events of default under that secured note indenture have been cured or waived.

If the related secured notes are accelerated, or if the related indenture trustee has exercised its remedies under that secured note indenture, prior to the earliest of the dates set forth above, then such rent shall be applied as provided in the related secured note indenture.

   The holders of a majority in aggregate principal amount of the outstanding secured notes issued under any secured note indenture, by written directive to the related indenture trustee, may on behalf of all holders of the secured notes issued under that secured note indenture waive any past default under that secured note indenture. However, the related indenture trustee may not, without written instructions from all holders of the secured notes outstanding under that secured note indenture, waive (1) a default in the payment of the principal of, or any make-whole premium or interest on, or other amounts due under, any of those secured notes or (2) a default in respect of any covenant or provision of that secured note indenture that cannot be modified or amended without the consent of each holder of the secured notes issued under that secured note indenture.

Remedies

   If an event of default under any secured note indenture has occurred and is continuing and, in the case of an event of default that can be cured by the payment of money, if at least 10 business days' prior notice has been given to the related lessor and related equity participant, the unpaid principal of all the outstanding secured notes issued under that secured note indenture and the interest accrued on those secured notes are subject to being declared immediately due and payable upon the written notice by:

    .  the related indenture trustee;

    . the holders of not less than a majority in aggregate principal amount of the outstanding secured notes issued under that secured note indenture; or

    . the related indenture trustee at the direction of the holders of not less than a majority in aggregate principal amount of those outstanding secured notes.

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   The outstanding secured notes under a particular secured note indenture will automatically accelerate as a result of the bankruptcy of Ahold Lease or the related lessor. The related indenture trustee will be deemed to have declared the principal of all outstanding secured notes issued under a particular secured note indenture to be due and payable, but, except as provided in the next sentence, without any make-whole premium, upon the exercise by the related lessor of the remedies available to it that result in a termination of the related lease, acceleration and receipt by the related indenture trustee of rent due under the related lease or a demand for and receipt by the related indenture trustee of liquidated damages equal to the applicable stipulated loss value of the property to which the lease relates. If the related lessor, on the instruction of the related equity participant, exercises the remedies described above, other than to commence proceedings to enforce the related Royal Ahold guarantee that do not result in a termination of the related lease, within 180 days after the occurrence of an event of default under the related lease, then that lessor, and not Ahold Lease, will pay any make-whole premium on the related secured notes.

   The holders of a majority in aggregate principal amount of the outstanding secured notes issued under a particular secured note indenture will rescind and annul any acceleration before any sale of the related indenture estate, or any part of the related indenture estate, if (1) there has been paid to or deposited with the related indenture trustee an amount sufficient to pay:

    .  all overdue installments of interest on all of those secured notes;

    . the principal of and any make-whole premium on those secured notes that have become due otherwise than by the acceleration, and interest on those secured notes at the rate for late payments; and

    . to the extent permitted by law, interest on overdue installments of interest at the rate for late payments; and

(2) all events of default under that secured note indenture have been cured or waived except non-payment of principal of those secured notes which have become due solely by the acceleration.

   If an event of default under any secured note indenture has occurred and is continuing, the related indenture trustee may, and upon the written request of the holders of not less than a majority in aggregate principal amount of the outstanding secured notes issued under that secured note indenture will, exercise the rights and remedies available to it under the related secured note indenture, any applicable law and, if that event of default is also an event of default under the related lease, under that lease, subject to (1) the condition described below and, (2) if that event of default is also an event of default under the related lease, the related lessor's rights to cure that event of default or to purchase those secured notes. This includes the right to:

    . direct payment to that indenture trustee of all moneys and enforce any agreement or undertaking constituting a part of the related indenture estate by any action, suit, remedy or proceeding authorized or permitted by the related secured note indenture, mortgage or assignment of leases and rents or by law or equity;

    .  enforce the liens and security interests granted by the related secured note indenture, mortgage or assignment of leases and rents on all or any part of the related indenture estate by foreclosure, a sale or action on those secured notes or any other remedy available to it under applicable law in accordance with the provisions of that secured note indenture; and

    . sell, assign, transfer and deliver, from time to time, all or any part of the indenture estate or any interest in that indenture estate to the extent and in the manner permitted by applicable law.

   However, the related indenture trustee may not exercise any remedy against the related indenture estate unless a declaration of acceleration of the related secured notes has been delivered to the related lessor or an automatic acceleration of those secured notes has occurred as provided for above. If the related indenture trustee enforces the liens and security interests granted by the related secured note indenture or the mortgage or

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assignment of leases and rents by foreclosure after the date of rejection by
Ahold Lease of the related lease under the United States Bankruptcy Code, that indenture trustee may not thereafter sell or lease the related indenture estate to Royal Ahold, Ahold Lease or any affiliate of Royal Ahold or Ahold Lease.

   In connection with an event of default under any secured note indenture that is attributable to an event of default under the related lease, the related indenture trustee may not exercise any of its rights and remedies under that secured note indenture or the related mortgage or related assignment of leases and rents that would foreclose the lien of that secured note indenture or that mortgage or related assignment of leases and rents or would otherwise result in the exclusion of the related lessor from the related indenture estate unless:

   .   that indenture trustee has declared the related lease to be in default;

   . that indenture trustee has exercised its right to terminate the related lease; and

   . the related property has been surrendered to the related lessor or the related indenture trustee is diligently pursuing one or more significant dispossessory remedies under the lease and has made, or is making, a demand on Royal Ahold under the related guarantee and, if that demand has been dishonored, is diligently pursuing enforcement.

Each indenture trustee has, however, the independent right to make demand on Royal Ahold to perform its obligations under the related guarantee at all times following a default under a secured note arising by reason of a default under the related lease. In addition, the related lessor or the related equity participant may make demand upon and exercise remedies to compel Royal Ahold to perform its obligations under the related guarantee until foreclosed from doing so by the related indenture trustee. That indenture trustee may not foreclose that lessor and that equity participant from doing so until the earliest of:

   . one year after the occurrence of any default or event of default involving a voluntary or involuntary bankruptcy, insolvency or other similar types of events with respect to Royal Ahold;

   . the discharge by Royal Ahold of all of its obligations under that guarantee;

   . two years after the commencement of any action, suit or proceeding to enforce that guarantee; and

   . the resolution of any action, suit or proceeding to enforce that guarantee.

Any amounts recovered by a lessor or an equity participant from Royal Ahold as a consequence of any of the actions described in this paragraph which are payable to the related indenture trustee or any holder of the related secured notes or to which the related indenture trustee is entitled under the terms of the related secured note indenture will be paid to the related indenture trustee for distribution pursuant to the related secured note indenture. However, this payment by the related lessor or equity participant to the related indenture trustee will not include certain payments owed to the lessor or others.

   So long as no event of default under a lease has occurred and is continuing, the related indenture trustee is prohibited from taking any action that would disturb the possession of Ahold Lease under that lease.

   The holders of a majority in aggregate principal amount of the outstanding secured notes issued under any secured note indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the related indenture trustee or exercising any trust or power conferred on that indenture trustee. However, the direction may not conflict with applicable law or with the rights of the related lessor under the related secured note indenture. In addition, the holders of the outstanding secured notes must provide the indenture trustee with adequate indemnity and the indenture trustee may take any other action it deems proper that is not inconsistent with the direction.

   If an event of default under a secured note indenture occurs and is continuing and the related indenture trustee has accelerated the related secured notes or commenced exercising remedies under that secured note

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indenture, any sums held or received by the related indenture trustee under that secured note indenture will be applied to pay the related indenture trustee all amounts then due to it under that secured note indenture prior to any payments to holders of the related secured notes. There are no cross collateralization provisions in any of the secured note indentures. Consequently, the secured notes relating to any one property are secured only by that property and the related lease and are secured by any other property or the lease related to any other property. However, see "Description of the Leases--Lease Events of Default" below for a description of a limited cross default provision in the leases.

Modification of Secured Note Indenture and Other Operative Agreements

   Each secured note indenture contains provisions permitting the related lessor and the related indenture trustee to enter into certain supplemental indentures with respect to that secured note indenture or amendments to, modifications of, replacements of, or waivers or consents with respect to, the other security documents and the related participation agreement without the consent of any holder of the related secured notes, among other things, for the following purposes:

   .   to effect the issuance of additional secured notes under that secured note indenture as described in "--Additional Secured Notes" above;

   . to evidence the succession of another entity to Ahold Lease or to evidence the succession of another entity to the related lessor, and the assumption by that entity of the covenants of Ahold Lease or the related lessor contained, as the case may be, in that secured note indenture and in the related secured notes;

   . to add to the covenants of the related lessor, for the benefit of the holders of the related secured notes, or to surrender any right or power conferred in that secured note indenture on the related lessor;

   . to convey, transfer and assign to the indenture trustee additional properties and to subject those properties to the liens of that secured note indenture and the other related security documents;

   . to modify, eliminate or add to the provisions of that secured note indenture to the extent necessary to qualify it and any related supplemental indenture under the Trust Indenture Act, or under any similar federal statute enacted after February 12, 2001, which was the date of the closing of the leveraged lease transactions;

   . to cure any ambiguity or to correct or supplement any provision in that secured note indenture or in any of the other related security documents or the related participation agreement which may be defective or inconsistent with any other provision in that secured note indenture or any of the other related security documents;

   . to evidence the succession of a successor indenture trustee or to add a co-trustee or separate trustee and to make provisions as to the rights and duties of the additional trustee and as to the appointment and dismissal of the additional trustee;

   . to make any other amendments to, modifications of, replacements of, or waivers or consents or provisions with respect to, matters or questions arising under that secured note indenture, the other security documents or the related participation agreement, provided that, unless the amendment or provision relates to certain payments owed to the related lessor, the equity participant or the remainderman, the related indenture trustee and, so long as the related pass through trustee holds any secured notes, that pass through trustee will receive (1) only in the case of the participation agreement, an opinion of counsel reasonably satisfactory to the related indenture trustee and the pass through trustee that such action will not have a material adverse effect on the interest of the holders of the related secured notes or the holders of the related pass through certificates or (2) a written confirmation from each of Moody's and S&P that the proposed modification or supplement would not result in a downgrade of its rating of any of the pass through certificates; or

   . to effectuate Ahold Lease's assumption, as co-obligor without release or as sole obligor with release, of the related lessor's obligations on the related secured notes and the related security documents pursuant to the provisions of the participation agreement.

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   With the consent of the holders holding not less than a majority in aggregate principal amount of the then outstanding secured notes issued under a particular secured note indenture, by directive delivered to the related lessor and related indenture trustee, the related lessor may, and the related indenture trustee, upon receipt of a satisfactory opinion of counsel, will, enter into supplemental indentures with respect to that secured note indenture under which those secured notes were issued or amendments to, modifications of, replacements of, or waivers or consents with respect to, the other related security documents or the related participation agreement. However, no supplemental indenture or amendment, modification or replacement will, without the consent of the holder of each outstanding secured note affected by it:

   . change the stated maturity of the principal of, or any installment of principal of or interest on, or the dates or circumstances of payment of any make-whole premium on, that secured note;

   . reduce the principal amount of that secured note or the interest on that secured note or any amount payable upon the redemption of that secured note;

   . change the circumstances for redemption or change the place of payment where, or the currency in which, that secured note or any make-whole premium or the interest on the secured note is payable;

   . impair the right to institute suit for the enforcement of any payment of principal or interest on or after the stated maturity of that secured note or, in the case of redemption, on or after the redemption date or of any payment of any make-whole premium on or after the date that make-whole premium becomes due and payable;

   . permit the creation of any lien prior to or, except in respect of any additional secured notes issued pursuant to the related secured note indenture, equal with the lien of the related secured note indenture, mortgage or assignment of leases and rents with respect to any of the related indenture estate;

   . terminate the lien of the related secured note indenture, related mortgage and related assignment of leases and rents on any of the related indenture estate or deprive the holder of that secured note of the security afforded by the lien of the related secured note indenture, mortgage or assignment of leases and rents, except as may be required to release property from the lien of that secured note indenture, mortgage or assignment of leases and rents as expressly provided in that secured note indenture;

   . terminate the related lease, reduce the amounts payable under that lease assigned to the related indenture trustee or change the time for the payment of those amounts so that these payments are less than the amounts necessary to pay when due the principal of, or any make-whole premium or interest on, the related outstanding secured notes;

   . consent to, or permit any termination of the related Royal Ahold guarantee or discharge of Royal Ahold from its obligations under that Royal Ahold guarantee, other than with respect to certain payments owed to the related lessor, the equity participant or the remainderman;

   . reduce the percentage in principal amount of the related outstanding secured notes, the consent of the holders of which is required for any supplemental indenture or amendment, modification or replacement, or the consent of the holders of which is required for any waiver provided for in that secured note indenture, the related mortgage or the related assignment of leases and rents; or

   . modify the provisions of that secured note indenture described in this paragraph except to (a) increase the percentage of holders of the related secured notes necessary to permit certain actions or (b) add provisions of the secured note indenture that cannot be modified or waived without the consent of each holder of a secured note affected by it.

   The parties to other agreements entered into as part of the leveraged lease transactions may grant consents under, or modify, waive, amend or supplement provisions of those agreements, other than the security documents and the participation agreements, without the consent of the indenture trustee or any holder of outstanding secured notes issued under the related secured note indenture for the purpose of adding any provisions to, changing in any manner, eliminating any provisions of, giving any consent or waiver or modifying in any manner

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the rights of the parties to those agreements. However, without a written confirmation from each of Moody's and S&P that the proposed amendment, modification, waiver, discharge, supplement, termination or consent would not result in a downgrade of its rating of any of the pass through certificates, no lessor may agree to any amendment to, modification, waiver, discharge, supplement or termination of, or grant any consent under any of the following:

      (1) any term or provision of the related lease pertaining to:

   . the requirement that rent under the lease be sufficient to pay scheduled principal of, and any make-whole premium and interest on, the related secured notes;

   . the obligation of Ahold Lease to make all payments under the related lease;

   .   certain permitted uses of the related property;

   . certain conditions Ahold Lease must satisfy in order to construct improvements to the related property;

   . the rights of Ahold Lease upon the damage or destruction of the related property if sufficiently severe, if the result will be to adversely affect or delay or decrease the amount of any prepayment of the related secured notes;

   .   the events constituting events of default under the related lease; or

   . the remedies available to the related lessor upon the occurrence of an event of default under the related lease;

      (2) the related Royal Ahold guarantee; or

      (3) the definitions set forth in the related participation agreement relating to any of the provisions described in clauses (1) and (2) above.

Confirmation of the rating agencies will not be required for any amendment, modification, waiver, discharge, supplement, termination or consent (1) that would not result in a substantive change to any of the terms or provisions listed in the prior sentence or (2) that relates to certain payments owed to the related lessor, the equity participants or the remainderman. In addition, no modification, amendment, supplement, consent or waiver will, without the consent of the indenture trustee given with the consent of the holder of each outstanding secured note affected by it, modify, amend or supplement, or give any consent in respect of or waive any provision of the related lease in any manner (1) as to reduce the amounts payable by Ahold Lease under the related lease, or by Royal Ahold under the related Royal Ahold guarantee, or change the time for the payment, in either case, so that the payments are less than the amounts necessary to pay the scheduled principal of, or any make-whole premium or interest on, the related outstanding secured notes or (2) as would release Royal Ahold or Ahold Lease from its obligation in respect of payment of rent, other than certain payments owed to the related lessor, the equity participants or the remainderman, stipulated loss value or any other amount payable under the related lease, or the related Royal Ahold guarantee, and intended to be used to pay the principal of, or any make-whole premium or interest on, the secured notes, in any manner inconsistent with clause (1) of this sentence.

Discharge of the Secured Note Indentures and the Secured Notes in Certain Circumstances

   The liens and security interests created by any secured note indenture, mortgage or assignment of leases and rents will cease to secure any obligations with respect to the secured notes of any series of a particular stated maturity issued under that secured note indenture and the terms and conditions set forth in that secured note indenture will no longer apply to those secured notes or the holders of those secured notes, if at any time (1) the principal of, and any make-whole premium and interest on, those secured notes have been paid in full or (2) all those secured notes authenticated have been delivered to the related indenture trustee for cancellation and any other sums secured under that secured note indenture owing to the holders of those secured notes have been paid in full.

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                           DESCRIPTION OF THE LEASES

   The following is a summary of the general terms and provisions of the leases. The summary is qualified in its entirety by reference to the leases, copies of which can be obtained from the pass through trustees. Royal Ahold and Ahold Lease have filed two forms of the leases, one of which includes a remainderman and the other does not, as exhibits to the registration statement of which this prospectus is a part. Separate leases, substantially identical in all material respects to those exhibits, have been entered into relating to the 46 leveraged lease transactions, of which 27 involve a remainderman and the remaining 19 do not involve a remainderman. Although such leases may differ in some respects (such as the names of the lessors, the properties and dollar amounts), there are no material details in which such leases differ from those exhibits.

Base Lease Term and Rent

   Each lessor leased its property to Ahold Lease pursuant to a lease for a term which commenced on February 12, 2001, and which expires on February 12, 2026, which is the 25th anniversary of the commencement date, unless earlier terminated as described below or extended pursuant to renewal options contained in the lease. Although Ahold Lease has subleased each property, Ahold Lease has the sole responsibility and obligation to make all payments due under the leases, including any and all payments of rent and stipulated loss value as provided in the leases. Each of the leases contains substantially the same terms and conditions.

   The basic rent payments under the leases are payable on January 2 and July 2, commencing on July 2, 2001. The basic rent payments are to be paid directly to the indenture trustee as assignee of the related lessor. Those payments are to be used to make payments of principal and accrued interest on the related outstanding secured notes. These payments in turn will furnish the funds to be distributed to the pass through trustee and thereafter to the holders of the pass through certificates. Amounts payable under each lease will be sufficient to pay in full all scheduled payments of principal and interest on the related secured notes. In some cases, the semi-annual rent payments under one or more leases may be adjusted, but adjusted rent payments may never be less than the scheduled payments of principal of and interest on the related secured notes. The balance of any payments of basic rent under any lease received by the related indenture trustee, after payments of principal of, and interest on, the related secured notes, will be paid by the related indenture trustee to the related lessor or as the lessor may direct. Ahold Lease also is obligated to make additional rent payments under each lease which will be sufficient to pay any overdue interest or make-whole premium which may be due and payable from time to time under the related secured notes. The interest rate on the secured notes is subject to increase under certain circumstances if Royal Ahold and Ahold Lease do not comply with their obligations under the registration rights agreement. If this occurs, rent will be increased in an amount sufficient to pay the amount of such increased interest rate. Ahold Lease's obligation to pay rent and to cause other payments to be made under the leases is an absolute, irrevocable and unconditional obligation of Ahold Lease, not subject to any set-off, abatement, defense or counterclaim.

Net Lease; Use and Maintenance

   The obligations of Ahold Lease under each lease are those of a lessee under a net lease, and Ahold Lease is obligated, at its expense, to pay all costs and expenses of operating and maintaining each property. Ahold Lease may use and occupy each property for any use permitted by applicable law. No use may be made (1) which violates the agreement of Ahold Lease to comply in all material respects with applicable law relating to a property except where failure to comply with applicable environmental laws is in the process of being investigated, remediated or otherwise addressed in compliance with applicable environmental laws and would not have a material adverse effect on the ability of Ahold Lease to perform its obligations under the related lease and under any other operative agreements, (2) which would void any certificate of occupancy required for that property, or (3) which results in the primary use of the property being (a) the mining or removal of any oil, gas or minerals or (b) the handling, transportation, processing, storage or disposal of hazardous materials on the property. Ahold Lease has agreed to maintain all portions of each property in the quality and condition in effect at the inception of the lease, ordinary wear and tear excepted, consistent with the standards which are then applied to other supermarkets and retail stores, office buildings or warehouses, as applicable, which are owned and operated by Ahold Lease and the United States operating subsidiaries of Royal Ahold.

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Modifications and Additions

   Ahold Lease has the right to make any modifications, alterations or further improvements to the improvements on a property, which are referred to in this prospectus as modifications, without the consent of the related lessor so long as:

    . the cost of the modifications, including any related destruction or demolition, is expected to be less than 15% of the related lessor's purchase price for that property and such modifications shall be completed prior to the earlier of (1) three years after the commencement of the proposed modifications and (2) 180 days before the end of the lease term of that property;

    . no event of default, payment default or default due to Royal Ahold or Ahold Lease being subject, voluntarily or involuntarily, to bankruptcy or similar proceedings has occurred under the related lease and is continuing, these defaults being referred to in this prospectus as material defaults; and

    . the modifications do not decrease, other than to a de minimis extent, the fair market value, expected residual value, condition, utility or remaining economic useful life of the property below the fair market value, expected residual value, condition, utility or remaining economic useful life immediately prior to the modifications assuming the property was in the condition required by the related lease, or cause the property to be characterized as "limited-use property," as defined in Revenue Procedure 76-30.

   In addition, Ahold Lease is entitled to make modifications, alterations or further improvements to the improvements on a property having an expected cost equal to or greater than 15% of the related lessor's purchase price of that property without that lessor's consent so long as:

    . the modifications do not decrease, other than to a de minimis extent, the fair market value, expected residual value, condition, utility or remaining economic useful life of the property below the fair market value, expected residual value, condition, utility or remaining economic useful life immediately prior to the modifications, assuming the property was in the condition required by the related lease, or cause the property to be characterized as "limited-use property," as defined in Revenue Procedure 76-30;

    . Ahold Lease has delivered to the related lessor (1) the plans and specifications relating to the proposed modification and (2) an officer's certificate of Ahold Lease which includes an estimate of the cost of those modifications and states that the modifications will be completed prior to the earlier of (a) three years after the commencement of the proposed modifications and (b) 180 days before the end of the lease term of that property, and such modifications shall be completed within such time; and

    . either (1) the credit rating assigned to the long-term senior unsecured debt obligations of Royal Ahold will not be less than Baa3 by Moody's and BBB- by S&P, or (2) Ahold Lease will have delivered to the related lessor a letter of credit or other form of credit support from an entity that satisfies the above credit criteria and that credit support is in an amount equal to not less than 110% of the cost of the proposed modifications.

   Any modifications, alterations or further improvements to the improvements on a property not required by applicable law are the property of Ahold Lease so long as:

    .  the modifications are severable from the property;

    . the modifications have not been financed by the issuance of additional secured notes under the related secured note indenture or by an additional investment by the related equity participant; and

    . the modifications may be removed from the property without (1) decreasing, other than to a de minimis extent, the fair market value, expected residual value or remaining economic useful life of the property and (2) causing material damage to the property.

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   So long as no material default has occurred and is continuing, Ahold Lease has the right to construct additional buildings and other facilities on the site which are not an integral part of the improvements included in the property, without the consent of the related lessor so long as Ahold Lease and the related lessor have executed easement agreements and/or shared facilities agreements which agreements do not, in the reasonable judgment of the related lessor, decrease, other than to a de minimis extent, the fair market value, expected residual value, condition, utility or remaining economic useful life of the property, assuming the property was in the condition required by the related lease, or adversely affect the related lessor's or the related equity participant's rights and interests under that lease and the other related documents. Any additional buildings and other facilities which Ahold Lease may construct as provided for in the previous sentence will remain the property of Ahold Lease. The operative agreements do not provide for the financing of such additional buildings and other facilities through the issuance of additional secured notes.

Assignment and Sublease

   So long as no material default has occurred and is continuing under a lease, Ahold Lease may assign its right, title and interest in and to that lease to any person without the consent of the related lessor. However, no assignment will release Ahold Lease from its obligations under that lease or Royal Ahold from its obligations under the related Royal Ahold guarantee as evidenced by an opinion of counsel.

   Without the consent of the related lessor, Ahold Lease, and each direct and indirect sublessee, may sublease or sub-sublease all or a portion of any property to any person so long as for any sublease or any sub-sublease which commences during the term of the related lease:

    . the sublease or sub-sublease is expressly subject and subordinate to the related lease, and the sublease or sub-sublease will not release Ahold Lease from its obligations under the related lease or Royal Ahold from its obligations under the related guarantee;

    . no material default has occurred under the related lease and is continuing;

    . the sublessee or sub-sublessee is not bankrupt at the inception of the sublease or sub-sublease and will be permitted to use the property only for the purposes permitted under the related lease; and

    . unless consented to by the related lessor, which consent will be in its sole and absolute discretion, the sublease or sub-sublease term does not extend beyond the applicable basic term or any renewal term with respect to the underlying lease.

   At the request of Ahold Lease, if certain conditions are met, the lessor and the indenture trustee will enter into a subordination, non-disturbance and attornment agreement with a specified third party sublessee or sub-sublessee.

Insurance

   Ahold Lease is required under each lease to arrange:

    . all-risk property insurance covering each component of the related property against physical loss or damage in an amount at least equal to the replacement value of the related property, which insurance policy must contain an agreed amount endorsement waiving any coinsurance penalty;

    . boiler and machinery insurance with respect to damage to the boilers, pressure vessels or similar apparatus located on the related property for risks normally insured against under boiler and machinery policies;

    . commercial general liability insurance with a limit of not less than $1 million in any one occurrence and the insurance will not contain an exclusion for punitive or exemplary damages where insurable by law;

    . statutory workers' compensation insurance and employer's liability insurance in an amount not less than $1 million and the insurance will not contain any occupational disease exclusion; and

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    .  excess or umbrella insurance in an amount not less than $100 million in any one occurrence providing coverage limits in excess of the insurance limits for the commercial general liability insurance, statutory workers' compensation insurance and employer's liability insurance as described above and the insurance will not contain an exclusion for punitive or exemplary damages where insurable by law.

   The insurance required to be maintained under each lease will not be less favorable than the insurance generally maintained by Royal Ahold and Ahold Lease's United States operating companies on properties which are owned or operated by them.

   In all cases, the insurance policy specifies Ahold Lease as the insured and the related lessor, the related equity participant, the related indenture trustee and the remainderman, if applicable, as additional insureds. If no material default has occurred and is continuing, the "loss payee" for amounts (including amounts with respect to which Ahold Lease is self-insured) of $10 million or less on the required property insurance will be Ahold Lease and for amounts in excess of $10 million the "loss payee" will be the related indenture trustee. In addition, so long as no event of default has occurred and is continuing, Ahold Lease has the right to settle all claims with insurers. Ahold Lease is entitled to self-insure and/or have deductibles against all risks described above, other than excess liability or umbrella coverage, up to $10 million per occurrence, so long as the credit rating assigned to Royal Ahold's long-term senior unsecured debt obligations is not less than Baa2 by Moody's and BBB by S&P and so long as no event of default has occurred and has continued for 30 days under the related lease.

Termination

   At any time from five years after February 12, 2001, which was the date of the closing of the leveraged lease transactions, until one year before the end of a lease term, so long as no material default has occurred and is continuing, Ahold Lease has the option to terminate the lease if Ahold Lease determines in good faith that the related property is obsolete, uneconomic for use or surplus to its needs. In addition, at any time during a lease term, so long as no event of default has occurred and is continuing, Ahold Lease has the option to terminate the lease if it determines in good faith that disposition of the related property is necessary or advisable for purposes of complying with applicable law, regulations or governmental requirements. Upon an early termination election by Ahold Lease, the related lessor will elect either (1) to retain ownership of the property, in which case it will repay the outstanding balance of the related secured notes on the termination date or (2) to have Ahold Lease assume responsibility for the sale of the property. In cases in which Ahold Lease is required to sell the property, Ahold Lease will be responsible for (1) any shortfall between the net proceeds of the sale and the stipulated loss value specified in the related lease and (2) all other amounts then due under the related lease. In the case where the lessor owns an estate for years in the property with the remainder interest owned by the remainderman, Ahold Lease will cause the third party purchaser to acquire all of the remainderman's remainder interest for an amount equal to the remainder termination value as specified in the related three party agreement. If neither the lessor nor Ahold Lease has secured an acceptable bid for the property by the scheduled termination date, Ahold Lease will either (1) continue the related lease without termination or (2) pay to the related lessor the stipulated loss value plus all amounts then due under the related lease. If any purchaser fails to purchase the property by the scheduled termination date, Ahold Lease will continue the related lease without termination.

Substitution

   Upon (1) the occurrence of an event of loss, as described below, or a governmental taking affecting the property or (2) Ahold Lease's good faith determination that a property is obsolete, uneconomical in its present state or surplus to its needs or that disposition of the related property is necessary or advisable for purposes of complying with applicable law, regulations or governmental requirements or the terms of the related lease, Ahold Lease has the right to request that the affected property be replaced with other property. Any replacement is subject to the approval of the related lessor and the following conditions, among others, must be met in connection with a substitution:

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    .  with respect to the replacement property, Ahold Lease must deliver to the related lessor (1) a lease supplement covering the replacement property, (2) an indenture supplement, (3) conveyance documents, (4) a mortgage and an assignment of leases and rents and (5) evidence of appropriate Uniform Commercial Code filings;

    . the related lessor must receive good title to the replacement property free and clear of liens other than permitted liens specified in the lease and the related lessor and indenture trustee must receive a title insurance policy or a binding marked commitment to issue a title insurance policy in form and substance satisfactory to the related lessor and related indenture trustee insuring their interests in the replacement property for its fair market value and the amount of the secured notes secured by the property, respectively;

    . the related lessor must receive evidence that the fair market value, expected residual value, condition, utility and remaining economic useful life of the replacement property is no less than the fair market value, expected residual value, condition, utility and remaining economic useful life of the original property assuming the property was in the condition required by the related lease;

    . in the case of a substitution to comply with applicable laws, regulations or governmental requirements, no event of default under the related lease exists after giving effect to the substitution or, in the case of any other substitution, no material default under the lease exists after giving effect to the substitution;

    . the related lessor and the related indenture trustee must have obtained confirmation from S&P and Moody's that they will not reduce the ratings of the outstanding series of pass through certificates because of the substitution;

    . Royal Ahold must execute and deliver to the related lessor, the related indenture trustee and the related equity participant an agreement confirming its obligations under the related guarantee; and

    . Ahold Lease must deliver certain other documents as set forth in the participation agreement or as reasonably requested by the related lessor, equity participant or indenture trustee.

Event of Loss

   If the improvements included in a property are damaged by fire or other casualty, Ahold Lease will either (1) complete the repair and restoration or replacement of the portions of the affected property within three years, subject to extension for delays attributable to causes beyond Ahold Lease's reasonable control other than its inability to pay, so that the fair market value, expected residual value, condition, utility and remaining useful life are at least equal to the fair market value, expected residual value, condition, utility and remaining economic useful life immediately prior to the damage or destruction or (2) substitute the property or (3) determine that the damage or destruction is irreparable or impractical to repair or constitutes the constructive loss of all or substantially all of the improvements and pay to the lessor the stipulated loss value stated in the related lease plus any accrued rent and expenses. Upon payment of that amount by Ahold Lease:

    .  the lease related to the property will be terminated;

    . title to the property will be transferred by the related lessor to Ahold Lease; and

    . property insurance proceeds under insurance policies maintained by Ahold Lease will be paid to Ahold Lease.

Governmental Takings

   Within 30 days after the determination that a governmental taking (other than as described in the last paragraph of this subsection) will occur or has occurred which will affect (1) the whole of a property or (2) greater than 25% of the total rentable square footage of the improvements on the property and a determination by the board of directors of Ahold Lease that the property cannot continue to be used economically for its purpose, such governmental taking referred to in this prospectus as a total taking, Ahold Lease will notify the related lessor, equity participant and indenture trustee either that other property will be substituted for the property

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which is the subject of the governmental taking within 180 days after such notice or the affected lease will be terminated on the first rent payment date which is at least 90 days after the date of such notification. If a substitution has not been effected by the first rent payment date which is at least 90 days after the date of such notification, the lease will terminate and Ahold Lease will pay the lessor (1) the stipulated loss value, (2) all of the lessor's expenses incurred in relation to the governmental taking and (3) any rent due under the related lease. To the extent that Ahold Lease has made these payments, it will be reimbursed from any condemnation award and other consideration in connection with the taking and any excess amounts will be shared by the related lessor and Ahold Lease to the extent of their interests in the affected property. In any event, the maximum amount Ahold Lease can receive is limited to its leasehold interest.

   In the event of a governmental taking other than as described above, Ahold Lease will notify the related lessor, equity participant and indenture trustee and will (1) to the extent the governmental taking affects an improvement on the property, construct a replacement improvement with a fair market value, expected residual value, condition, utility and remaining economic useful life at least equal to those of the improvement which was subject to the governmental taking, (2) substitute the property within 180 days after such notice or (3) terminate the lease with respect to the portion of the affected property subject to the governmental taking and restore the remaining portion of the property. In each case, Ahold Lease will remain liable for the performance in full of all its obligations under the lease as if no termination had occurred. Any condemnation awards will be applied to reimburse Ahold Lease for certain expenses and any excess will be shared by the related lessor and Ahold Lease to the extent of their interests in the affected property. In any event, the maximum amount Ahold Lease can receive is limited to its leasehold interest.

   In the event of a governmental taking of a property which does not extend beyond the remaining term of the related lease, the related lease will remain in full force and effect, there will be no adjustment of rent and, so long as no material default exists under that lease, Ahold Lease will be entitled to receive any award relating to such taking.

Lease Events of Default

   Events of default under each lease include, among other things:

    . failure to pay any installment of basic rent under that lease or any amount of additional rent attributable to the increase in the interest rate on the related secured notes and the failure continues for five business days;

    . failure to pay the stipulated loss value as provided in that lease and the failure continues for five business days after receipt of notice by Royal Ahold and Ahold Lease;

    . failure to make any other payment of additional rent under that lease and the failure continues for 30 days after receipt of notice by Royal Ahold and Ahold Lease;

    . any representation or warranty made by Ahold Lease in the lease or any other related operative agreement other than the related tax indemnification agreement was false or inaccurate in any material respect when made and is not cured within 30 days after receipt of notice by Royal Ahold and Ahold Lease, unless (1) the inaccuracy of that representation or breach of warranty cannot, with diligence, be cured within 30 days and (2) Ahold Lease is diligently proceeding to cure, in which case the period for cure will be extended for the period necessary to effect the cure, but not in excess of 360 days;

    . (1) failure to maintain the insurance required by that lease and, except as provided in clause (3) below, the failure continues for five business days after receipt of notice by Royal Ahold and Ahold Lease or (2) the failure to renew any required insurance which expired on its scheduled expiration date, or (3) if the credit rating assigned to the long-term senior unsecured debt obligations of Royal Ahold is less than Baa2 by Moody's or BBB by S&P, failure to maintain the required commercial general liability insurance;

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    .  failure to perform or observe any other material covenant of Ahold Lease under the lease or other related documents entered into in connection with the related leveraged lease transaction and the failure continues for 30 days after receipt of notice by Royal Ahold and Ahold Lease, unless (1) the failure cannot, with payment of money or due diligence, be cured within 30 days and (2) Ahold Lease is diligently proceeding to cure, in which case the period for cure will be extended for the period necessary to effect the cure, but not in excess of 360 days;

    . a bankruptcy or similar proceeding is commenced against Royal Ahold or Ahold Lease (1) which results in the entry of an order for relief against Royal Ahold or Ahold Lease and the order is not fully stayed within 90 days or (2) which is not dismissed within 90 days;

    . Royal Ahold or Ahold Lease commences a reorganization, dissolution or similar proceeding for any substantial part of its property, or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts or consents to the commencement of any involuntary bankruptcy or insolvency proceeding that is commenced against it or is adjudged insolvent by a court of competent jurisdiction or if an attachment or execution is levied against all or substantially all of the property of Royal Ahold or Ahold Lease;

    . the revocation, repudiation, cancellation or termination of the guarantee of that lease by Royal Ahold or that guarantee is either deemed invalid or is no longer in full force and effect;

    . any representation or warranty made by Royal Ahold in the related guarantee or any related pass through certificate was false or inaccurate in any material respect when made and is not cured within 30 days after receipt of notice by Royal Ahold, unless (1) the inaccuracy of that representation or breach of warranty cannot, with diligence, be cured within 30 days and (2) Royal Ahold is diligently proceeding to cure, in which case the period for cure will be extended for the period necessary to effect the cure, but not in excess of 360 days;

    . failure to perform or observe any other material covenant of Royal Ahold in the related guarantee and the failure continues for 30 days after receipt of notice by Royal Ahold unless (1) the failure cannot, with diligence or the payment of money, be cured within 30 days and (2) Royal Ahold is diligently proceeding to cure, in which case the period for cure will be extended for the period necessary to effect the cure, but not in excess of 360 days; and

    . a payment event of default related to basic rent, stipulated loss value or certain payments of additional rent with respect to increases in the interest rate on the related secured notes or in excess of $10,000,000 has occurred and is continuing under any of the other leases having the same or affiliated equity participant and neither Royal Ahold nor Ahold Lease has paid the defaulted amount plus applicable interest within five business days after receipt of notice of that event of default.

   Except as provided below, a lessor may at any time after an event of default under the related lease exercise one or more of the remedies set forth in that lease, including the right to rescind or terminate that lease and repossess and use or relet the related property or, upon termination of the lease, to sell the related property or any part of that property free and clear of the rights of Ahold Lease and retain the proceeds and that, the lessor also has the right to require Ahold Lease to pay as liquidated damages unpaid rent and accrued interest plus, at the option of that lessor, any one of the following: (a) if that lessor has sold the property, an amount equal to the excess of the stipulated loss value over the net sales proceeds of that property or (b) if that lessor has not sold the property, either (1) an amount equal to the excess of the present value of all installments of rent until the end of the related lease term, discounted at an agreed upon discount rate, over the present value of the fair market rental value of that property until the end of that term or
(2) an amount equal to the stipulated loss value of that property.

   Each indenture trustee, as assignee of the related lessor under the related secured note indenture, may exercise the remedies of that lessor under the related lease subject to the fulfillment of certain conditions set forth in that secured note indenture relating to that lease. These conditions include
(1) the acceleration, or automatic

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acceleration as a result of the bankruptcy of Ahold Lease or otherwise, of the related secured notes and (2) prior notice to the related lessor and related equity participant of the intent to exercise remedies. During the period that an indenture trustee may exercise the remedies of the related lessor under the related lease, that lessor will at all times be entitled on a non-exclusive basis with that indenture trustee to (1) declare that lease in default and exercise remedies solely in connection with the payment of the amount referred to in clause (b)(2) of the preceding paragraph and (2) enforce any covenant or obligation of the related lessee under the lease except that it in doing so it may not exercise any remedies under the lease other than as provided in clause
(1) of this sentence. As the interests of the related lessor and related equity participant may be different from the interests of holders of the related secured notes, that lessor may choose to exercise different remedies than would be in the best interest of the holders of those secured notes. The right of a lessor to demand payment of the amount set forth in clause (b)(2) of the preceding paragraph may, in practice, preclude the related indenture trustee from electing other remedies under the lease.

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                         DESCRIPTION OF THE GUARANTEES

   The following is a summary of the general terms and provisions of the guarantees. The summary is qualified in its entirety by reference to the guarantees, copies of which can be obtained from the pass through trustees. Royal Ahold and Ahold Lease have filed two forms of the guarantees, one of which includes a remainderman and the other does not, as exhibits to the registration statement of which this prospectus is a part. Separate guarantees, substantially identical in all material respects to that exhibit, have been entered into relating to the 46 leveraged lease transactions, of which 27 involve a remainderman and the remaining 19 do not involve a remainderman. Although such guarantees may differ in some respects (such as the names of the lessors, the names of the equity participants and the properties), there are no material details in which such guarantees differ from that exhibit.

   Royal Ahold guarantees the payment and performance of all obligations of Ahold Lease under each of the leases and other related documents executed by Ahold Lease. Each of the guarantees contains substantially the same terms and conditions. Each guarantee will remain in full force and effect notwithstanding any assignment of the underlying lease by the related lessor or the related lessee.

   Each guarantee is a guarantee of payment and performance and not of collection. Royal Ahold's obligations under each guarantee rank pari passu with all its unsecured debt obligations. The guarantees are unconditional, absolute and irrevocable, and are not subject to any defenses available to Royal Ahold or Ahold Lease with respect to the guaranteed obligations. Each guarantee will be binding on successors and assigns of Royal Ahold. Royal Ahold will not assign or transfer any of the guarantees without the consent of the related lessor, the related pass through trustee, the related indenture trustee and the related equity participant except in connection with a permitted consolidation, merger or sale. In addition, Royal Ahold will not consolidate with or merge into any other entity, nor will Royal Ahold convey, transfer or lease all or substantially all its assets to any entity, without first having that entity execute and deliver an assumption agreement, in form reasonably satisfactory to the indenture trustees and the equity participants, to the effect that the entity assumes all of Royal Ahold's obligations and responsibilities under the guarantees.

   For a description of certain bankruptcy issues relating to the guarantees, see "Certain Bankruptcy Law Considerations."

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                              REGISTRATION RIGHTS

   The following is a summary of the general terms and provisions of the registration rights agreement. This summary is qualified in its entirety by reference to the registration rights agreement, copies of which can be obtained from the pass through trustees. Royal Ahold and Ahold Lease have filed the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part.

   On January 26, 2001, Royal Ahold, Ahold Lease and Salomon Smith Barney Inc. and Morgan Stanley & Co. Incorporated, as the initial purchasers, entered into a registration rights agreement. The registration rights agreement requires Royal Ahold and Ahold Lease to use their commercially reasonable efforts to cause a registration statement relating to the exchange of outstanding pass through certificates for registered new pass through certificates to be declared effective under the Securities Act and to complete the exchange offer by November 9, 2001. Royal Ahold and Ahold Lease also have agreed to bear the cost of preparing, filing and having the registration statement declared effective. The registration statement of which this prospectus forms a part is the registration statement required by the registration rights agreement.

   Upon the effectiveness of the registration statement, Royal Ahold and Ahold Lease will offer the new pass through certificates in exchange for surrender of the related outstanding pass through certificates. The terms of the exchange offer are described under the caption "The Exchange Offer."

   Under some circumstances occurring prior to February 12, 2003, which is the second anniversary of the date of the closing of the leveraged lease transactions, Royal Ahold and Ahold Lease may be required to file a shelf registration statement covering resales of the outstanding pass through certificates or the new pass through certificates. This requirement will be triggered if:

    . because of any change in law or interpretations of law by the staff of the SEC, Royal Ahold and Ahold Lease are not permitted to effect the exchange offer;

    . for any other reason the exchange offer is not completed by November 9, 2001, which is within 270 days after February 12, 2001, which was the date of the closing of the leveraged lease transactions;

    . any initial purchaser so requests with respect to outstanding pass through certificates that the initial purchaser holds following the completion of the exchange offer and that are not permitted to be exchanged in the exchange offer under any applicable law or interpretations of law;

    . any applicable law or interpretations of law do not permit any holder, who is not an initial purchaser, to participate in the exchange offer; or

    . any initial purchaser of outstanding pass through certificates that participates in the exchange offer does not receive freely transferable new pass through certificates in exchange for its outstanding pass through certificates.

   If Royal Ahold and Ahold Lease are required to file the shelf registration statement, then they will, at their cost:

    . as promptly as practicable, but not later than 60 days after the requirement to file a shelf registration statement has been triggered, file a shelf registration statement covering resales of the outstanding pass through certificates or the new pass through certificates, as the case may be;

    . use their commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

    . use their commercially reasonable efforts to keep the shelf registration statement continuously effective for a period of two years after the original issuance of the outstanding pass through certificates or such shorter period ending when all of the outstanding pass through certificates or new pass through certificates, as the case may be, have been sold or cease to be outstanding.

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   Royal Ahold and Ahold Lease will, in the event a shelf registration statement is filed, among other things:

    . deliver to each holder for whom such shelf registration statement was filed as many copies of the prospectus which forms a part of the shelf registration statement as such holder may reasonably request;

    . notify each holder of outstanding pass through certificates or new pass through certificates, as the case may be, when the shelf registration statement has become effective; and

    . take certain other actions as are required to permit unrestricted resales of the outstanding pass through certificates or the new pass through certificates, as the case may be.

   If you sell outstanding pass through certificates or new pass through certificates pursuant to the shelf registration statement:

    . you must be named as a selling security holder in the prospectus that forms a part of the shelf registration statement;

    . you must deliver a prospectus to any purchasers of your outstanding pass through certificates or your new pass through certificates, as the case may be;

    . you will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

    . you will be bound by the provisions of the registration rights agreement that are applicable to holders who sell their outstanding pass through certificates or new pass through certificates under the shelf registration statement, including certain indemnification obligations.

   In addition, each holder of such outstanding pass through certificates or new pass through certificates must deliver information to Royal Ahold and Ahold Lease as Royal Ahold and Ahold Lease may reasonably require for inclusion in the shelf registration statement in order to have their outstanding pass through certificates or new pass through certificates included in the shelf registration statement.

   Royal Ahold and Ahold Lease's obligation to keep the shelf registration statement effective and usable for offers and sales of the outstanding pass through certificates or the new pass through certificates may be suspended by Royal Ahold and Ahold Lease in good faith for valid business reasons, including, without limitation, a pending acquisition or divestiture of assets. A suspension period will commence on and include the date that Royal Ahold and Ahold Lease give notice that (1) the shelf registration statement is no longer effective or (2) the prospectus included in the shelf registration statement is no longer usable for offers and sales of the outstanding pass through certificates or new pass through certificates, as the case may be. The suspension period will end on the date when each holder of the outstanding pass through certificates or the new pass through certificates, as the case may be, covered by such registration statement either (1) receives copies of the supplemented or amended prospectus or (2) is advised in writing by Royal Ahold or Ahold Lease that the use of the prospectus may be resumed.

   Under certain circumstances, the interest rate payable on the secured notes and, as a result, the outstanding pass through certificates or the new pass through certificates, as applicable, will be increased in the following cases:

    . In the event that an exchange offer has not been completed on or before November 9, 2001, which is 270 days after February 12, 2001, which was the date of the closing of the leveraged lease transactions, without a shelf registration statement being filed with the SEC, the interest rate will be increased by 0.50% per annum from and including such 270th day, to but excluding the earlier of (1) the date on which the exchange offer is completed, and (2) the date on which the shelf registration statement is declared effective.

    . In any other circumstances when Royal Ahold and Ahold Lease are required to file a shelf registration statement, if that shelf registration statement has not been filed with the SEC on or before 60 days after

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       the requirement to file a shelf registration statement has been triggered, the interest rate will be increased by 0.50% per annum from and including such 60th day, to but excluding the earlier of (1) the date on which the shelf registration statement is filed and (2) the date on which outstanding pass through certificates are no longer required to be registered pursuant to an effective registration statement.

    . Except in the case of a suspension period relating to the shelf registration statement, in the event that the shelf registration statement ceases to be effective at any time prior to February 12, 2003, which is the second anniversary of the date of the closing of the leveraged lease transactions, for more than 90 days without the shelf registration statement again becoming effective or being succeeded by an additional registration statement filed and declared effective, the interest rate will be increased by 0.50% per annum from the 91st day after the shelf registration statement ceases to be effective, to but excluding the earliest of (1) the date on which the shelf registration statement again becomes effective, (2) the date on which an additional registration statement is filed and declared effective and (3) the date on which outstanding pass through certificates are no longer required to be registered pursuant to an effective registration statement.

   Notwithstanding the foregoing, the aggregate of any interest rate increases will not in any event exceed 0.50% per annum. In addition, the interest rate will not be increased if Royal Ahold and Ahold Lease suspend the availability of the shelf registration statement as provided above.

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                     CERTAIN BANKRUPTCY LAW CONSIDERATIONS

U.S. Bankruptcy Law Considerations

   With respect to a lease, if Ahold Lease were to become a debtor in a case under the United States Bankruptcy Code, the right to exercise virtually all remedies against Ahold Lease would be stayed, including the right to terminate the lease by virtue of the "automatic stay" imposed by Bankruptcy Code Section
362. The bankruptcy court could hold that the lease is a "true lease" of real property rather than a financing arrangement.

   If the bankruptcy court determined that a lease was a true lease, (1) under Bankruptcy Code Section 365, Ahold Lease would be authorized to assume, assume and assign or reject the lease, with each decision subject to bankruptcy court approval and (2) Bankruptcy Code Section 502(b)(6) would limit the related lessor's claims against Ahold Lease for damages resulting from rejection or other termination of the lease, whether occurring before or after the commencement of Ahold Lease's bankruptcy case, to the greater of (a) one year's rent under the lease or (b) 15% of the remaining rent due under the lease, not to exceed three years' rent. The related lessor would be entitled to recover the limited damages as described above, and also either to recover amounts owed under the related Royal Ahold guarantee or from the repossession on the related property. If the related lessor elects to repossess the related property or terminate the lease, the sum of the liquidation proceeds from the sale of the property, plus the amount of the related lessor's damage claims, as limited by
Section 502(b)(6), may be insufficient to cover all amounts due on the related secured notes. Section 502(b)(6) would not limit the related lessor's claims against Ahold Lease, however, if the bankruptcy court were to hold that the lease was a financing arrangement rather than a true lease. Because the resolution of this issue would depend on the bankruptcy court's analysis of the particular facts and circumstances associated with the transactions contemplated, one cannot predict with any degree of certainty whether or not a bankruptcy court would hold that a lease was a true lease or a financing arrangement. Regardless of how a bankruptcy court characterized a lease, the amount of recovery on any claims against Ahold Lease and the amount of time that would pass between the commencement of a bankruptcy case and the receipt of such recovery also cannot be predicted with any degree of certainty. In the event Ahold Lease were to become a debtor in a case under the Bankruptcy Code, but Royal Ahold was not a debtor in a case under the Bankruptcy Code, the obligations of Royal Ahold under the guarantees should not be limited by
Section 502(b)(6).

   In an Ahold Lease bankruptcy proceeding, Ahold Lease also could elect to cure defaults under a lease and to assume or assign the lease. If Ahold Lease were to assign a lease, payments under that lease, and thus on the related secured notes and portion of the pass through certificates, would be made by an entity other than Ahold Lease. While the assignee would have to demonstrate to the bankruptcy court its ability to perform under the assumed lease, there can be no assurances that the assignee would satisfy Ahold Lease's obligations under the lease. However, Royal Ahold would remain obligated under the related guarantee.

   With respect to the Royal Ahold guarantees, if Royal Ahold were to become a debtor in a case under the Bankruptcy Code, the right to exercise virtually all remedies against Royal Ahold would be stayed. In addition, as noted above, the bankruptcy court could hold that the leases are true leases of real property rather than financing arrangements. In that event, Bankruptcy Code Section 502(b)(6) would limit the related lessor's claims against Royal Ahold under the related Royal Ahold guarantee for amounts due under the related lease in the same manner that it would limit the related lessor's claims against Ahold Lease for those amounts in an Ahold Lease bankruptcy case as described in the preceding paragraphs. Regardless of how a bankruptcy court characterized the lease or the related guarantee, the amount of recovery on any claims against Royal Ahold and the amount of time that would pass between the commencement of Royal Ahold's bankruptcy case and the receipt of such recovery cannot be predicted with any degree of certainty.

   The paragraphs above address the principal United States bankruptcy law considerations regarding the leases and the guarantees. Other Bankruptcy Code provisions, however, also may have an impact. The automatic stay referred to above prohibits any act to obtain possession or exercise control over any property in which the

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debtor has an interest. Under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, are automatically stayed and cannot proceed absent consent from the bankruptcy court. During the stay period, interest or principal payments are not made and interest does not accrue.

Dutch Bankruptcy Law Considerations

   If Royal Ahold were to be declared bankrupt pursuant to the bankruptcy laws of The Netherlands as set forth in the Dutch Bankruptcy Act ("Faillissementswet"), the continued validity of the Royal Ahold guarantees would not be affected. Royal Ahold's obligations under the Royal Ahold guarantees are not secured obligations. In the event of the bankruptcy of Royal Ahold in The Netherlands, the rights of the creditors under the Royal Ahold guarantees would rank pari passu with the rights of other unsecured creditors. Under the laws of The Netherlands, creditors would be paid in part or in full only if the proceeds of Royal Ahold's bankruptcy estate showed a positive balance after all the creditors with privileged or preferential claims had been paid. The amount of the positive balance would then be divided among the creditors with the same seniority to the extent of their respective claims.

   During the bankruptcy of Royal Ahold, a Dutch court may grant Royal Ahold a cool-down period of a maximum of two months. During a cool-down period, no creditor may take recourse against Royal Ahold's bankruptcy estate without the authorization of the court.

   Under the bankruptcy laws of The Netherlands, Royal Ahold may be declared by a Dutch court to be in a situation of suspension of payments ("surseance van betaling"). A petition for such declaration may be filed by Royal Ahold itself, if it finds itself in a situation of temporary financial difficulties. This declaration, if granted, would have the effect that during a period to be determined by the court, Royal Ahold would not have to pay any claims against it, with the exception of privileged or preferential claims secured by a mortgage or pledge of assets. For the duration of the suspension of payments of Royal Ahold, Royal Ahold would not be authorized to bind itself without the consent of the administrator(s) ("bewindvoerder(s)") appointed by the court. During a suspension of payments, similar rules with respect to a cool-down period apply to those applicable in bankruptcy.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The information set out below is only a summary of the principal U.S. federal income tax consequences of the acquisition, ownership and retirement of pass through certificates by a holder of pass through certificates. This summary only applies to pass through certificates held as capital assets and does not address aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations or dealers or traders in securities or currencies, or to holders that will hold a pass through certificate as part of a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes or that have a "functional currency" other than the dollar. Moreover, this summary does not address the U.S. federal estate and gift or alternative minimum tax consequences of the acquisition, ownership or retirement of pass through certificates. You should consult your tax advisor as to the tax consequences of acquiring, holding and disposing of pass through certificates in light of your particular circumstances, including in particular, the effect of any foreign, U.S. federal, state or local tax laws.

   This summary is based on the Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect on the date of this offering memorandum. All of the foregoing are subject to changes or differing interpretations that could apply on a retroactive basis and affect the tax consequences described in this summary. Neither any of the pass through trusts nor any holder of the pass through certificates is indemnified for any U.S. federal income taxes that may be imposed upon it, and the imposition of any such taxes on any of the pass through trusts could result in a reduction in the amounts available for distribution to the holders of the pass through certificates.

   For purposes of this summary, a U.S. holder is a beneficial owner of a pass through certificate who for U.S. federal income tax purposes is:

   .   a citizen or resident of the United States;

   . a corporation or partnership organized in or under the laws of the United States or any State, including the District of Columbia;

   . an estate if its income is subject to U.S. federal income taxation regardless of its source; or

   . a trust if such trust validly has elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a U.S. court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

   A non-U.S. holder is a beneficial owner of pass through certificates that is not a U.S. holder.

Tax Status of the Pass Through Trusts

   The pass through trusts should be classified as grantor trusts for U.S. federal income tax purposes. Each holder of a pass through certificate should be treated as the owner of a pro rata undivided interest in the secured notes and any other property held in the related pass through trust. Alternatively, the pass through trusts could be treated as mere security arrangements and the pass through certificates could be treated as interests in the secured notes. If, however, the latter characterization were to occur, the consequences would not materially adversely affect the holders of the pass through certificates. The discussion below assumes that the pass through certificates will be treated consistent with their form, as ownership interests in a grantor trust.

   Each holder of a pass through certificate will be required to include in its gross income its pro rata share of the interest income, including original issue discount, paid or accrued with respect to the secured notes whether or not cash is actually distributed to such holder.

   A purchaser of a pass through certificate should be treated as purchasing an interest in the property held in the related pass through trust at a price determined by allocating the purchase price paid for the pass through certificate among such items of property in proportion to their fair market values at the time of purchase of the pass through certificate.

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Exchange Offer

   The exchange of outstanding pass through certificates for new pass through certificates pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. A holder will not recognize gain or loss upon the receipt of new pass through certificates pursuant to the exchange offer and will be required to continue to include interest, including any original issue discount, on the new pass through certificates in gross income for U.S. federal income tax purposes in the manner and to the extent described below. A holder's holding period for new pass through certificates will include the holding period for the outstanding pass through certificates exchanged pursuant to the exchange offer and such holder's adjusted basis in the new pass through certificates will be the same as such holder's adjusted basis in the outstanding pass through certificates so exchanged.

Taxation of U.S. Holders

Original Issue Discount

   The secured notes were issued with original issue discount. U.S. holders will be required to include their pro rata share of the original issue discount on the secured notes in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. The amount of original issue discount includible in income for a taxable year by a U.S. holder will, generally, equal such U.S. holder's pro rata interest in the sum of the "daily portions" of the total original issue discount on the secured note for each day during the taxable year in which such holder held a pro rata interest in the secured note. Generally, the daily portion of original issue discount on a secured note is determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount on the secured note allocable to such accrual period. For this purpose, the term "accrual period" means an interval of time of one year or less provided that each scheduled payment of principal or interest either occurs on the final day of an accrual period or the first day of an accrual period. The amount of original issue discount on a secured note allocable to an accrual period will be the excess of (1) the product of the "adjusted issue price" of the secured note at the beginning of such accrual period and its "yield to maturity," adjusted to reflect the length of the accrual period, over (2) the amount of any stated interest on the secured note allocable to the accrual period. The "adjusted issue price" of a secured note at the beginning of an accrual period will equal the issue price of the secured note plus the amount of original issue discount previously includible in the gross income of any U.S. holder, less any payments made on such secured note, other than payments of stated interest, on or before the first day of the accrual period. The "yield to maturity" of a secured note will be computed on the basis of a constant annual interest rate compounded at the end of each accrual period.

   A U.S. holder is permitted to elect to include its allocable amount of all interest on a secured note in income using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to an interest in a secured note with amortizable bond premium or market discount and U.S. holders considering such an election should consult their tax advisors. The election cannot be revoked without the approval of the Internal Revenue Service.

   It is possible that the Internal Revenue Service could assert that the special interest which will be paid if the exchange offer is not completed within the time periods set forth in the registration rights agreement or if certain other actions are not taken, as described under the caption "Registration Rights," is a "contingent payment" for U.S. federal income tax purposes. If so treated, the secured notes would be treated as contingent payment debt instruments and certain adverse U.S. federal income tax consequences could result. However, the U.S. Treasury Regulations issued by the Internal Revenue Service regarding debt instruments that provide for one or more contingent payments provide that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. Royal Ahold and Ahold Lease believe that the possibility of the payment of special interest is remote and, accordingly, does not intend to treat the pass through certificates as contingent payment debt instruments.

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Acquisition Premium

   A U.S. holder who acquires an interest in a secured note other than at original issuance for an amount that exceeds its share of the adjusted issue price of the secured note but is less than or equal to its share of the sum of all remaining amounts then payable under the secured note other than qualified stated interest will be considered to have paid an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. holder must include in income with respect to such secured note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

Bond Premium

   Generally, if a U.S. holder acquires an interest in a secured note for an amount that exceeds its share of the sum of all remaining amounts then payable under the secured note, other than qualified stated interest, the U.S. holder may elect to treat such excess as "amortizable bond premium."

   If such bond premium is amortized, the amount of stated interest on the secured note that must be included in the U.S. holder's income for each period ending on an interest payment date or at the maturity date, as the case may be, will (except as U.S. Treasury Regulations may otherwise provide) be reduced by the portion of bond premium allocable to such period based on the secured note's yield to maturity. If such an election to amortize bond premium is not made, a U.S. holder will receive a tax benefit from the premium only in computing such U.S. holder's gain or loss upon the sale or other taxable disposition of the secured note, or upon the full or partial payment of principal.

   An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includible in the U.S. holder's gross income and that are held at, or acquired after, the beginning of the U.S. holder's taxable year as to which the election is made. The election may be revoked only with the consent of the Internal Revenue Service. A U.S. holder who elects to amortize bond premium must reduce its adjusted basis in the secured note by the amount of such allowable amortization.

Market Discount

   If a U.S. holder acquires an interest in a secured note at a "market discount," some or all of any gain recognized by the U.S. holder upon a subsequent sale or other disposition of its interest in the secured note, or upon the full or partial payment of principal, may be treated as ordinary income, and not capital gain. Subject to a statutory de minimis exception, "market discount" is the excess, if any, of (1) the stated redemption price at maturity of a debt obligation (or in the case of a debt instrument issued with original issue discount, the "revised issue price") over (2) the taxpayer's adjusted tax basis in such debt obligation immediately after its acquisition. The "revised issue price" of a debt obligation generally equals the sum of its issue price and the total amount of original issue discount includible in the gross income of all holders for periods before the acquisition of the debt obligation by the current holder (without regard to any reduction in such income resulting from any prior purchase at an acquisition premium) and less any cash payments, other than qualified stated interest, already made in respect of such debt obligation.

   In the case of an interest in a secured note acquired by a U.S. holder at the secured note's original issue, such secured note will not be considered to have been purchased by such holder at a market discount if the purchase price paid for the interest in the secured note equals or exceeds the holder's share of the secured note's issue price.

   A U.S. holder of a secured note acquired at a market discount may elect to amortize the market discount into income, through the use of either the straight-line inclusion method or the elective constant yield method. The election will apply to all notes and other obligations acquired by the electing holder at a market discount during the taxable year for which the election is made, and all subsequent taxable years, unless the Internal Revenue

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Service consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the secured note in the hands of the holder will be increased by the market discount thereon as it is included in income.

   Unless a U.S. holder who acquires an interest in a secured note at a market discount elects to amortize the market discount into income, any gain recognized upon a subsequent disposition of such interest in the secured note, other than in connection with certain nonrecognition transactions, or upon the full or partial payment of principal, will be treated as ordinary income to the extent of the amount of the market discount that would otherwise have been amortized into income as of the disposition (utilizing the straight-line method). In addition, such U.S. holder may be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such pass through certificate in an amount not exceeding the deferred income, until such income is realized.

Fees and Expenses of the Pass Through Trustee

   Each U.S. holder of pass through certificates will be entitled to deduct, consistent with its method of accounting, its pro rata share of fees and expenses paid or incurred by the relevant pass through trust as provided in
Section 162 or 212 of the Internal Revenue Code. Certain fees and expenses, including fees paid to the pass through trustees, will be borne by parties other than the holders of the pass through certificates. It is possible that such fees and expenses will be treated as constructively received by the related pass through trust, in which case a U.S. holder will be required to include in income and will be entitled to deduct its pro rata share of such fees and expenses. If a U.S. holder of the pass through certificates is an individual, estate or trust, the deduction for such U.S. holder's share of such fees or expenses will be allowed only to the extent that all of such U.S. holder's miscellaneous itemized deductions, including such U.S. holder's share of such fees and expenses, exceed 2% of such U.S. holder's adjusted gross income. In addition, in the case of U.S. holders who are individuals, certain otherwise allowable itemized deductions will be subject generally to additional limitations on itemized deductions under applicable provisions of the Internal Revenue Code.

Sale, Exchange or Retirement

   Upon the sale, exchange or retirement of a pass through certificate, a U.S. holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement and the U.S. holder's adjusted tax basis in the property held in the relevant pass through trust. Subject to the discussions above regarding accrued but unpaid interest and market discount, any such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income to the extent such gain is attributable to property held by the related pass through trust for more than one year and will be further reduced if such property held by the related pass through trust is held for more than five years. Any gain or loss realized by a U.S. holder on the sale, exchange or retirement of a pass through certificate generally will be treated as U.S. source gain or loss, as the case may be.

Taxation of Non-U.S. Holders

   Subject to the discussion below under the heading "--U.S. Backup Withholding Tax and Information Reporting," payments of principal of, and interest on, any pass through certificate to a non-U.S. holder, other than (1) a controlled foreign corporation, as such term is defined in the Internal Revenue Code, which is related to Ahold Lease or Royal Ahold through stock ownership, (2) a person owning, actually or constructively, securities representing at least 10% of the total combined outstanding voting power of all classes of voting stock of Ahold Lease or Royal Ahold and (3) banks which acquire such pass through certificate in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, will not be subject to any U.S. withholding tax provided that the beneficial owner of the pass through certificate provides certification completed in compliance with applicable statutory and regulatory requirements, which requirements are discussed below under the heading "--U.S. Backup Withholding Tax and Information Reporting," or an exemption is otherwise established.

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   Subject to the discussion below under the heading "--U.S. Backup Withholding
Tax and Information Reporting," any gain realized by a non-U.S. holder upon the sale, exchange or retirement of a pass through certificate generally will not be subject to U.S. federal income tax, unless:

   . such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States; or

   . in the case of any gain realized by an individual non-U.S. holder, such holder is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement and certain other conditions are met.

U.S. Backup Withholding Tax and Information Reporting

   Backup withholding tax and information reporting requirements apply to certain payments of principal of, and interest on, an obligation and to proceeds of the sale or redemption of an obligation, to certain noncorporate holders of pass through certificates that are United States persons. Under current U.S. Treasury Regulations, payments of principal and interest on any pass through certificates to a holder that is not a United States person will not be subject to any backup withholding requirements if the beneficial owner of the pass through certificate or a financial institution holding the pass through certificate on behalf of the beneficial owner in the ordinary course of its trade or business provides an appropriate certification to the pass through trustee and the pass through trustee does not have actual knowledge that the certification is false. If a beneficial owner provides the certification, the certification must give the name and address of such owner, state that such owner is not a United States person, or, in the case of an individual, that such owner is neither a citizen nor a resident of the United States, and the owner must sign the certificate under penalties of perjury. If a financial institution, other than a financial institution that is a qualified intermediary, provides the certification, the certification must state that the financial institution has received from the beneficial owner the certification set forth in the preceding sentence, set forth the information contained in such certification, and include a copy of such certification, and an authorized representative of the financial institution must sign the certificate under penalties of perjury. A financial institution generally will not be required to furnish to the Internal Revenue Service the names of the beneficial owners of pass through certificates that are not United States persons and copies of such beneficial owners' certifications where the financial institution is a qualified intermediary that has entered into a withholding agreement with the Internal Revenue Service pursuant to applicable U.S. Treasury Regulations and that has assumed primary withholding responsibility. In the case of payments to a foreign partnership, foreign simple trust or foreign grantor trust, other than payments to a foreign partnership, foreign simple trust or foreign grantor trust that qualifies as a withholding foreign partnership or a withholding foreign trust within the meaning of applicable U.S. Treasury Regulations and payments to a foreign partnership, foreign simple trust or foreign grantor trust that are effectively connected with the conduct of a trade or business in the United States, the partners of the foreign partnership, the beneficiaries of the foreign simple trust or the persons treated as the owners of the foreign grantor trust, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from withholding and backup withholding tax requirements. Under recently enacted legislation, the backup withholding tax rate of 31% was reduced as of August 7, 2001 to 30.5%. This rate will be further reduced to 30% for years 2002 and 2003, 29% for years 2004 and 2005, and 28% for 2006 and thereafter.

   In addition, if the foreign office of a foreign "broker," as defined in applicable U.S. Treasury Regulations, pays the proceeds of the sale of a pass through certificate to the seller of the pass through certificate, backup withholding and information reporting requirements will not apply to such payment provided that such broker derives less than 50% of its gross income for certain specified periods from the conduct of a trade or business in the United States, is not a controlled foreign corporation for U.S. tax purposes, and is not a foreign partnership (1) one or more of the partners of which, at any time during its tax year, are U.S. persons (as defined in U.S. Treasury Regulations
Section 1.1441-1(c)(2)) who, in the aggregate hold more than 50% of the income or capital interest in the partnership or (2) which, at any time during its tax year, is engaged in the conduct of a trade or business in the United States. Moreover, the payment by a foreign office of other brokers of the proceeds of the

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sale of a pass through certificate, will not be subject to backup withholding, unless the payer has actual knowledge that the payee is a U.S. person. Principal and interest so paid by the U.S. office of a custodian, nominee or agent, or the payment by the U.S. office of a broker of the proceeds of a sale of a pass through certificate, is subject to backup withholding requirements unless the beneficial owner provides the nominee, custodian, agent or broker with an appropriate certification as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

   The above summary is not intended to constitute a complete analysis of all tax consequences relating to the ownership of pass through certificates. You should consult your tax advisor concerning the tax consequences of your particular situation.

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                         CERTAIN ERISA CONSIDERATIONS

General

   The Employee Retirement Income Security Act of 1974, as amended, or ERISA, imposes requirements (1) on employee benefit plans subject to ERISA, including entities, such as bank collective investment funds and insurance company general and pooled separate accounts, whose underlying assets include the assets of those plans, collectively referred to in this prospectus as ERISA Plans, and (2) on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA Plan's investments be made in accordance with the documents governing the plan.

   Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit a broad range of transactions involving (1) the assets of an ERISA Plan, (2) plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts or Keogh plans, which, along with ERISA Plans, are referred to in this prospectus as Plans, and (3) persons who have specified relationships to Plans, who are referred to in this prospectus as parties in interest under ERISA or disqualified persons under the Internal Revenue Code. No transaction will be considered a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code if a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person with respect to a Plan includes, among other persons, (1) an employer whose employees are covered by that Plan, (2) entities providing services to that Plan, and (3) specified affiliates of such an employer or service provider. A party in interest or disqualified person who engages in a prohibited transaction involving a Plan may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code.

   Any Plan fiduciary should confirm that its purchase and holding of new pass through certificates will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or the Internal Revenue Code.

Plan Asset Issues

   Under a United States Department of Labor regulation referred to in this prospectus as the plan assets regulation, if a Plan invests in an equity interest of an entity, and none of the exceptions contained in the plan assets regulation apply, then the Plan's assets are deemed to include (1) the equity interest and (2) an undivided interest in each of the entity's underlying assets.

   The application of any exceptions to the plan assets regulation in the case of the pass through trusts cannot be predicted in advance due to the factual nature of the conditions to be met. If no exception under the plan assets regulation were to apply, the corresponding pass through trust would be deemed to hold assets of a Plan that invests in new pass through certificates. In that case:

   . transactions involving the assets and operations of the corresponding pass through trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Internal Revenue Code with respect to that Plan;

   . in providing services relating to the assets of the pass through trusts, the pass through trustees and other persons, including Royal Ahold and Ahold Lease by virtue of their powers to appoint, remove and replace the pass through trustees, may be considered fiduciaries of the Plan and subject to the fiduciary responsibility provisions of ERISA, or may become parties in interest of the Plan; and

   . the fiduciary making the investment in the new pass through certificates on the Plan's behalf may be deemed to have improperly delegated its responsibility to manage the Plan's assets to those persons having authority and control over the assets of the corresponding pass through trust.

   The duties of the pass through trustees under the pass through trusts, however, are essentially custodial and ministerial in nature. It is not expected that the pass through trustees will be required to exercise discretion in the discharge of their responsibilities under the pass through trusts other than in limited circumstances, such as upon the occurrence of an event of default. By purchasing the new pass through certificates, the fiduciary of each

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investing Plan will be deemed to have appointed, or approved the appointment of, the pass through trustee of the corresponding pass through trust and to have directed, or approved, that pass through trustee's investment of that pass through trust in the secured notes.

Prohibited Transaction Rules

   Whether or not the assets of a pass through trust are deemed to be Plan assets under the plan assets regulation referred to above, the fiduciary of a Plan that proposes to purchase and hold any new pass through certificates should consider, among other things, whether the purchase and holding may involve:

   . the direct or indirect extension of credit to a party in interest or a disqualified person;

   . the sale or exchange of property between a Plan and a party in interest or a disqualified person; or

   . the transfer to, use by or use for the benefit of, a party in interest or a disqualified person, of Plan assets.

   Royal Ahold, Ahold Lease, the pass through trustees, the indenture trustee, the equity participants, or their respective affiliates, may be considered to be, or may become, a party in interest or disqualified person with respect to a Plan considering the purchase of new pass through certificates. The purchase and holding of the new pass through certificates or of any interest in the new pass through certificates by or on behalf of a Plan could result in prohibited transactions. This, in turn, could lead to the imposition of excise taxes and civil penalties under ERISA or the Internal Revenue Code. However, the purchase and holding of the new pass through certificates or any interest in the new pass through certificates will not result in prohibited transactions if a statutory or administrative prohibited transaction exemption applies and the conditions for such an exemption are satisfied.

Prohibited Transaction Exemptions

   The Department of Labor has issued prohibited transaction class exemptions that may provide exemptive relief for certain direct or indirect prohibited transactions resulting from the purchase or holding of the new pass through certificates by or using the assets of a Plan. If the conditions contained in the applicable prohibited transaction class exemption, which may include the identity of the Plan fiduciary making the decision to purchase or hold new pass through certificates on behalf of the Plan, are satisfied, the following class exemptions could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code for transactions involving the Plan's investment in the new pass through certificates:

   . prohibited transaction class exemption 90-1, which relates to investments by insurance company pooled separate accounts;

   . prohibited transaction class exemption 91-38, which relates to investments by bank collective investment funds;

   . prohibited transaction class exemption 95-60, which relates to investments by an insurance company general account;

   . prohibited transaction class exemption 84-14, which relates to transactions effected on behalf of a Plan by a "qualified professional asset manager"; or

   . prohibited transaction class exemption 96-23, which relates to transactions effected on behalf of a Plan by an "in-house asset manager."

Responsibilities of Employee Benefit Plan Investors

   Each Plan fiduciary, prior to making an investment in the new pass through certificates, should:

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   .   consult with its counsel concerning the impact of ERISA and the Internal
       Revenue Code and the potential consequences of an investment in the new pass through certificates. The Plan fiduciary and its counsel should take into account the specific circumstances of the investment, including whether any prohibited transactions under ERISA and the Internal Revenue Code may result from that investment; and

   . determine on its own whether all of the conditions of an applicable prohibited transaction exemption have been satisfied, and that its purchase and holding of the new pass through certificates will be entitled to full exemptive relief under that prohibited transaction exemption.

   The fiduciary of an employee benefit plan, such as a governmental plan, that is not subject to ERISA or Section 4975 of the Internal Revenue Code must make its own determination as to the need for and the availability of any exemptive relief under applicable law.

   Because of ERISA's prohibitions and those of Section 4975 of the Internal Revenue Code discussed above, the new pass through certificates, or any interest in the new pass through certificates, may not be purchased or held by any Plan or any person investing assets of any Plan unless that purchase and holding is covered by exemptive relief under one or more statutory or administrative exemptions from the prohibited transaction rules.

   Accordingly, (1) each person purchasing new pass through certificates or acquiring an interest in the new pass through certificates will be required to represent and agree, or will be deemed by the purchase or acquisition to have represented and agreed, and (2) each transferee who acquires or accepts a new pass through certificate or an interest in a new pass through certificate will be required to represent and agree, or will be deemed by the acquisition or acceptance to have represented and agreed, that either:

   . it is not a Plan and it is not acquiring or holding the new pass through certificates or any interest in the new pass through certificates on behalf of, or with the assets of, a Plan, or

   . its purchase, holding and disposition of the new pass through certificates or of any interest in the new pass through certificates is exempt from the prohibited transaction restrictions of ERISA and Section 4975 of the Internal Revenue Code by reason of the application of one or more statutory prohibited transaction exemptions or administrative prohibited transaction exemptions issued by the Department of Labor, including the exemptions described above.

See "Notice to Investors."

   A Plan fiduciary, prior to making an investment in the new pass through certificates, should take into account, among other considerations:

   .   whether it has the authority to make the investment;

   . the composition of the Plan's portfolio with respect to diversification by type of asset;

   .   the Plan's funding objectives;

   .   the tax effects of the investment; and

   . whether, under ERISA's general fiduciary standards of investment prudence and diversification, an investment in the new pass through certificates is appropriate for the Plan, taking into account the Plan's particular circumstances and all of the facts and circumstances of the investment, including such matters as the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

   The sale of new pass through certificates to a Plan is in no respect a representation or warranty by the initial purchasers, the pass through trustees, the indenture trustee or Royal Ahold or Ahold Lease that:

   . an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan;

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   .   the exemptions or any other prohibited transaction exemption would apply to such an investment by Plans in general or any particular Plan; or

   .   such an investment is appropriate for Plans generally or any particular
       Plan.

Special Considerations Applicable to Insurance Company General Accounts

   Any insurance company proposing to invest assets of its general account in the new pass through certificates should consider (1) the implications of the United States Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), which in certain circumstances treats the general account assets as assets of a Plan that owns a policy or other contract with the insurance company, as well as (2) the effect of Section 401(c) of ERISA as interpreted by regulations issued by the Department of Labor in January 2000 and the extent to which exemptive relief under Prohibited Transaction Class Exemption 95-60 will apply to the investment.

   Any Plan, or employee benefit plan not subject to ERISA, proposing to invest in the new pass through certificates should consult with its legal counsel regarding the consequences of the investment under ERISA and the Internal Revenue Code or other applicable laws, including confirmation that such investment will not result in a prohibited transaction and will satisfy the other requirements of ERISA and the Internal Revenue Code or other applicable law, prior to its purchase of new pass through certificates.

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                       ENVIRONMENTAL LAW CONSIDERATIONS

   The portfolio of interests in the 46 commercial properties includes supermarkets and other retail stores, office buildings, warehouses and distribution centers located in the United States. All the properties were subject to environmental site assessments by third-party environmental consultants in connection with the leveraged lease transactions. The assessments were intended to evaluate the potential for recognized environmental conditions associated with the properties. The assessments included at a minimum a visual observation of each property and a review of publicly available information concerning conditions at and in the vicinity of each property. The assessments disclosed the matters described below, but no assurance can be given that the environmental assessments have identified all the environmental conditions affecting the properties. Neither Ahold Lease nor Royal Ahold is aware of any environmental condition associated with the properties, including the conditions identified by the environmental consultants, that would have a material adverse effect on the financial condition of Royal Ahold and its consolidated subsidiaries, taken as a whole.

   Most of the properties have been in commercial use for many years. Identified past uses of some of the properties include industrial and manufacturing uses, including use for foundry, plating and similar operations, dry cleaners, wire manufacturing operations, tanneries and gas stations. These and other past uses included the use of hazardous substances and may have caused soil and groundwater contamination. Approximately six of the distribution centers presently include truck refueling or vehicle maintenance operations, or both. One supermarket property presently includes a commercial gas station. These and other properties also currently use or formerly used underground storage tanks to store petroleum products, which in the past may have released, or in the future may release, petroleum products into the soil or groundwater. Some of the properties were purchased with known or subsequently discovered contamination or conditions that could give rise to contamination. These conditions have been, or are in the process of being, remediated to applicable environmental standards, or are being investigated. At a few of the properties, the state risk-based cleanup standards, to which the property has been or is being remediated, allow some levels of contamination to remain. Land use controls, restricting the current and future use of the property to commercial or industrial purposes, apply to the properties in Beverly, MA and Peabody, MA, which properties have levels of contamination remaining that are acceptable for such restricted uses. Similar land use restrictions will be required for the properties in Seymour, CT and Attleboro, MA. Some of the properties are adjacent to or in the vicinity of properties with industrial or manufacturing operations or known contamination.

   Known environmental conditions, any newly-discovered conditions, or changes to applicable environmental standards could result in additional, unanticipated expenses or liabilities or adversely affect the market value or future use of the property.

   Under the laws of most states and under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, a secured lender, such as the indenture trustee for the benefit of the holders of the secured notes, may be liable as an "owner or operator" for costs of addressing hazardous substances on a property if the lender or its agents have participated in the management of the day-to-day operations or of the decisions related to environmental matters of the borrower. CERCLA does include a so-called secured creditor exemption, which excludes from CERCLA's definition of "owner or operator," a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect its security interest in the facility. The exemption, however, is limited. If the related indenture trustee's activities begin to encroach on the actual management of such facility, and especially environmental operations, the related indenture trustee may lose the benefit of the exemption and may face potential liability as an "owner or operator" under CERCLA. Therefore, in order to avoid liability under CERCLA, the related indenture trustee will need to observe certain limitations upon its involvement in the operation and management of the properties. Even if the related indenture trustee does observe these limitations, CERCLA's secured-creditor exemption does not necessarily affect the potential for liability in actions under the laws of all states in which the properties are located or other federal laws which may impose liability on "owners or operators."

   Under the participation agreement, Ahold Lease is obligated to indemnify each lessor, each equity participant, each indenture trustee, the pass through trustees and the remainderman as well as officers, directors,

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employees and agents of these parties, from any liability arising from the presence of hazardous materials that existed prior to the leases or from any use of the properties arising during the term of the leases unless caused by the gross negligence or willful misconduct of the party seeking indemnification. Royal Ahold will guarantee the payment and performance of all obligations of Ahold Lease under the participation agreement, the leases and other related documents pursuant to the guarantees Royal Ahold delivers in connection with the leveraged lease transactions.

                                    RATINGS

   The outstanding pass through certificates have, and the new pass through certificates are expected to receive, a rating of "Baa1" by Moody's Investors Service, Inc. and "BBB+" by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

   The ratings assigned by the rating agencies address the likelihood of the timely receipt by holders of the pass through certificates of interest and the ultimate repayment of principal by their scheduled final distribution dates set forth on the cover page. The ratings take into consideration the structural and legal aspects of the pass through certificates and the characteristics of the leases and other documents related to the leveraged lease transactions. The ratings do not represent any assessment of the likelihood or rate of principal redemptions, nor do the ratings address the possibility that holders of the pass through certificates might suffer a lower than anticipated yield. The ratings reflect only the views of the rating agencies.

   The ratings on the pass through certificates are related to the credit ratings of Royal Ahold's senior unsecured debt because Royal Ahold guarantees the payment and performance of the obligations of Ahold Lease under the leases and the related operative agreements that Ahold Lease entered into in connection with the leveraged lease transactions. Consequently, a change in, qualification or withdrawal of the credit ratings given to Royal Ahold's senior unsecured debt could result in a change in, qualification or withdrawal of the ratings of the pass through certificates. Royal Ahold's senior unsecured debt currently has a credit rating of BBB+ from S&P and a credit rating of Baa1 from Moody's.

   The ratings of the pass through certificates should be evaluated independently from similar ratings on other types of securities. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, review, suspension, qualification or withdrawal at any time by the assigning rating agency. A revision, review, suspension, qualification or withdrawal of a rating may have an adverse effect on the market price of the pass through certificates but will not constitute an event of default on the secured notes underlying the pass through certificates.

                                 LEGAL MATTERS

   The validity of the new pass through certificates and certain federal income tax consequences related to the new pass through certificates will be passed upon for Royal Ahold and Ahold Lease by White & Case LLP, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Royal Ahold incorporated in this prospectus by reference from Royal Ahold's annual report on Form 20-F for the year ended December 31, 2000, have been audited by Deloitte & Touche, Accountants, independent auditors, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of Ahold Lease as of December 31, 2000 and for the period from August 1, 2000 (the date of inception) to December 31, 2000 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             PLAN OF DISTRIBUTION

   Each broker-dealer that receives new pass through certificates for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new pass through certificates. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new pass through certificates received in exchange for outstanding pass through certificates where the outstanding pass through certificates were acquired as a result of market-making activities or other trading activities. Royal Ahold and Ahold Lease have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

   Royal Ahold and Ahold Lease will not receive any proceeds from any sale of new pass through certificates by broker-dealers. New pass through certificates received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new pass through certificates or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any new pass through certificates. Any broker-dealer that resells new pass through certificates that it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those new pass through certificates may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new pass through certificates and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the expiration date, Royal Ahold and Ahold Lease will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents from the exchange agent by checking the applicable box in the letter of transmittal. Royal Ahold and Ahold Lease have agreed to pay all of their own expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding pass through certificates, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                              NOTICE TO INVESTORS

   Because of the following restrictions, each prospective investor in the new pass through certificates is advised to consult legal counsel prior to making an offer, resale, pledge or other transfer of the new pass through certificates that may be offered by this prospectus.

   As a purchaser or transferee of the new pass through certificates offered by this prospectus, you will be deemed to have represented and agreed for the benefit of the lessors, the indenture trustees, the pass through trustees, Royal Ahold and Ahold Lease that either (1) you are neither an employee benefit plan, within the meaning of Section 3(3) of ERISA, which is subject to Title I of ERISA, nor any plan, within the meaning of Section 4975(e)(1) of the Internal Revenue Code, which is subject to Section 4975 of the Internal Revenue Code, nor any entity whose underlying assets include "plan assets" by reason of any such employee benefit plan's or plan's investment in the entity (each of the foregoing a "Plan") and you are not acquiring or holding such new pass through certificates or any interest in such new pass through certificates on behalf of, or with the assets of, a Plan or (2) your purchase, holding and disposition of such new pass through certificates or interest in such new pass through certificates is exempt from the prohibited transaction restrictions of ERISA and the Internal Revenue Code pursuant to one or more applicable statutory or administrative prohibited transaction exemptions.

                 INDEX TO FINANCIAL STATEMENTS OF AHOLD LEASE

                                                                                                     Page
                                                                                                     ----
Independent Auditors' Report........................................................................ F-2
Statement of Operations for the Half Year Ended July 14, 2001 (unaudited)........................... F-3
Balance Sheets as of July 14, 2001 (unaudited) and December 31, 2000................................ F-4
Statements of Shareholder's Deficit for the Half Year Ended July 14, 2001 (unaudited) and the Period from August 1, 2000 (date of inception) to December 31, 2000...................................... F-5
Statements of Cash Flows for the Half Year Ended July 14, 2001 (unaudited) and the Period from
  August 1, 2000 (date of inception) to December 31, 2000........................................... F-6
Notes to Financial Statements....................................................................... F-7

                         INDEPENDENT AUDITORS' REPORT

Ahold Lease U.S.A., Inc.

We have audited the accompanying balance sheet of Ahold Lease U.S.A., Inc. (the "Company") as of December 31, 2000, and the related statements of cash flows and shareholder's deficit for the period from August 1, 2000 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2000, and the results of its cash flows for the period from August 1, 2000 (date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
McLean, Virginia
August 8, 2001

                           AHOLD LEASE U.S.A., INC.

                            STATEMENT OF OPERATIONS

                     For the Half Year Ended July 14, 2001

                                                     For the Half Year
                                                      Ended July 14,
                                                           2001
                                                     -----------------
                                                        (Unaudited)
          REVENUE:
             Rental Income..........................   $ 23,554,455
                                                       ------------
          OPERATING EXPENSES:
             Rental Expense.........................    (23,554,455)
             Amortization of deferred Closing Costs.        (78,071)
             Other..................................           (100)
                                                       ------------
                 Total Operating Expenses...........    (23,632,626)
                                                       ------------
          LOSS BEFORE INCOME TAX BENEFIT............        (78,171)
          INCOME TAX BENEFIT........................         31,268
                                                       ------------
          NET LOSS..................................   $    (46,903)
                                                       ============



                      See notes to financial statements.

                           AHOLD LEASE U.S.A., INC.

           BALANCE SHEETS AS OF JULY 14, 2001 AND DECEMBER 31, 2000

                                                                 July 14,    December 31,
                                                                   2001          2000
                                                                -----------  ------------
                                                                (Unaudited)
ASSETS
CURRENT ASSETS:
Cash........................................................... $         1   $        1
Miscellaneous receivable.......................................     218,198           --
                                                                -----------   ----------
   Total Current Assets........................................     218,199            1
                                                                -----------   ----------
OTHER ASSETS:
Deferred transaction closing costs-net.........................   4,565,355    6,174,335
Deferred rent receivable.......................................  16,702,454           --
                                                                -----------   ----------
   Total Other Assets..........................................  21,267,809    6,174,335
                                                                -----------   ----------
   Total Assets................................................ $21,486,008   $6,174,336
                                                                ===========   ==========

LIABILITIES AND SHAREHOLDER'S DEFICIT
CURRENT LIABILITIES:
Due to Ahold U.S.A. Support Services, Inc...................... $ 4,816,970   $6,174,335
Due to Ahold Real Properties LLC...............................       2,328           --
Accrued Expenses...............................................      11,158           --
                                                                -----------   ----------
   Total Current Liabilities...................................   4,830,456    6,174,335
                                                                -----------   ----------
DEFERRED RENT LIABILITY........................................  16,702,454           --
                                                                -----------   ----------
COMMITMENTS
SHAREHOLDER'S DEFICIT:
Capital Stock, 100 shares authorized and issued, par value $.01           1            1
Accumulated deficit............................................     (46,903)          --
                                                                -----------   ----------
   Total Shareholder's deficit.................................     (46,902)           1
                                                                -----------   ----------
   Total Liabilities and Shareholder's Deficit................. $21,486,008   $6,174,336
                                                                ===========   ==========


                      See notes to financial statements.

                           AHOLD LEASE U.S.A., INC.

                      STATEMENTS OF SHAREHOLDER'S DEFICIT

           For the Half Year Ended July 14, 2001 and for the Period From August 1, 2000 (Date of Inception) to December 31, 2000

                                   Capital Accumulated
                                    Stock    Deficit    Total
                                   ------- ----------- --------
Initial Capitalization............   $ 1    $     --   $      1
Net Loss..........................    --          --         --
                                     ---    --------   --------
BALANCE--December 31, 2000........     1          --          1
Net Loss (unaudited)..............    --     (46,903)   (46,903)
                                     ---    --------   --------
BALANCE--July 14, 2001 (unaudited)   $ 1    $(46,903)  $(46,902)
                                     ===    ========   ========




                      See notes to financial statements.

                           AHOLD LEASE U.S.A., INC.

                           STATEMENTS OF CASH FLOWS

           For the Half Year Ended July 14, 2001, and for the Period From August 1, 2000 (Date of Inception) to December 31, 2000

                                                                                        For the Period from
                                                                                          August 1, 2000
                                                                      For the Half Year (date of inception)
                                                                       Ended July 14,     to December 31,
                                                                            2001               2000
                                                                      ----------------- -------------------
                                                                         (Unaudited)
OPERATING ACTIVITIES:
Net Loss.............................................................   $    (46,903)       $        --
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
   Amortization of closing costs.....................................         78,071                 --
Changes in operating assets and liabilities:
   Increase in miscellaneous receivables.............................       (218,198)                --
   Decrease (increase) in deferred transaction closing costs.........      1,530,909         (6,174,335)
   Increase in deferred rent receivable..............................    (16,702,454)                --
   Increase in deferred rent liability...............................     16,702,454                 --
   Increase in accrued liabilities...................................         11,158                 --
                                                                        ------------        -----------
   Net cash provided by (used in) operating activities...............      1,355,037         (6,174,335)
                                                                        ------------        -----------

FINANCING ACTIVITIES:
   Increase (decrease) in due to Ahold U.S.A. Support Services, Inc..     (1,357,365)         6,174,335
   Increase in due to Ahold Real Properties LLC......................          2,328                 --
   Shareholder's initial capitalization..............................             --                  1
                                                                        ------------        -----------
   Net cash (used in) provided by financing activities...............     (1,355,037)         6,174,336
                                                                        ------------        -----------

NET INCREASE IN CASH.................................................             --                  1
Cash balance, beginning of period....................................              1                 --
                                                                        ------------        -----------
Cash balance, end of period..........................................   $          1        $         1
                                                                        ============        ===========


                      See notes to financial statements.

                           AHOLD LEASE U.S.A., INC.

                         NOTES TO FINANCIAL STATEMENTS

Note 1: Organization and Business

   Ahold Lease U.S.A., Inc. (the Company) is a wholly-owned subsidiary of Ahold Real Properties LLC, which is a wholly-owned subsidiary of Ahold U.S.A., Inc.
(USA) and ultimately Royal Ahold. USA through other wholly-owned subsidiaries (the US Operating Companies) operates retail food stores and operates as a food service distributor in the United States. The Company was formed in August 2000; its sole business activity is to lease property from third parties and sublease such properties to the US Operating Companies. The Company's operating activities were nominal through December 2000.

   In February 2001, the US Operating Companies sold their interests in 46 retail food stores, office buildings and distribution facilities to unaffiliated companies for approximately $638 million. The Company then leased these properties from these unaffiliated entities and in-turn subleased the properties to the US Operating Companies. Royal Ahold guaranteed the Company's obligations under such third-party leases.

Note 2: Summary of Significant Accounting Policies

   Fiscal Year. The Company's fiscal year is a 52 or 53 week period ending on the Sunday nearest December 31. For interim reporting purposes, the Company divides its 52 week period such that the first quarter contains 16 weeks and each of the remaining three quarters contain 12 weeks.

   Cash. The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

   Income Taxes. The Company is included in the consolidated income tax returns of USA. The Company records an income tax provision or benefit for federal and state income taxes for financial reporting purposes based upon a stipulated rate provided by USA. Accordingly, deferred tax assets and liabilities are recorded by USA. The payable or receivable related to income taxes has been included in the due to affiliates balance.

   Use of Estimates. Management has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in order to prepare these financial statements in conformity with generally accepted accounting principles used in the United States of America. Actual results could differ from these estimates.

   Rental Revenue and Rental Expense Recognition. Rental income and rental expense is recorded on a straight-line basis over the terms of the leases, although the lease terms require uneven rental payments over the term.

   Deferred Transaction Closing Costs. Costs associated with entering into lease and sublease agreements are deferred and are being amortized over the lease terms using the straight-line method. At July 14, 2001, the related accumulated amortization was $78,071 (unaudited). Subsequent to December 31, 2000, the Company received funds from the unaffiliated companies as a reimbursement for certain transaction closing costs which were deferred at December 31, 2000.

Note 3: Transactions with Affiliates

   The Company participates in a centralized cash management program with certain US Operating Companies and USA under which substantially all operating cash receipts and expenditures are collected and disbursed by USA. Due to affiliates included on the accompanying balance sheets represent the balance of these net cash flows at the respective dates.

                           AHOLD LEASE U.S.A., INC.

   USA provides administrative and management support for the Company, the costs of which are considered to be insignificant to the Company.

Note 4: Leases

   The Company leased in 2001 certain retail food stores, office buildings and distribution facilities (see Note 1). Such leases are for initial terms of 25 years and require fixed semi-annual payments; the leases also contain renewal and right of first refusal options and require the adherence to certain covenants and conditions. Rental expense is recognized on the straight-line basis, although rental payments vary over the lease terms. The Company has subleased all of these retail food stores, office buildings and distribution facilities to the US Operating Companies under subleases, which contain terms similar to the Company's underlying leases.

   The approximate future minimum lease payments and sublease rental receipts under such operating leases and subleases are as follows (in thousands):

                                         Operating   Sublease
                                          Leases     Receipts
                                         ---------- -----------
                Fiscal Year
                2001.................... $    6,852  $   (6,852)
                2002....................     46,141     (46,141)
                2003....................     63,163     (63,163)
                2004....................     44,809     (44,809)
                2005....................     49,006     (49,006)
                Thereafter.............. $1,207,703 ($1,207,703)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               OFFER TO EXCHANGE

 All Outstanding Unregistered 7.82% Pass Through Certificates, Series 2001-A-1

                                      for

          Registered 7.82% Pass Through Certificates, Series 2001-A-1

                                      of

                Ahold Lease Series 2001-A-1 Pass Through Trust

                                      and

 All Outstanding Unregistered 8.62% Pass Through Certificates, Series 2001-A-2

                                      for

          Registered 8.62% Pass Through Certificates, Series 2001-A-2

                                      of

                Ahold Lease Series 2001-A-2 Pass Through Trust

                          Payable from rents paid by

                           Ahold Lease U.S.A., Inc.,

                                 guaranteed by

                     Koninklijke Ahold N.V. (Royal Ahold)

                               -----------------

                                  PROSPECTUS

                                AUGUST 22, 2001

                               -----------------


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